Exhibit 99.1

pSivida Limited

ABN 78 009 232 026

Financial Report

for the financial year ended

30 June 2007

CORPORATE DIRECTORY

DIRECTORS	Dr Paul Ashton Dr David Mazzo Mr Michael Rogers Dr Katherine Woodthorpe

COMPANY SECRETARIES	Mr Aaron Finlay Ms Lori Freedman

REGISTERED OFFICE	C/O Blake Dawson Waldron Level 37 101 Collins Street Melbourne Victoria 3000 Australia Telephone: +61 3 9679 3000 Facsimile: +61 3 9679 3111 Email: psivida@psivida.com Website: www.psivida.com

AUDITORS	Deloitte Touche Tohmatsu Level 14, Woodside Plaza 240 St George’s Terrace Perth WA 6000 Australia Telephone: +61 8 9365 7000 Facsimile: +61 8 9365 7001

LEGAL ADVISORS	Blake Dawson Waldron Level 32, Exchange Plaza 2 The Esplanade Perth WA 6000

LEGAL ADVISORS (USA)	Ropes & Gray LLP One International Place Boston, MA 02110-2624

SHARE REGISTRY	Computershare Registry Services Pty Ltd Level 2, Reserve Bank Building 45 St George’s Terrace Perth WA 6000 Telephone: +61 8 9323 2000 Facsimile: +61 8 9323 2033

SHARE REGISTRY (USA)	Citibank, NA 388 Greenwich Street 14th Floor New York, NY 10013 Telephone: 212 816 6853 Facsimile: 212 816 6865

BANKERS	HSBC Australia Limited 188 St George’s Terrace Perth WA 6000

ASX CODE	PSD

NASDAQ CODE	PSDV

XETRA CODE	PSI

ABN	78 009 232 026

DIRECTORS’ REPORT FOR THE YEAR ENDED 30 JUNE 2007

The directors of pSivida Limited submit herewith the annual financial report of pSivida Limited and its subsidiaries (collectively the “Company”, the “Group”, “we” or “us”) for the financial year ended 30 June 2007.

DIRECTORS

The names and biographical information of the directors of the Company in office during the financial year and until the date of this report, unless otherwise stated, are set out below.

Dr Paul Ashton, BSc, PhD

Managing Director (since 24 January 2007, director prior thereto)

Dr Ashton was the President, Chief Executive Officer (CEO), and a director of Control Delivery Systems (CDS) prior to its acquisition by the Company on 30 December 2005. Dr Ashton was a co-founder of CDS, which was formed in 1991. He served as a member of the board of directors of CDS from its inception and as CEO from 1996 until its acquisition by the Company. Before co-founding CDS, Dr Ashton was a visiting professor of ophthalmology at the University of Kentucky prior which he worked at Hoffman-LaRoche. He also served on the faculty of Tufts University for four years. Dr Ashton received a BSc in chemistry from Durham University, England, and a PhD in pharmaceutical science from the University of Wales.

Dr David Mazzo, BA (Hons), BSc (Hons), MSc, PhD

Non-Executive Chairman (since 24 January 2007, director prior thereto)

Dr Mazzo is President and CEO of Aeterna Zentaris, Inc. (AEZS), a late-stage, public (NASDAQ and TSX) global biopharmaceutical company headquartered in Quebec, Canada with operational offices and laboratories in New Jersey, USA and Frankfurt, Germany. From April 2003 until his appointment as President and CEO of AEZS in April 2007, Dr Mazzo was President and CEO of Chugai Pharma USA, part of the Roche group of companies and a subsidiary of Chugai Pharmaceutical Company Limited (Japan), a global research-based pharmaceutical company. Dr Mazzo holds a Bachelor of Arts with Honours (Interdisciplinary Humanities) and a Bachelor of Science with Honours in Chemistry from Villanova University, and a Master of Science in Chemistry and a PhD in Analytical Chemistry from the University of Massachusetts/Amherst. He complemented his American education as a Research Fellow at the Ecole Polytechnique Fédérale de Lausanne, Switzerland.

Dr Mazzo is also a director of NASDAQ-listed Avanir Pharmaceuticals (appointed 1 August 2005).

Mr Michael Rogers, BA, MBA

Non-Executive Director

Mr Rogers is Executive Vice President, Chief Financial Officer (CFO) and Treasurer of Indevus Pharmaceuticals Incorporated, a biopharmaceutical company based in Lexington, Massachusetts, USA. Mr Rogers received an MBA from the Darden School of Business, University of Virginia and a BA, Political Science from Union College, and has significant financing, acquisition, investment banking and partnering experience relating to pharmaceutical and biotechnology companies. Mr Rogers chairs the Audit Committee and is the designated “financial expert” on the Board.

Dr Katherine Woodthorpe, PhD, BSc (Hons 1st Class)

Non-Executive Director (since 3 August 2007)

Dr Woodthorpe is the Chief Executive of AVCAL, the Australian Private Equity and Venture Capital Association. In addition, Dr Woodthorpe is Chair of the Antartic Climate and Ecosystems Cooperative Research Centre, Director of Insearch Ltd and Council Member, University of Technology Sydney. Prior to AVCAL, she worked as a professional Non-Executive Director and management adviser where her areas of expertise included developing strategies for rapid growth and commercialization of technology products and services.

DIRECTORS’ REPORT FOR THE YEAR ENDED 30 JUNE 2007

Mr Stephen Lake, BA (Jt Hons), MBA, ACA

Former Non-Executive Director (resigned 3 August 2007)

Mr Lake is Investment Director, QinetiQ Limited. He has over 20 years of experience in the high technology sector as a senior executive in both large multi-national and early stage venture backed companies. He was a founding executive of Reuters venture capital arm Greenhouse. He has extensive international experience having worked in the U.S. for 10 years, as well as in France and the Nordic Countries. Mr Lake is a UK qualified Chartered Accountant and has an MBA in Technology & Strategy from Theseus Institut, France. He is a non-executive director of Quintel Technology Limited and QS4 Group Limited.

Dr Roger Aston, PhD, BSc (Hons)

Former Non-Executive Director (re-appointed 20 December 2006, resigned 1 May 2007)

Dr Aston is the Chairman and Chief Executive Officer of Halcygen Pharmaceuticals Limited of Melbourne, Australia. Previously at the Wellcome Foundation, Dr Aston has more than 20 years of experience in the pharmaceutical and biotechnology industries. His previous positions have included CEO of Peptech Limited (Australia), director of Cambridge Antibody Technology Limited (UK) and Chairman of Cambridge Drug Discovery Limited (UK) — now BioFocus plc. Dr Aston was also founder and CEO of Biokine Technology Ltd (UK) prior to its acquisition by the Peptech Group.

Dr Aston is also a Director of Avantogen Limited (formerly Australian Cancer Technology Limited, appointed February 2001) and Chairman of Clinuvel Limited (formerly Epitan Limited, appointed April 2005), both Australian Stock Exchange (ASX)-listed companies.

Dr Roger Brimblecombe, PhD, DSc, FRCPath, CBiol, FIBiol

Former Acting Chief Executive Officer and Executive Chairman (appointed 31 July 2006 and resigned 24 January 2007, director prior thereto)

Dr Brimblecombe is a former chairman of SmithKline and French Research Ltd. He is a partner in MVM Life Science Partners LLP. He is a director of AIM-listed Tissue Science Laboratories plc (appointed 1998), NASDAQ-listed Vertex Pharmaceuticals, Inc (appointed 1993) and unlisted company Vertex (Europe) Ltd. He is Consultant Editor of Drug Discovery World.

Ms Heather Zampatti, BSc, DipEd

Former Non-Executive Director (resigned 28 August 2006)

Ms Zampatti is the National Head of Wealth Management, Australia for Bell Potter Securities, an Australian-owned private investment adviser and top 10 broker by trading volume on the ASX, with over 20 years’ experience in investment advising.

Mr Gavin Rezos, BJuris, LLB, BA

Former Managing Director (resigned 31 July 2006)

Mr Rezos was a director of pSiMedica Limited (UK), pSiOncology Pte Ltd (Singapore) and Chairman of AION Diagnostics Limited during the financial year until his resignation. Mr Rezos is also a director of ASX-listed Iluka Resources Limited (appointed 21 June 2006) and was previously a director of Amity Oil Limited (now Antares Energy Limited) during the period October 2001 to November 2004.

Mr Rezos has a law degree from the University of Western Australia and has been admitted as a barrister and solicitor in Western Australia, England and New South Wales. Mr Rezos is currently principal of Viaticus Capital Pty Ltd, a specialist biotechnology venture capital and corporate advisory company. He was formerly an Investment Banking Director of the HSBC Group, with previous regional roles based in London, Sydney and Dubai.

DIRECTORS’ REPORT FOR THE YEAR ENDED 30 JUNE 2007

COMPANY SECRETARIES

Mr Aaron Finlay, BCom, CA

Company Secretary

Mr Finlay serves as Company Secretary and from May 2004 until May 2006 served as the Company’s CFO. Previously, he was INVESCO Australia’s CFO where he had responsibility for the operations of finance, as well as the compliance, legal, and human resources functions. Prior to that position, Mr Finlay was head of group tax and treasury for INVESCO’s global operations in London. Before joining INVESCO, Mr Finlay worked for PricewaterhouseCoopers (then Price Waterhouse) in London and Perth.

Ms Lori Freedman, BA, JD

Company Secretary, Vice President of Corporate Affairs, General Counsel

Ms Freedman is the former Vice President of Corporate Affairs, General Counsel, and Secretary of Control Delivery Systems since 2001 and was previously Vice President, Business Development, and Counsel of Macromedia, Inc. Ms Freedman has also worked for Allaire as Vice President, General Counsel and Secretary, and for the law firm of McDermott, Will & Emery.

CORPORATE INFORMATION

Corporate Structure

pSivida Limited is a company limited by shares that is incorporated and domiciled in Australia. pSivida Limited has prepared a consolidated financial report incorporating the entities that it controlled during the financial period.

Nature of Operations and Principal Activities

The principal activities during the year of the entities within the Group were:

•	research and development of drug delivery products in the healthcare sector, initially in ophthalmology and oncology;

•	patent maintenance and lodgement of new patents with regard to our drug delivery platform technologies;

•	collaboration and commercialisation of applications to our platform technologies;

•	promotion of the Company both domestically and internationally; and,

•	further investigation of future collaboration partners and product applications.

REVIEW AND RESULTS OF OPERATIONS

Financial Overview

For the financial year ended 30 June 2007, the Group incurred a net loss of A$122,258,000 (2006: A$28,166,000). The net loss included A$94,443,000 (2006: Nil) of intangible asset impairment charges which consisted of approximately A$59,715,000 related to Retisert® and approximately A$34,728,000 related to BrachySil™. Refer to Note 10 of the financial statements for further details of the impairment charges. Research and development — other totalled A$23,620,000 (2006: A$26,620,000), of which A$8,010,000 (2006: A$9,316,000) consisted of amortization of intangible assets.

During the financial year ended 30 June 2007, the Company entered into multiple amendment agreements in connection with the convertible note originally issued to Sandell Asset Management (“Sandell”) in November 2005. In September 2006 the Company issued additional convertible notes to other institutional investors. In May 2007 and June 2007, the Company redeemed in full the remaining balances of both convertible notes. In connection with these amendments and the redemptions, the Company incurred losses on extinguishment of debt totaling A$28,160,000 (2006: Nil). At 30 June 2007, the Company had no outstanding debt.

DIRECTORS’ REPORT FOR THE YEAR ENDED 30 JUNE 2007

The Company recorded derivative liabilities in connection with the embedded conversion option features of its convertible note agreements. These derivative liabilities were revalued at market during the year ended 30 June 2007 until the notes were redeemed. The change in fair value of derivative resulted in income during the period of A$5,938,000 (2006: A$3,408,000). In connection with several capital raising transactions during the year ended 30 June 2007, the Company issued to investors ordinary shares together with detachable options to purchase additional ordinary shares over a specified time period. To the extent that the options were denominated in A$, which was different to pSivida’s US$ functional currency, the fair value of the options was recorded as a derivative liability, subject to revaluation at subsequent reporting dates. The change in fair value of derivative related to these investor options resulted in income during the period of A$8,610,000 (2006: Nil).

During the period, the Company sold the shares of its wholly-owned subsidiary, AION Diagnostics, Inc., for total consideration of US$1.85 million (A$2.3 million) in cash and a US$1.5 million (A$1.8 million) note receivable, with interest at 8% per annum, due in April 2008. The Company recorded a gain on sale of A$4,844,000 during the year ended 30 June 2007.

As at 30 June 2007 the consolidated cash position was A$3,146,000 (2006: A$15,447,000) and the Company had 565,950,830 (2006: 397,036,107) shares on issue.

In July 2007, the Company issued 164,567,945 ordinary share equivalents in a fund raising transaction for gross proceeds of approximately A$24,000,000 less costs of approximately A$3,000,000. Refer to Note 22 of the financial statements for further details.

Company Developments in the Financial Year Ended 30 June 2007

On 6 July 2006, the Company announced that BioSilicon™ showed the capability to act as an adjuvant when delivered with an antigen. An adjuvant is any substance capable of enhancing a host response towards an active agent and is often used in conjunction with antigens to enhance the immune response of humans and animals. An antigen is any substance capable of eliciting an immune response. A patent application was filed in the United Kingdom for the use of BioSilicon™ as an adjuvant.

On 31 July 2006, the Company announced that Mr Gavin Rezos had resigned for personal and family reasons as Managing Director and CEO of pSivida and its subsidiaries. Mr Rezos agreed to make himself available in Australia as requested by the Company to help achieve certain goals pending the appointment of a permanent replacement.

On 28 August 2006, the Company announced that Ms Heather Zampatti had resigned as a director of the Company.

On 14 September 2006, we amended the terms of the subordinated convertible promissory note that was issued to Sandell on 16 November 2005. The amended note continued to have a three year term, with interest at 8% payable quarterly, and allowed for future interest payments to be made in cash or, under certain circumstances, in the form of our NASDAQ-listed American Depository Shares (ADSs). The note conversion price was adjusted to US$2.00 per ADS, subject to further adjustment based upon certain events or circumstances. In connection with the amendment, we repaid US$2.5 million (A$3.3 million) of the outstanding principal and agreed to pay US$1.0 million (A$1.3 million) in related penalties, which were paid on 14 September 2006. Sandell’s conditional redemption rights under the terms of the original note were replaced by unilateral redemption rights for up to 50% of the amended note principal at 31 July 2007 and 31 January 2008. Sandell retained its existing warrants to purchase 633,803 ADSs, exercisable for six years at an adjusted exercise price of US$7.17 per ADS. In connection with the amendments, we agreed with Sandell to extend the deadline for the registration statement required by the registration rights agreement to be

DIRECTORS’ REPORT FOR THE YEAR ENDED 30 JUNE 2007

declared effective by the Securities and Exchange Commission (SEC) through 15 October 2006, with increased penalties if that deadline were missed. Our registration statement was declared effective on 29 September 2006. We were also released from the restrictions on future fundraising transactions contained in the original note documentation. We granted Sandell an additional warrant to purchase 5.7 million ADSs exercisable for five years with an exercise price of US$1.80 per ADS, a security interest in our current royalties, subject to release of that security upon any disposition by us of the royalty stream, and a guarantee by our U.S. subsidiary, pSivida Inc.

On 26 September 2006, we issued three new subordinated convertible promissory notes in the aggregate principal amount of US$6.5 million (A$8.65 million) to institutional investors. The notes were initially convertible into ADSs at a conversion price of US$2.00 per ADS (A$0.27 per ordinary share), subject to adjustment based on certain events or circumstances, including if 108% of the average market price of our ADSs for the ten trading days prior to April 30, 2007 was lower than the then current conversion price. The notes had a three year term, with interest at 8% per annum payable quarterly in arrears in cash or, under certain circumstances, in ADSs at an 8% discount to the ten day volume-weighted average closing price. The proceeds of the issuance were used for general corporate purposes. We also issued warrants to the security holders to purchase 2,925,001 ADSs exercisable for five years with an exercise price of US$2.00 per ADS. We also entered into a registration rights agreement pursuant to which we agreed to file a registration statement covering the resale of the ADSs underlying the notes and the warrants as soon as practicable and to have the registration statement declared effective on or before 1 January 2007. We filed the registration statement on 6 March 2007 and it was declared effective by the SEC on 9 March 2007. We paid US$147,000 (A$186,000) of registration rights penalties to the investors through the effective date. We could redeem the notes at any time by payment of 108% of the face value and could force conversion if the price of our ADSs remained above two times the conversion price for a period of 25 days.

On 10 October 2006, the Company announced that the first patient had been implanted with BrachySilTM for the treatment of inoperable pancreatic cancer in London.

On 17 October 2006, we signed a letter of agreement with Sandell further revising the terms of the 16 November 2005 subordinated convertible promissory note. Pursuant to that agreement, we were released until 30 March 2007 from the requirement to maintain a net cash balance in excess of 30% of the outstanding principal amount of the amended note, and instead the net cash balance required to be held by us through that date was reduced to US$1.5 million (A$2.1 million). Sandell further waived any default that would otherwise have resulted from the unavailability of our resale prospectus until we filed with the SEC our 2006 audited financial statements reconciled to U.S. GAAP. We filed those financial statements on 31 October 2006, thus satisfying the condition in the agreement. In exchange for the foregoing, we agreed to make (i) a one-time payment to Sandell of US$800,000 (A$1.1 million) on 28 December 2006 for registration rights penalties through the date of the letter agreement and (ii) three payments of US$150,000 (A$205,000) on 31 January 2007, 28 February 2007 and 30 March 2007.

In November 2006, the Company issued 267,500 ADSs (equivalent to 2,675,000 ordinary shares) as a result of the conversion of US$245,000 (A$319,000) of the Sandell convertible note and US$290,000 (A$376,000) of the convertible notes maturing 26 September 2009 at US$2.00 per ADS.

On 20 November 2006, the Company announced that it had entered into collaboration with a global electronics and technology company to evaluate pSivida’s BioSilicon™ technology for the development of transdermal drug delivery systems. During the 12 month program the parties plan to evaluate a range of biodegradable porous silicon structures, including microneedles, for the controlled release of drugs through the skin

On 20 December 2006, the Company issued 14,330,768 fully paid ordinary shares to Australian and European investors at A$0.26 each to raise A$3.7 million (US$2.9 million) before costs. Each share was sold with two free attached options over ordinary shares at an

DIRECTORS’ REPORT FOR THE YEAR ENDED 30 JUNE 2007

exercise price of A$0.26 and a term of four years. These options, which are denominated in a currency other than the US$ functional currency of the Company, are classified as derivative liabilities and carried at fair value on the balance sheet.

On 20 December 2006, Dr Roger Aston was re-appointed as a Non-Executive Director of the Company.

On 26 December 2006, the Company entered into an exclusive negotiation period with Pfizer Inc to acquire a worldwide, royalty bearing license to make, use and sell products using the Group’s drug delivery technologies. Pfizer made payments totalling US$990,000 (A$1.3 million) in exchange for the exclusive right, for a period of three months, to negotiate a licensing agreement with the Company and to fund the cost of a pre-clinical study.

On 29 December 2006, we entered into an amendment agreement further revising the terms of the Sandell convertible note. Sandell agreed, among other things and subject to closing, to waive the cash-balance test until 30 March 2007, to defer our scheduled payment of US$800,000, to extend general forbearance for any prior, existing or future defaults until the earlier of the closing of a pending transaction with another party or 31 March 2007 and to add US$306,000 (A$388,000) to the principal of the note, which amount represented the approximate value of the ADSs that we would have issued to satisfy our quarterly interest payment due 2 January 2007 had we qualified to pay with ADSs. In connection with the amendment, the Company issued to Sandell 1.5 million warrants to purchase ADSs over five years with an exercise price of US$2.00 per ADS and agreed to issue an additional 4.0 million ADSs on the same terms at closing.

On 9 January 2007, the Company entered into a drug delivery licensing agreement with a U.S. research company to develop the Group’s proprietary Durasert™, Zanisert™ and CODRUG™ drug delivery technologies for infectious diseases and diseases of the ear. Under the terms of the license, the research company receives exclusive rights to pSivida’s technologies for diseases of the ear and for five specific infectious diseases, namely malaria, HIV/AIDS, influenza, tuberculosis, and osteomyelitis. All costs of development will be borne by the research company and the Company will be entitled to receive royalties and milestone payments. In addition, the Company granted the research company co-exclusive rights to the Durasert™, Zanisert™ and CODRUG™ drug delivery technologies for other infectious diseases. Under this arrangement, either company can elect to convert their co-exclusive rights to exclusive rights for a specific infectious disease indication.

On 24 January 2007, the Company announced the retirement of Dr Roger Brimblecombe as Acting Chief Executive Officer and Executive Chairman of the Board. Concurrently, the Company announced the appointments of Dr Paul Ashton as Managing Director and Dr David Mazzo as Non-Executive Chairman of the Board.

On 29 January 2007, the Company announced that Retisert® was allocated a product-specific reimbursement code by the Center for Medicare Services (CMS) in the United States. The new code replaced the prior hospital outpatient code. CMS also published a payment rate for the code of US$19,345, or 106%, of the average sales price for the product. The new code and the Medicare payment rate were effective as of 1 January 2007. Private issuers may pay at different rates than Medicare.

On 22 February 2007, the Company issued 50,044,132 fully paid ordinary shares to Australian, European and US investors at A$0.23 for total proceeds of A$11.5 million (US$9.1 million) before costs. Each ordinary share was sold with two free attaching options over ordinary shares at an exercise price of A$0.23 and a term of four years. These options, which are denominated in a currency other then the US$ functional currency of the Company, are classified as derivative liabilities and carried at fair value on the balance sheet. The pricing of this share issue triggered an adjustment of the conversion price of the Company’s Sandell note and the convertible notes maturing 26 September 2009 from US$2.00 per ADS to US$1.62 per ADS. In addition, as a result of the share issue, the Company met the conditions for permanent release from the cash balance requirement under the terms of the Sandell note.

DIRECTORS’ REPORT FOR THE YEAR ENDED 30 JUNE 2007

On 4 April 2007, the Company announced an exclusive worldwide Collaborative and Research License Agreement with Pfizer Inc for pSivida’s controlled delivery drug technologies, including the Medidur™ technology, in ophthalmic applications. Under the terms of the agreement, pSivida will receive up to US$155 million (A$191 million) upon reaching certain development and sales related milestones. In addition to milestone payments, Pfizer will fund the cost of the joint research program. We have granted Pfizer an exclusive license to market all products developed as part of this research collaboration in ophthalmic applications, and Pfizer will pay us a royalty on net sales of those products. Pfizer may terminate the agreement on 60 days notice without cause. In connection with the research and license agreement, Pfizer also made an equity investment in pSivida by purchasing ordinary shares for US$5.0 million (A$6.1 million). The proceeds of that investment were held in escrow until they were used in the full redemption of the Sandell note as of 15 May 2007.

On 5 April 2007, the Company issued 40,896,705 fully paid ordinary shares to European and US investors at A$0.2695 each to raise A$11.0 million (US$9.0 million) before costs. Each two ordinary shares were sold with one free attaching option over ordinary shares at an exercise price of A$0.2695 and a term of four years. These options, which are denominated in a currency other then the US$ functional currency of the Company, are classified as derivative liabilities and carried at fair value on the balance sheet.

On 13 April 2007, the Company announced the sale of 100% of the stock of its wholly-owned subsidiary, AION Diagnostics, Inc., to GEM Global Yield Fund, a portfolio management company. At the closing of the transaction on 12 April 2007, we received an additional cash payment of US$1.5 million (A$1.8 million) and a promissory note of US$1.5 million (A$1.8 million) due in one year with interest at 8% compounded monthly. In addition, the Company granted an exclusive license for non-electronic imaging diagnostic applications of its BioSilicon™ technology to AION in exchange for sales-based royalties on all commercialized products.

In March and April 2007, the Company issued 3,894,477 ADSs (equivalent to 38,944,770 ordinary shares) as a result of the conversion of US$900,000 (A$1.1 million) of the Sandell convertible note and US$5.4 million (A$6.6 million) of the convertible notes maturing 26 September 2009, all at the then current conversion rate of US$1.62 per ADS.

On 23 April 2007, the Company and Alimera Sciences, Inc. announced that enrolment for the Phase III global clinical trial of Medidur for Diabetic Macular Edema (DME) had exceeded 50%.

On 1 May 2007, the Company announced that Dr Roger Aston had resigned as a director of the Company to focus on other activities.

On 16 May 2007, we announced the full redemption of the Sandell convertible note in a single payment of US$13.7 million (A$16.5 million). The Company and Sandell simultaneously closed the Second Amendment Agreement dated 29 December 2006, as subsequently amended, pursuant to which we issued to Sandell (i) 4,000,000 warrants to purchase ADSs at an exercise price of US$2.00 per ADS; (ii) 4,000,000 warrants to purchase ADSs at an exercise price of US$1.57 per ADS; (iii) 1,000,000 warrants to purchase ADSs at an exercise price of US$1.95 per ADS; and (iv) 2,341,347 warrants to purchase ADSs at an exercise price of US$1.21 per ADS. Under the terms of the amendment agreement, the Company was granted ten days to file a registration statement to register the shares underlying the warrants previously issued on 14 September 2006, 29 December 2006 and the additional warrants issued at the closing. We filed the registration statement on 24 May 2007 and it was declared effective by the SEC on 11 June 2007.

On 16 May 2007, the Company issued a notice of optional redemption of the convertible notes scheduled to mature on 26 September, 2009, pursuant to which, on 14 June 2007, payments aggregating US$885,000 (A$1.1 million) were made to the note holders.

DIRECTORS’ REPORT FOR THE YEAR ENDED 30 JUNE 2007

On 28 June 2007, we announced an evaluation agreement with an undisclosed large global medical device company to evaluate cardiovascular delivery of drugs using our drug delivery technologies.

On 29 June 2007, the Company entered into definitive agreements to raise approximately US$18.0 million (A$21.3 million) in gross proceeds in a registered direct offering through the sale of ADSs and warrants. These ADSs and warrants were offered under the Company’s effective shelf registration statement filed on 6 March 2007 and declared effective by the SEC on 9 March 2007.

SUBSEQUENT EVENTS

On 5 July 2007 and 13 July 2007, in separate closings, the Company completed the registered direct share offering of 14,402,000 units at a price of US$1.25 (A$1.46) per unit for gross proceeds of US$18.0 million (A$21.0 million). Each unit consisted of (i) one ADS, representing ten ordinary shares; and (ii) one warrant to purchase 0.40 ADS, with a warrant exercise price of US$1.65 (A$1.93). Of the total offering, 5,200,000 units were purchased by Pfizer in accordance with the terms of the Collaborative Research and License Agreement dated 3 April 2007. In addition, the Company simultaneously completed a sale of ordinary shares and warrants to an Australian investor at the equivalent price of A$0.146 (US$0.125) per unit under the same terms and conditions noted above. This sale of 20,547,945 units resulted in additional gross proceeds of A$3.0 million (approximately US$2.6 million). Share issue costs totalled approximately US$2.6 million (A$3.0 million).

On 3 August 2007, the Company announced the appointment of Dr. Katherine Woodthorpe as an Australian-based Non-Executive Director. Dr. Woodthorpe has more than 25 years experience in the technology and commercialization industry and currently serves as the Chief Executive of the Australian Private Equity and Venture Capital Association (AVCAL).

On 13 August 2007, we announced the completion of the recruitment phase of our Phase IIa clinical study of BrachySil for the treatment of inoperable pancreatic cancer in the United Kingdom and Singapore.

On 22 August 2007, the Company and Alimera Sciences jointly announced the commencement of enrolment in the first human pharmacokinetic (PK) study of fluocinolone acetonide (FA), designed to support the existing Medidur for DME Phase III clinical trial by providing PK correlation data from DME patients. In addition, the parties announced that enrollment in the Phase III trial has exceeded 750 patients out of a planned total of 900 patients.

On 27 August 2007, the Company announced that it was no longer a “foreign private issuer” (FPI) as defined under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the Exchange Act). Following the closing of its July 2007 registered direct share offering, and based on an analysis of its current stockholders in accordance with the applicable rules, the Company has concluded that more than 50% of its outstanding voting securities are currently directly or indirectly owned by residents of the United States. Consequently, pSivida is no longer an FPI and is subject to all of the reporting requirements of the Exchange Act and other rules applicable to a U.S. domestic issuer effective for the first quarter of its fiscal year ending 30 June 2008.

SIGNIFICANT CHANGES IN THE STATE OF AFFAIRS

In the opinion of the directors, there were no matters that significantly affected the state of affairs of the Group during the financial period, other than those referred to in the review of operations.

DIVIDENDS

The directors recommend that no amount be paid by way of dividend. No dividend has been paid or declared since the start of the financial period.

DIRECTORS’ REPORT FOR THE YEAR ENDED 30 JUNE 2007

STRATEGY AND FUTURE PERFORMANCE

Information about the business strategies of the Group and its prospects for the future has not been included in this report because disclosure of the information would be likely to result in unreasonable prejudice to the Group.

SHARE OPTIONS

The following table summarizes the outstanding options and warrants as at the date of this report and at 30 June 2007:

	At Report Date		At 30 June 2007
	Number of securities	Potential ordinary shares	Number of securities	Potential ordinary shares
Options over ordinary shares	177,480,171	177,480,171	169,921,658	169,921,658
Options over ADSs	83,318	833,180	153,774	1,537,740
Warrants over ADSs	28,781,991	287,819,910	22,733,151	227,331,510

		466,133,261		398,790,908

Refer to Note 15 of the financial statements for further details of the options and warrants outstanding.

Option holders do not have any right, by virtue of an option, to participate in any share issue of the Company or any related body corporate.

During the financial year, the Company issued options to purchase 1,150,000 ordinary shares under the shareholder-approved Employee Share Option Plan. Details regarding the issue of share options under this plan are provided in Note 20 of the financial statements. The Company issued warrants to purchase 21,966,348 ADSs (equivalent to 219,663,480 ordinary shares) during the year in connection with convertible note transactions and 149,198,154 options to purchase ordinary shares in connection with capital raisings. No options or warrants were exercised during the year.

The following options were issued to the Group executives during the year. No options were issued to directors of the Company during the year and no options have been issued to directors or Group executives subsequent to year end.

Granted as compensation
Number of Securities
Group Executives
Ms L Freedman	250,000
Mr M Soja	250,000

Total	500,000

DIRECTORS’ REPORT FOR THE YEAR ENDED 30 JUNE 2007

INTERESTS IN THE SHARES AND OPTIONS OF THE COMPANY AND RELATED BODIES CORPORATE

As at the date of this report the interests of the directors in the shares and options of pSivida Limited were as follows:

	Ordinary Shares		Options
	Held Directly	Held Indirectly	Held Directly	Held Indirectly
Dr P Ashton	16,532,410	671,270	852,280	—
Dr D Mazzo	20,000	—	200,000	—
Mr M Rogers	—	—	200,000	—
Dr K Woodthorpe	—	—	—	—

	16,552,410	671,270	1,252,280	—

REMUNERATION REPORT

This report outlines the remuneration arrangements in place for directors and executives of pSivida Limited.

Director and Executive Officer Details

•	The directors of pSivida Limited during the year were:

•	Dr P Ashton (Managing Director), appointed 24 January 2007, director prior thereto

•	Dr D Mazzo (Non-Executive Chairman), appointed 24 January 2007, director prior thereto

•	Mr M Rogers (Non-Executive Director)

•	Mr S Lake (Non-Executive Director), resigned 3 August 2007

•	Dr R Aston (Non-Executive Director), re-appointed 20 December 2006, resigned 1 May 2007

•	Dr R Brimblecombe (Executive Chairman), appointed 31 July 2006 and resigned 24 January 2007, director prior thereto

•	Ms H Zampatti (Non-Executive Director), resigned 28 August 2006

•	Mr G Rezos (Managing Director), resigned 31 July 2006

The executive officers of the Company and the Group during the year were:

•	Mr A Finlay (Company Secretary)

•	Ms L Freedman (Company Secretary, Vice President of Corporate Affairs, General Counsel)

•	Mr M Soja (Vice President, Finance, Chief Financial Officer)

•	Prof L Canham (Chief Scientific Officer, pSiMedica Limited)

•	Mr M Parry-Billings (Director — Europe, pSiMedica Limited), resigned 31 March 2007

Remuneration Policy

The Remuneration Committee of the Board of Directors is responsible for determining and reviewing compensation arrangements for the directors and executive officers. The Remuneration Committee assesses the appropriateness of the nature and amount of compensation of such officers on a periodic basis by reference to relevant employment market conditions with the overall objective of ensuring maximum stakeholder benefit from the retention of a high quality Board and executive team. Such officers are paid their base compensation in cash only.

DIRECTORS’ REPORT FOR THE YEAR ENDED 30 JUNE 2007

To assist in achieving these objectives, the Remuneration Committee will link the nature and amount of executive directors’ and officers’ compensation to the Company’s financial and operational performance.

Remuneration paid to the Company’s directors and executives is also determined with reference to the market level of remuneration for other listed biotechnology companies in Australia, the UK and the USA. This assessment is undertaken with reference to advice and comment provided by various search executive firms operating in the sector. Consideration of the Company’s predominantly research and development stage of development is taken into account in this review.

Executive officers are those directly accountable for the operational management and strategic direction of the Group.

Fixed remuneration

Fixed remuneration consists of a base remuneration package, which includes directors’ fees (in the case of directors), salaries, consulting fees and employer contributions to superannuation funds.

Fixed remuneration levels for directors and executive officers are reviewed annually by the Remuneration Committee through a process that considers the employee’s personal development, achievement of key performance objectives for the year, industry benchmarks wherever possible and Consumer Price Index (CPI) data. Recommendations for remuneration levels are given by the Remuneration Committee to the Board for approval.

Total remuneration for Non-executive directors is determined by resolution of shareholders. The Remuneration Committee determines actual payments to directors and reviews their remuneration annually, based on independent external advice, relativities and the duties and accountabilities of the directors. The maximum available aggregate remuneration approved for Non-executive directors is A$280,000. Non-executive directors do not receive retirement benefits, except for Australian-based directors who receive a superannuation guarantee contribution required by government regulation, which is currently 9% of fees paid directly to them.

Non-executive directors may provide specific consulting advice to the Company upon direction from the Board. Remuneration for this work is made at market rates.

Performance-linked remuneration

All employees may receive bonuses and/or share options based on achievement of specific goals related to either individual performance or the performance of the Company as a whole or both as determined by the directors based on a range of factors. These factors may include traditional financial considerations such as operating performance, cash consumption, deals concluded, increases in the market capitalisation of the Company and successful capital raisings and also industry-specific factors relating to the advancement of the Company’s research and development activities and intellectual property portfolio, collaborations and relationships with scientific institutions, third parties and internal employees.

Stock options are awarded under the Employee Share Option Plan to the Company’s directors and executive officers and are determined on each individual’s performance against milestones, the level of involvement in achieving the corporate milestones and goals and, to an extent, the relativity between executive officers. Non-executive directors do participate in the Company’s Employee Share Option Plan, given the Company’s size and stage of development and the necessity to attract the highest calibre of professionals to the role and the goal of maintaining the Company’s cash reserves.

DIRECTORS’ REPORT FOR THE YEAR ENDED 30 JUNE 2007

Elements of Director and Executive Officer Remuneration

Remuneration packages contain the following key elements:

a)	Short-term benefits — salary / fees, bonuses and other benefits;
b)	Post-employment benefits — including superannuation; and
c)	Share-based payments — share options granted under the Employee Share Option Plan as disclosed in Note 20 to the financial statements.

The following table discloses the remuneration of the directors and the highest remunerated executives of the Company during the financial year:

	Short-term Benefits			Post- Employ- ment	Share- based Payments
	Salary and Fees A$	Bonus A$	Other Benefits A$	Super- annuation A$	Options * A$	Total A$
Directors
Dr P Ashton (ii) (iii)	399,216	32,869	9,755	16,782	(34,118)	424,504
Dr D Mazzo	71,983	—	—	—	19,972	91,955
Mr M Rogers	62,347	—	—	—	19,972	82,319
Mr S Lake	30,726	—	—	—	—	30,726
Dr R Aston	23,185	—	—	—	—	23,185
Dr R Brimblecombe	105,050	—	—	—	—	105,050
Ms H Zampatti	5,500	—	—	495	—	5,995
Mr G Rezos	80,500	—	—	2,625	—	83,125

	778,507	32,869	9,755	19,902	5,826	846,859

Group Executives
Prof L Canham	207,714	—	3,147	23,725	—	234,586
Mr A Finlay	310,856	—	9,284	27,977	—	348,117
Ms L Freedman (i) (ii) (iii)	346,724	70,374	24,588	17,336	1,372	460,394
Mr M Soja (i) (ii) (iii)	346,724	69,017	24,588	13,869	1,372	455,570
Dr M Parry-Billings (iv)	239,704		2,281	28,765	(197,864)	72,886

	1,451,722	139,391	63,888	111,672	(195,120)	1,571,553

Totals	2,230,229	172,260	73,643	131,574	(189,294)	2,418,412

*	These options had no intrinsic value at the time of issue.

(i)	A total of 1,150,000 options were issued to employees in October 2006, of which 250,000 options were issued to each of Ms Freedman and Mr Soja. The options are exercisable at A$0.325, being a 10% premium to the closing share price on the day of issue of the options. The options vest in three tranches one, two and three years after issue and expire on 30 September 2011.

No options were issued to directors during the period.

(ii)	Bonuses were paid to these executives to compensate them for the tax consequences of the vesting of shares issued to them in exchange for equity held by them in CDS at the 30 December 2005 acquisition date.

(iii)	Share-based payments include credits attributable to the revaluation of prior year options granted with undefined performance conditions.

(iv)	The share-based payment credit reflects the forfeiture of unvested options outstanding at the date of resignation.

DIRECTORS’ REPORT FOR THE YEAR ENDED 30 JUNE 2007

Value of options issued to Directors and Executives

The following table discloses the value of options granted, exercised or lapsed during the year:

	Options Granted	Options Exercised	Options Lapsed	Value of Options Included in Remuneration for the Year	Percentage of Total Remuneration for the Year that Consists of Options
	Value at Grant Date A$	Value at Exercise Date A$	Value at Time of Lapse A$	A$	%
Directors
Dr P Ashton	—	—	—	(34,118)	—
Dr D Mazzo	—	—	—	19,972	21.72
Mr M Rogers	—	—	—	19,972	24.26
Mr S Lake	—	—	—	—	—
Dr R Aston	—	—	—	—	—
Dr R Brimblecombe	—	—	—	—	—
Ms H Zampatti	—	—	—	—	—
Mr G Rezos	—	—	—	—	—

	—	—	—	5,826

Group Executives
Prof L Canham	—	—	—	—	—
Mr A Finlay	—	—	—	—	—
Ms L Freedman	41,189	—	—	1,372	0.30
Mr M Soja	41,189	—	—	1,372	0.30
Mr Parry-Billings	—	—	(197,864)	(197,864)	—

	82,378	—	(197,864)	(195,120)

Totals	82,378	—	(197,864)	(189,294)

Company performance

In considering the Company’s performance and its effect on shareholder wealth, the Board has regard to a broad range of factors, some of which are financial and others of which relate to the scientific progress on the Company’s projects, results of trials, relationship building with research institutions, collaborations etc. The Board also gives consideration to the Company’s result and cash consumption for the year. It does not utilise earnings per share as a performance measure or contemplate payment of any dividends in the short to medium term given that all efforts are currently being expended to build the business and establish self-sustaining revenue streams. The Company is of the view that any adverse movement in the Company’s share price related to an industry trend or other similar non-specific economic condition should not be a punitive factor in assessing the performance of individuals.

INDEMNIFICATION AND INSURANCE OF DIRECTORS AND OFFICERS

During the financial period, the Company maintained an insurance policy which indemnifies the directors and officers of the Group in respect of any liability incurred in connection with the performance of their duties as directors or officers of the Company. The Directors made a personal contribution toward the premium to satisfy Section 199B of the Corporations Act 2001. The Company’s insurers have prohibited disclosure of the amount of the premium payable and the level of indemnification under the insurance contract.

DIRECTORS’ REPORT FOR THE YEAR ENDED 30 JUNE 2007

DIRECTORS’ MEETINGS

The following table sets out the number of directors’ meetings (including meetings of committees of directors) held during the financial year and the number of meetings attended by each director (while they were a director or committee member). During the financial year, 32 Board meetings, 6 audit committee meetings, 5 remuneration committee meetings and 1 pricing committee meeting were held.

	Board Meetings		Committee Meetings
			Audit Committee		Compensation Committee		Pricing Committee
	Number Eligible to Attend	Number Attended	Number Eligible to Attend	Number Attended	Number Eligible to Attend	Number Attended	Number Eligible to Attend	Number Attended
Dr P Ashton	31	30	—	—	—	—	1	1
Dr D Mazzo	32	32	6	6	5	5	1	1
Mr M Rogers	32	27	6	6	4	4	1	1
Mr S Lake	32	11	5	—	1	1	—	—
Dr R Aston	5	5	—	—	2	2	—	—
Dr R Brimblecombe	26	24	—	—	2	2	—	—
Ms H Zampatti	5	2	—	—	—	—	—	—
Mr G Rezos	3	3	—	—	—	—	—	—

NON-AUDIT SERVICES

The following non-audit services were provided by the entity’s auditor, Deloitte Touche Tohmatsu or associated entities (“Deloitte”). The directors are satisfied that the provision of non-audit services is compatible with the general standard of independence for auditors imposed by the Corporations Act. The directors are satisfied that the provision of non-audit services by the auditor, as set out below, did not compromise the auditor independence requirements of the Corporations Act 2001 for the following reasons:

•	All non-audit services have been reviewed by the audit committee to ensure they do not impact the impartiality and objectivity of the auditor; and

•

None of the services undermine the general principles relating to auditor independence as set out in the Code of Ethics for Professional Accountants, including reviewing or auditing the auditor’s own work, acting in a management or a decision-making capacity for the Company, acting as advocate for the Company or jointly sharing economic risk and rewards.

Deloitte received or is due to receive the following amounts for the provision of non-audit services:

	A$	’000
Taxation services		39

AUDITOR’S INDEPENDENCE DECLARATION

The auditor’s independence declaration is included on page 26 of the financial report.

ROUNDING OFF OF AMOUNTS

The Company is a company of the kind referred to in ASIC Class Order 98/0100, dated 10 July 1998, and in accordance with that Class Order, amounts in the directors’ report and the financial report are rounded off to the nearest thousand dollars, unless otherwise indicated.

DIRECTORS’ REPORT FOR THE YEAR ENDED 30 JUNE 2007

Dated in Watertown, Massachusetts, United States, 28 September 2007, and signed in accordance with a resolution of the Directors made pursuant to s 298(2) of the Corporations Act 2001.

/s/ Paul Ashton

Dr Paul Ashton

Managing Director

CORPORATE GOVERNANCE STATEMENT FOR THE YEAR ENDED 30 JUNE 2007

pSivida’s Board and Corporate Governance

The Board of directors of pSivida Limited is responsible for the corporate governance of the Group and is committed to applying the ASX Corporate Governance Council Principles of Good Corporate Governance and Best Practice Recommendations (“ASX Principles”) where practicable. The Board guides and monitors the business and affairs of pSivida Limited on behalf of the shareholders. It is a requirement of the Board that the Company maintains high standards of ethics and integrity at all times.

The ASX Principles are an important regulatory guide for listed companies reporting on their corporate governance practices. Under ASX Listing Rule 4.10.3, listed companies must disclose the extent to which they have followed the ASX Principles, and if any of the recommendations have not been followed then the Company must explain why not.

The requirements under Listing Rule 4.10.3 apply to pSivida for the financial year ended 30 June 2007 and this corporate governance statement sets out and explains any departures by pSivida from the ASX Principles.

The pSivida Corporate Governance Website

Important information relating to pSivida’s corporate governance policies and practices are set out on the Company’s website at www.psivida.com. The following documents are summarised on the website and are available in full from the Company:

•	Board Charter;

•	Code of Conduct;

•	Communications Strategy Policy;

•	Continuous Disclosure Policy;

•	Securities Trading Policy;

•	Risk Policy & Internal Compliance and Control Systems;

•	Nomination Committee Charter

•	Audit Committee Charter; and

•	Remuneration Committee Charter.

The corporate governance section of pSivida’s website was first made available from 1 July 2003 and the documents referred to above were available from that date. pSivida has undertaken a review of its corporate governance policies and practices since that date and is continuing to update its policies and practices to reflect developing corporate governance requirements and practices.

The Role of the Board and the Board Charter

The Board’s Duties

As the Board acts on behalf of and is accountable to the shareholders, the Board seeks to identify the expectations of the shareholders, as well as other regulatory and ethical expectations and obligations and strives to meet those expectations. In addition, the Board is responsible for identifying areas of significant business risk and ensuring arrangements are in place to adequately manage those risks.

The role of the Board is to oversee and guide the management of pSivida with the aim of protecting and enhancing the interests of its shareholders and taking into account the interests of other stakeholders including employees and the wider community.

The Board has adopted a formal Charter which clearly establishes the relationship between the Board and management and describes the Board’s functions and responsibilities. The Board Charter has been posted on the corporate governance section of the Company’s website.

CORPORATE GOVERNANCE STATEMENT FOR THE YEAR ENDED 30 JUNE 2007

The Board is responsible for setting the strategic direction of the Company, establishing goals for management and monitoring the achievement of those goals. The Managing Director is responsible to the Board for the day to day management of the Company.

Code of Conduct

Directors of the Company are also subject to pSivida’s Code of Conduct (see further discussion below). The Code of Conduct is considered by the Board to be an effective way to guide the behaviour of all directors and employees and demonstrates the Company’s commitment to ethical and compliant practices.

The Composition of pSivida’s Board

The composition of the Board is determined in accordance with the following principles and guidelines:

•	the Board should comprise at least 3 directors;

•	the Board should comprise directors with an appropriate range of qualifications and expertise; and

•

the Board shall meet regularly and follow meeting guidelines set down to ensure all directors are made aware of, and have available all necessary information, to participate in an informed discussion of all agenda items.

As at the date of this report, the Board comprises a non-executive chairperson, a managing director and two non-executive independent directors. Details of the directors are set out in the Directors’ Report.

Independence of Directors

The Board has reviewed the position and associations of each of the four directors in office at the date of this report and considers that three of the directors are independent. In considering whether a director is independent, the Board has regard to the independence criteria in ASX Best Practice Recommendations Principle 2 and other facts, information and circumstances that the Board considers relevant. The Board assesses the independence of new directors upon appointment and reviews their independence, and the independence of other directors, as appropriate.

The Board considers that Dr Mazzo meets the criteria in Principle 2. He has no material business or contractual relationship with the Company, other than as a director, and no conflicts of interest which could interfere with the exercise of independent judgement. Accordingly, he is considered to be independent.

The Board considers that Mr Rogers meets the criteria in Principle 2. He has no material business or contractual relationship with the Company, other than as a director, and no conflicts of interest which could interfere with the exercise of independent judgement. Accordingly, he is considered to be independent.

The Board considers that Dr Woodthorpe meets the criteria in Principle 2. She has no material business or contractual relationship with the Company, other than as a director, and no conflicts of interest which could interfere with the exercise of independent judgement. Accordingly, she is considered to be independent.

Dr Ashton is employed as Managing Director of the Company and so is not considered to be independent.

The pSivida Board had a majority of independent directors throughout the entire financial year, with the exception of the period from 20 December 2006 to 24 January 2007, where the Board had the same number of independent directors and non-independent directors. The Company was therefore in compliance with Best Practice Recommendation 2.1 for the year except for the above-referenced period.

CORPORATE GOVERNANCE STATEMENT FOR THE YEAR ENDED 30 JUNE 2007

Prior to the appointment of Dr David Mazzo as Chairman of the Company on 24 January 2007, the Company was not in compliance with Recommendation 2.2 which states that the chairperson should be an independent director, for the entire year. Dr Brimblecombe, the Chairman until his resignation from the Board on 24 January 2007, had been contracted by the Company to provide executive services, recognising his skills and abilities as beneficial to the group in an extended capacity.

The directors will continue to monitor the composition of the Board to ensure its structure remains appropriate and consistent with effective management and good governance.

Appointment, Election and Re-Election of pSivida Directors

The Constitution of the Company requires one third of the directors, other than (i) the Managing Director and (ii) directors who are otherwise required to retire as described below in this paragraph, must retire from office at each Annual General Meeting. Directors who have been appointed by the Board are also required to retire from office at the next Annual General Meeting after the appointment. Further, directors who at the time of the Annual General Meeting hold office, or would hold office before the next Annual General Meeting for a period in excess of three years without submitting themselves for re-election are also required to retire. Retiring directors are eligible for re-election by shareholders.

Nomination and Appointment of New Directors

Recommendations of candidates for new directors are made by the Board as a whole. If it is necessary to appoint a new director to fill a vacancy on the Board or to complement the existing Board, a wide potential base of possible candidates is considered. If a candidate is recommended, the Board assesses that proposed new director against a range of criteria including background, experience, professional skills, personal qualities, the potential for the candidate’s skills to augment the existing Board and the candidate’s availability to commit to the Board’s activities. If these criteria are met and the Board appoints the candidate as a director, that director must retire at the next following General Meeting of Shareholders and will be eligible for election by shareholders at that General Meeting.

pSivida’s Board Meetings

The Board met 32 times between 1 July 2006 and 30 June 2007.

The Board meets formally at least ten times each year, and from time to time meetings are convened outside the scheduled dates to consider issues of importance.

Directors’ attendance at Board and Committee meetings is detailed on page 16 of this annual report.

Performance Review

The Board’s policy with respect to performance evaluation is to review its performance and that of its Committees and executive management at least annually. The Chairman discusses with each director, on a one on one basis, their contribution to the Board.

The method of the assessment is to be set by the Board.

Due to the acquisition of CDS in December 2005 and the recent changes to the structure of the Board, the Board has not undertaken a performance evaluation of itself or each director before the date of this annual report.

The performance evaluation to be conducted by the Board will include consideration of the Board’s policies in relation to Board and executive evaluation, which to date have not yet been formalised. When the Board formally adopts its evaluation policies, and determines the manner in which evaluation will be conducted, a summary of the relevant processes will be disclosed on the corporate governance section of the pSivida website.

CORPORATE GOVERNANCE STATEMENT FOR THE YEAR ENDED 30 JUNE 2007

Furthermore, the Board aims to ensure that the shareholders are informed of all information necessary to assess the performance of the directors. Information is communicated to the shareholders through:

•	the annual report which is distributed to all shareholders;

•	the half-yearly report;

•	the annual general meeting and other meetings to obtain shareholder approval for Board actions as appropriate; and

•	continuous disclosure in accordance with ASX Listing Rule 3.1 and the Company’s continuous disclosure policy.

Board Members’ Rights to Independent Advice

The Board has procedures to allow directors, in the furtherance of their duties as directors or members of a Committee, to seek independent professional advice at the Company’s expense, subject to the prior written approval of the Chairman.

pSivida’s Board Committees

The Board has established the following committees to advise and support the Board in carrying out its duties:

•	Audit and Compliance Committee;

•	Nomination Committee; and

•	Remuneration Committee.

In addition, in June 2007 the Board appointed a Pricing Committee for the sole purpose of approving the fund raise transaction which was consummated in July 2007. The members of the committee were Dr. Paul Ashton, Dr. David Mazzo and Mr. Michael Rogers.

Audit and Compliance Committee

It is the Board’s responsibility to ensure that an effective internal control framework exists within the Group, including internal controls to deal with both the effectiveness and efficiency of significant business processes. Effective internal controls include the safeguarding of assets, the maintenance of proper accounting records, and the reliability of financial information as well as non-financial considerations such as the benchmarking of operational key performance indicators.

The Board has established an Audit and Compliance Committee, which operates under the Terms of Reference The Audit and Compliance Committee Charter was adopted on 25 July 2005 and is available from the corporate governance section of the Company’s website. The Board has delegated to the Audit and Compliance Committee the responsibility to facilitate (i) effective operation of systems and controls to minimize financial and operational risk; (ii) reliable financial and management reporting policies and procedures; (iii) compliance with laws and regulations; (iv) maintenance of an effective and efficient internal and external audit process and oversight of the accounting; and (v) financial reporting processes and audits of financial statements.

The duties and responsibilities of the Audit and Compliance Committee include:

(a)	ensuring appropriate Group accounting policies and procedures are defined, adopted and maintained;

(b)	ensuring that Group operating and management reporting procedures, and the system of internal control, are of a sufficiently high standard to provide timely, accurate and relevant information as a sound basis for management of the Group’s business;

(c)	reviewing the Group Financial Statements prior to their approval by the Board;

(d)	reviewing the scope of work including approval of strategic and annual audit plans and effectiveness of both the external and internal audit functions across the Group;

(e)	monitoring the proper operation of and issues raised through subsidiary company Audit and Compliance Committees;

CORPORATE GOVERNANCE STATEMENT FOR THE YEAR ENDED 30 JUNE 2007

(f)	ensuring that appropriate processes are in place to ensure compliance with all legal requirements affecting the Group;

(g)	ensuring that all internal and industry codes of conduct and standards of corporate behaviour are being complied with;

(h)	appointment of, on recommendation by the Managing Director, a person(s) responsible for Internal Audit functions as specified from time to time by, and in accordance with, the Committee’s Terms of Reference;

(i)	establishing procedures for (1) the receipt, retention and treatment of complaints received by pSivida regarding accounting, internal accounting controls, or auditing matters; (2) the confidential, anonymous submission by employees of pSivida of concerns regarding questionable accounting or auditing matters;

(j)	responsible for the appointment, reappointment or replacement (subject, if applicable, to shareholder ratification), remuneration, monitoring of effectiveness, and independence of the external auditors, as well as the approval of all audit and non-audit services;

(k)	Ensuring its receipt from the outside auditors of a formal written statement delineating all relationships between the auditor and pSivida, consistent with appropriate standards, and the Committee shall be responsible for actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full board take, appropriate action to oversee independence of the outside auditor.

(l)	actioning any other business processes or functions which may be referred to it by the Board of Directors.

The operation and responsibilities of the Audit and Compliance Committee are generally consistent with ASX Principle 4. The Committee met six times during the financial year ended 30 June 2007. Consistent with ASX Principle 4, a summary of the Committee’s role, rights, responsibilities and membership requirements has been posted to the corporate governance section of the Company’s website referred to above.

The members of the Audit and Compliance Committee at the date of this report were:

•	Mr Michael Rogers — Chairperson and designated Financial Expert;

•	Dr David Mazzo; and

•	Dr Katherine Woodthorpe (appointed 13 September 2007)

During the financial year, the following person was also a member of the Audit and Compliance Committee:

•	Mr Stephen Lake (re-appointed 20 September 2006, resigned 3 August 2007).

Due to changes in the Board during the financial year, the composition of the Audit and Compliance Committee did not comply with Recommendation 4.3 of the ASX Principles between 1 July 2006 and 20 September 2006 as the committee did not consist of at least three members for this period, however as at the date of this report the Audit and Compliance Committee consists of three independent directors, in accordance with the Best Practice Recommendations.

Appointment of External Auditors

The Audit and Compliance Committee is directly responsible for the appointment, reappointment or replacement (subject, if applicable, to shareholder ratification), remuneration, monitoring of effectiveness, and independence of the external auditors, including resolution of disagreements between management and the auditor regarding financial reporting.

The Committee must pre-approve all audit and non-audit services provided by the external auditors and must not engage the external auditors to perform any non-audit/assurance services that may impair or appear to impair the external auditor’s judgement or independence in respect of the Company. The Committee may delegate pre-approval

CORPORATE GOVERNANCE STATEMENT FOR THE YEAR ENDED 30 JUNE 2007

authority to a member of the Committee. The decisions of any Audit and Compliance Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

When reviewing the auditor’s independence, the committee will require the rotation of the audit partner at least once every 5 years, in accordance with the Corporations Act 2001.

Nomination Committee

During the year the duties and responsibilities that had previously been performed by the Nomination Committee were carried out by the full Board, and accordingly the Company was not in compliance with ASX Principle 2 for the entire year.

Remuneration Committee

The Board has established a Remuneration Committee to assist the Board in ensuring that appropriate and effective remuneration packages and policies are implemented within pSivida and its subsidiaries for the Managing Director, executive directors and direct reports to the Managing Director. The Committee’s role also extends to the review of non-executive directors’ fees.

The Remuneration Committee shall comprise at least three members and the members of the Remuneration Committee at the date of this report were:

•	Dr David Mazzo — Chairperson; and

•	Mr Michael Rogers (appointed 24 January 2007)

During the financial year, the following persons were also a member of the Remuneration Committee:

•	Mr Stephen Lake (resigned 3 August 2007)

•	Dr Roger Brimblecombe — Chairperson (resigned 24 January 2007)

The duties and responsibilities of the Remuneration Committee as set out in its Terms of Reference are:

•	To review and recommend to the Board, remuneration policies and packages for the Managing Director, executive directors and direct reports to the Managing Director.

•

To recommend to the Board any changes in remuneration policy including superannuation, other benefits and remuneration structure for executives and which is likely to have a material impact on the Group.

•	To review and recommend to the Board proposals for employee and non-executive director equity plans.

•	To review and recommend to the Board proposals for short and long term incentive programmes for executives.

•	To review and recommend to the Board any changes to non-executive directors’ fees.

•	To ensure there is a proper performance management process in place throughout the organisation and that it is operating effectively.

•	To be informed of:

¡	current trends in executive remuneration and associated incentive initiatives;

¡	legislative issues associated with executive remuneration programmes.

The Committee met five times during the financial year ended 30 June 2007.

Details of the meetings attended by each Committee member are set out on page 16 of the Directors’ Report. Consistent with ASX Principle 9, a summary of the Committee’s role, rights, responsibilities and membership requirements has been posted to the corporate governance section of the Company’s website referred to above. A copy of the Committee’s Terms of Reference is available upon request to the Company.

CORPORATE GOVERNANCE STATEMENT FOR THE YEAR ENDED 30 JUNE 2007

Remuneration for directors and executives

A brief discussion on the Company’s remuneration policies in respect of directors and executives is set out on pages 12 to 13 of this annual report. Detailed disclosure of the remuneration paid to the Company’s directors and executives is set out on pages 14 to 15.

Integrity in Financial Reporting

Consistent with ASX Principle 4.1, the Company’s financial report preparation and approval process for the financial year ended 30 June 2007 involved both the Chief Executive Officer and the Chief Financial Officer providing detailed representations to the Board covering:

•	compliance with pSivida’s accounting policies and relevant accounting standards;

•	the accuracy of the financial statements and that they provide a true and fair view;

•	integrity and objectivity of the financial statements; and

•	effectiveness of the system of internal control.

Risk Identification and Management

The pSivida Board accepts that taking and managing risk is central to building shareholder value. The Board manages pSivida’s level of risk by adhering to a formal Risk Policy & Internal Compliance and Control Systems statement. The pSivida Risk Policy & Internal Compliance and Control Systems statement was adopted on 30 June 2003.

The Audit and Compliance Committee has primary responsibility for oversight of the financial risks of the Company, in accordance with the Audit and Compliance Committee Charter and with particular emphasis on pSivida’s accounting, financial and internal controls. The Audit and Compliance Committee will receive regular reports from the external auditor on critical policies and practices of the Company and in relation to alternative treatments of financial information. The Audit and Compliance Committee Charter was adopted on 25 July 2005 and is available from the corporate governance section of the Company’s website.

The Company employs executives and retains consultants each with the requisite experience and qualifications to enable the Board to manage the risks to the Company. The Board and Audit and Compliance Committee review risks to the Company at regular Board and Audit and Compliance Committee meetings.

Securities Trading by pSivida Directors and Employees

pSivida adopted a Securities Trading Policy on 30 June 2003 and updated in July 2005. The policy summarises the law relating to insider trading and sets out the policy of the Company on directors, officers, employees and consultants dealing in securities of pSivida.

A summary of the Securities Trading Policy has been posted to the corporate governance section of the Company’s website. This policy is provided to all directors and employees and compliance with it is reviewed on an ongoing basis in accordance with the Company’s risk management systems.

Continuous Disclosure

pSivida has established policies and procedures in order to comply with its continuous and periodic disclosure requirements under the Corporations Act 2001 (Commonwealth) and the ASX Listing Rules. The pSivida Board has adopted a formal Continuous Disclosure Policy, a summary of which is available from the corporate governance section of the Company’s website. The Continuous Disclosure Policy was adopted on 26 September 2002 and updated on in July 2005, and is consistent with the informal policies and practices of the Board that were in place prior to the formal adoption of the Continuous Disclosure Policy document.

CORPORATE GOVERNANCE STATEMENT FOR THE YEAR ENDED 30 JUNE 2007

The Company Secretary has primary responsibility for the disclosure of material information to ASIC and ASX and maintains a procedural methodology for disclosure, as well as for record keeping.

pSivida’s Continuous Disclosure Policy requires all management to notify the Chief Executive Officer, or the Company Secretary in his absence, of any potentially material information as soon as practicable. The Policy also sets out what renders information material.

The Board reviews the Company’s compliance with this policy on an ongoing basis and will update it from time to time, if necessary.

Shareholder Communications

The Board’s formal policy on communicating with shareholders, its Communications Strategy Policy, is available from the corporate governance section of the Company’s website and supplements pSivida’s Continuous Disclosure Policy.

The aim of the Communications Strategy Policy is to make known pSivida’s methods for disclosure to shareholders and the general public. The Policy details the steps between disclosure to ASIC and ASX and communication to shareholders, with the Company’s website playing an important role in pSivida’s communications strategy.

The Board reviews this policy and compliance with it on an ongoing basis.

To add further value to pSivida’s communications with shareholders, the external auditor will be requested to attend the Company’s Annual General Meeting and be available to answer shareholders’ questions about the conduct of the audit and the preparation and conduct of the auditor’s report.

Conduct and Ethics

The pSivida Code of Conduct was adopted on 30 June 2003 and has since then been updated. The Code covers a broad range of issues and refers to those practices necessary to maintain confidence in pSivida’s integrity, including procedures in relation to:

•	compliance with the law;

•	financial records;

•	safeguarding resources;

•	contributions to political parties, candidates or campaigns;

•	occupational health and safety;

•	confidential information;

•	conflict of interest;

•	efficiency;

•	equal opportunity;

•	corporate bribery or improper payments; and

•	membership to industry and professional associations.

The Code directs individuals to report any contraventions of the Code to their superior or the Managing Director.

AUDITOR’S INDEPENDENCE DECLARATION FOR THE YEAR ENDED 30 JUNE 2007

The Board of Directors

pSivida Limited

c/- Blake Dawson Waldron

Level 37, 101 Collins Street

Melbourne

Victoria 3000

28 September 2007

Dear Board Members

pSivida Limited

In accordance with section 307C of the Corporations Act 2001, I am pleased to provide the following declaration of independence to the directors of pSivida Limited.

As lead audit partner for the audit of the financial statements of pSivida Limited for the financial year ended 30 June 2007, I declare that to the best of my knowledge and belief, there have been no contraventions of:

(i)	the auditor independence requirements of the Corporations Act 2001 in relation to the audit; and

(ii)	any applicable code of professional conduct in relation to the audit.

Yours sincerely

DELOITTE TOUCHE TOHMATSU

Peter Rupp

Chartered Accountants

Perth

Liability limited by a scheme approved under Professional Standards Legislation.

INCOME STATEMENT FOR THE YEAR ENDED 30 JUNE 2007

(Amounts in the financial statements are presented in Australian dollars unless otherwise noted)

		Consolidated		pSivida Limited
	Note	2007 $’000	2006 $’000	2007 $’000	2006 $’000
Revenue	2(a)	2,282	1,393	—	—
Other income	2(a)	354	580	366	527
Research and development—impairment of intangible assets	10	(94,443)	—	—	—
Impairment of investments	7	—	—	(81,688)	—
Research and development—other	2(c)	(23,620)	(26,620)	—	—
Selling, general and administrative		(15,309)	(12,628)	(6,125)	(15,069)
Interest and finance costs	2(b)	(10,802)	(4,544)	(10,093)	(4,477)
Change in fair value of derivatives	2(b)	14,548	3,408	14,548	3,408
Loss on extinguishment of debt	12	(28,160)	—	(28,160)	—
Gain on sale of subsidiary	27	4,844	—	1,533	—
Foreign exchange gain		302	725	297	730

Loss before income tax	2(c)	(150,004)	(37,686)	(109,322)	(14,881)
Income tax benefit	3	27,746	9,520	—	—

Loss for the year		(122,258)	(28,166)	(109,322)	(14,881)

Basic loss per share (cents)	23	(27.29)	(9.21)

Diluted loss per share (cents)	23	(27.29)	(9.21)

Notes to the financial statements are included on pages 32 to 98.

BALANCE SHEET AS AT 30 JUNE 2007

(Amounts in the financial statements are presented in Australian dollars unless otherwise noted)

			Consolidated		pSivida Limited
	Note		2007 $’000	2006 $’000	2007 $’000	2006 $’000
Current assets
Cash and cash equivalents	18	(a)	3,146	15,447	945	12,200
Trade and other receivables	5		2,957	1,001	13,315	53
Other	6		605	632	23	13

Total current assets			6,708	17,080	14,283	12,266

Non-current assets
Other financial assets	7		—	—	104,984	212,959
Property, plant and equipment	8		603	3,140	11	57
Goodwill	9		47,757	53,159	—	—
Other intangible assets	10		46,486	162,107	—	—

Total non-current assets			94,846	218,406	104,995	213,016

Total assets			101,554	235,486	119,278	225,282

Current liabilities
Trade and other payables	11		8,711	7,415	1,946	1,372
Deferred revenue			2,005	2,669	—	—
Borrowings	12		—	11,220	—	11,220
Other financial liabilities	13		10,444	2,465	10,444	2,465
Provisions	14		168	193	6	50

Total current liabilities			21,328	23,962	12,396	15,107

Non-current liabilities
Borrowings	12		—	3,940	—	3,940
Deferred tax liabilities, net	3		2,506	32,551	—	—

Total non-current liabilities			2,506	36,491	—	3,940

Total liabilities			23,834	60,453	12,396	19,047

Net assets			77,720	175,033	106,882	206,235

Equity
Issued capital	15		244,040	230,377	244,040	230,377
Reserves	16		12,866	1,584	206	3,900
Accumulated losses	17		(179,186)	(56,928)	(137,364)	(28,042)

Total equity			77,720	175,033	106,882	206,235

Notes to the financial statements are included on pages 32 to 98.

STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED 30 JUNE 2007

(Amounts in the financial statements are presented in Australian dollars unless otherwise noted)

	Consolidated
	Issued capital $’000	Foreign currency translation reserve $’000	Option premium reserve $’000	Employee- equity settled benefits reserve $’000	Accumulated losses $’000	Total $’000
Balance at 1 July 2005	107,884	(350)	293	632	(28,762)	79,697
Exchange differences arising on translation of foreign operations	—	(2,674)	—	—	—	(2,674)

Net loss recognised directly in equity	—	(2,674)	—	—	—	(2,674)
Loss for the year	—	—	—	—	(28,166)	(28,166)

Total recognised expense	—	(2,674)	—	—	(28,166)	(30,840)
Shares issued, net of issue costs	10,989	—	—	—	—	10,989
Shares and options issued as consideration for acquisition, net of issue and registration costs	110,806	—	642	—	—	111,448
Equity portion of convertible note	—	—	1,706	—	—	1,706
Exercise of options	27	—	(27)	—	—	—
Share-based compensation attributable to non-vested ADSs, options and warrants issued	671	—	73	1,289	—	2,033

Balance at 30 June 2006	230,377	(3,024)	2,687	1,921	(56,928)	175,033

Balance at 1 July 2006	230,377	(3,024)	2,687	1,921	(56,928)	175,033
Exchange differences arising on translation of foreign operations	—	(13,634)	—	—	—	(13,634)

Net loss recognised directly in equity	—	(13,634)	—	—	—	(13,634)
Loss for the year	—	—	—	—	(122,258)	(122,258)

Total recognised expense	—	(13,634)	—	—	(122,258)	(135,892)
Shares issued to investors, net of issue costs	30,733	—	—	—	—	30,733
Proceeds allocated to derivative liabilities in connection with options issued to investors	(19,745)	—	—	—	—	(19,745)
Conversion of convertible notes	1,712	—	—	—	—	1,712
Fair value of warrants issued in connection with convertible note amendments	—	—	27,117	—	—	27,117
Share-based compensation attributable to non-vested ADSs, options and warrants issued	963	—	—	136	—	1,099
Share-based compensation attributable to option revaluations	—	—	—	(325)	—	(325)
Extinguishment of convertible note	—	—	(1,706)	—	—	(1,706)
Exercise of options in subsidiary	—	—	—	(306)	—	(306)

Balance at 30 June 2007	244,040	(16,658)	28,098	1,426	(179,186)	77,720

Notes to the financial statements are included on pages 32 to 98.

STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED 30 JUNE 2007

(Amounts in the financial statements are presented in Australian dollars unless otherwise noted)

	pSivida Limited
	Issued capital $’000	Foreign currency translation reserve $’000	Option premium reserve $’000	Employee- equity settled benefits reserve $’000	Accumulated losses $’000	Total $’000
Balance at 1 July 2005	107,884	—	293	460	(13,161)	95,476
Exchange differences arising on translation from functional currency to presentation currency	—	(381)	—	—	—	(381)

Net loss recognised directly in equity	—	(381)	—	—	—	(381)
Loss for the year	—	—	—	—	(14,881)	(14,881)

Total recognised expense	—	(381)	—	—	(14,881)	(15,262)
Shares issued, net of issue costs	10,989	—	—	—	—	10,989
Shares and options issued as consideration for acquisition, net of issue and registration costs	110,806	—	642	—	—	111,448
Equity portion of convertible note	—	—	1,706	—	—	1,706
Exercise of options	27	—	(27)	—	—	—
Share-based compensation attributable to non-vested ADSs, options and warrants issued	671	—	73	1,134	—	1,878

Balance at 30 June 2006	230,377	(381)	2,687	1,594	(28,042)	206,235

Balance at 1 July 2006	230,377	(381)	2,687	1,594	(28,042)	206,235
Exchange differences arising on translation from functional currency to presentation currency	—	(28,937)	—	—	—	(28,937)

Net loss recognised directly in equity	—	(28,937)	—	—	—	(28,937)
Loss for the year	—	—	—	—	(109,322)	(109,322)

Total recognised expense	—	(28,937)	—	—	(109,322)	(138,259)
Shares issued to investors, net of issue costs	30,733	—	—	—	—	30,733
Proceeds allocated to derivative liabilities in connection with options issued to investors	(19,745)	—	—	—	—	(19,745)
Conversion of convertible notes	1,712	—	—	—	—	1,712
Fair value of warrants issued in connection with convertible note amendments	—		27,117	115	—	27,232
Share-based compensation attributable to non-vested ADSs, options and warrants issued	963	—	—	—	—	963
Share-based compensation attributable to option revaluations	—	—	—	(283)	—	(283)
Extinguishment of convertible note	—	—	(1,706)	—	—	(1,706)

Balance at 30 June 2007	244,040	(29,318)	28,098	1,426	(137,364)	106,882

Notes to the financial statements are included on pages 32 to 98.

CASH FLOW STATEMENT FOR THE YEAR ENDED 30 JUNE 2007

(Amounts in the financial statements are presented in Australian dollars unless otherwise noted)

			Consolidated		pSivida Limited
	Note		2007 $’000	2006 $’000	2007 $’000	2006 $’000
Cash flows from operating activities
Receipts from customers			2,105	2,469	—	—
Payments to suppliers, employees and consultants			(17,202)	(10,860)	(6,385)	(5,599)
Interest received			314	574	193	499
Income tax paid			—	—	—	—
Research and development expenditure paid			(9,069)	(12,980)	—	—
Other revenue received			11	69	—	—
Interest paid			(1,177)	(1,008)	(1,177)	(1,006)

Net cash used in operating activities	18	(b)	(25,018)	(21,736)	(7,369)	(6,106)

Cash flows from investing activities
Purchase of property, plant and equipment	8		(97)	(1,555)	(6)	(26)
Proceeds from sale of property, plant and equipment			1	26	—	—
Net cash received from sale of subsidiary	27		2,187	—	2,264	—
Net cash paid for acquisition of subsidiary	18	(d)	—	(4,033)	—	—
Capital loans advanced to subsidiaries			—	—	(4,888)	(15,146)

Net cash provided by (used) in investing activities			2,091	(5,562)	(2,630)	(15,172)

Cash flows from financing activities
Proceeds from issues of ordinary shares			32,407	11,946	32,407	11,946
Payment of share issue and registration costs			(1,674)	(2,045)	(1,674)	(2,045)
Proceeds from borrowings			8,646	20,500	8,646	20,500
Payment of borrowing costs			(1,821)	(741)	(1,821)	(741)
Payment of note redemption costs and penalties			(7,326)	(498)	(7,326)	(498)
Repayment of borrowings			(18,289)	—	(18,289)	—
Loans to group companies			—	—	(12,080)	(6,712)

Net cash provided by (used in) financing activities			11,943	29,162	(137)	22,450

Net (decrease)/increase in cash and cash equivalents			(10,984)	1,864	(10,136)	1,172
Cash and cash equivalents at the beginning of the financial year			15,447	12,892	12,200	10,243
Effects of exchange rate changes on the balance of cash and cash equivalents held in foreign currencies			(1,317)	691	(1,119)	785

Cash and cash equivalents at the end of the financial year	18	(a)	3,146	15,447	945	12,200

Notes to the financial statements are included on pages 32 to 98.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

1.	Summary of Significant Accounting Policies

Background

pSivida Limited, or pSivida, together with its subsidiaries, herein referred to as the “Company”, the “Group”, “we” or “us”, is incorporated in Western Australia and is a global drug delivery company committed to the biomedical sector. Its core focus is the development and commercialisation of drug delivery products in the healthcare sector, initially in ophthalmology and oncology.

On 18 May 2001, the Company re-listed on the Australian Stock Exchange (ASX Code: PSD). pSivida’s shares are also listed on the NASDAQ Global Market under the symbol “PSDV”, in Germany on the Frankfurt Stock Exchange on the XETRA system (German Symbol: PSI. Securities Code (WKN) 358705) and in the United Kingdom on the OFEX International Market Service (IMS) under the symbol PSD.

Statement of compliance

The financial report is a general purpose financial report which has been prepared in accordance with the Corporations Act 2001, Accounting Standards and Urgent Issues Group Interpretations, and complies with other requirements of the law.

The financial report includes the separate financial statements of pSivida Limited and the consolidated financial statements of the Group.

Accounting Standards include Australian equivalents to International Financial Reporting Standards (“A-IFRS”). Compliance with A-IFRS ensures that the consolidated financial statements and notes of the Group comply with International Financial Reporting Standards (“IFRS”). The parent entity financial statements and notes also comply with IFRS except for the disclosure requirements in IAS 32 “Financial Instruments: Disclosure and Presentation” as the Australian equivalent Accounting Standard, AASB 132 “Financial Instruments: Disclosure and Presentation” does not require such disclosures to be presented by the parent entity where its separate financial statements are presented together with the consolidated financial statements of the Group.

The financial report was authorised for issue in accordance with a resolution of the Board of Directors (“Directors”) on 28 September 2007.

Basis of preparation

The financial report has been prepared on the basis of historical cost, except for derivative financial instruments which are measured at fair value. Cost is based on the fair value of the consideration given in exchange for assets. All amounts are presented in Australian dollars (A$ or $), unless otherwise noted.

The Company is a company of the kind referred to in the Australian Securities and Investment Commission (ASIC) Class Order 98/0100, dated 10 July 1998, and in accordance with that Class Order amounts in the financial report are rounded off to the nearest thousand dollars, unless otherwise indicated.

Critical accounting judgements and key sources of estimation uncertainty

In the application of the Group’s accounting policies, which are fully described within this Note, management is required to make judgments, estimates and assumptions about carrying values of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstance, the results of which form the basis of making the judgments. Actual results may differ from these estimates.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Critical judgements in applying the entity’s accounting policies

The following are the critical judgements (apart from those involving estimations, which are dealt with below), that management has made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognised in the financial statements:

Accounting for convertible notes

The Company financed certain of its activities through the issuance of convertible promissory notes with detachable warrants in November 2005 and September 2006 to institutional investors. As summarized in Note 1(h), these compound instruments require analysis of their component parts and appropriate classification as liabilities and equity. Our analyses concluded that the note holder conversion option was an embedded derivative that required bifurcation and classification as a derivative liability subject to fair value adjustment through profit and loss. The fair value of the embedded derivative was estimated using a Binomial Tree Model, taking into account assumptions as to share price volatility, dividend yield and market interest rates for a comparable non-convertible debt instrument.

The fair value of the detachable warrant was determined by deducting the liability component from the proceeds of the compound instrument. After a pro rata allocation of transaction costs between the debt and equity components, the effective interest rate method is used to amortise to finance costs the estimated future cash flows through the expected life of the financial liability, or such shorter period as may be deemed appropriate.

During the year ended 30 June 2007, the Company entered into multiple amendments of the terms of its November 2005 convertible note. For each amendment, the Company estimated the present value of the future cash flows of the amended note, including cash and non-cash consideration, against that of the pre-amendment note. If the resulting present values reflect a change of greater than 10%, the pre-amendment note is accounted for as an extinguishment of debt and the issuance of a new compound debt instrument. Alternatively, the amendment is treated as a modification of the original debt instrument. As more fully described in note 12, there were three amendments to the November 2005 convertible note during the period. Two of those amendments met the criteria for extinguishment treatment and the other amendment was treated as a modification.

Collaborative research and development

Collaborative research and development revenue comprises amounts received for research and development activities under the Group’s collaboration agreements. As summarized in Note 1(s), for contracts with specifically defined milestones, revenues from milestone payments related to agreements under which the Group has no continuing performance obligations are recognized upon achievement of the related milestone which represents the culmination of the earnings process. Revenues from milestone payments related to research collaboration agreements under which the Group has continuing performance obligations are recognized as revenue upon achievement of the milestone only if all of the following conditions are met: (i) the milestone payments are non-refundable; (ii) substantive effort is involved in achieving the milestone; and (iii) the amount of the milestone is reasonable in relation to the effort expended or the risk associated with achievement of the milestone. If any of these conditions are not met, the milestone payments are deferred and recognized as revenue when the collaborating party confirms that the performance obligations have been met.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Impairment of intangible assets

On an annual basis, or when a “triggering event” occurs, the Company reviews the carrying value of its intangible assets. At 31 December 2006 and at 30 June 2007, the Company identified triggering events that required an in-depth assessment of the valuation of its Retisert patents acquired in the CDS acquisition and of its BrachySil product candidates resulting from the patents and license assets of the Company’s pSiMedica subsidiary. The valuation assessment required detailed analysis of projected future cash inflows and cash outflows associated with each intangible asset. These projections required the application of numerous judgements. In the case of Retisert, a commercialized product with two years of sales history, these judgements and estimates included market penetration rates, estimated market growth, potential impact of new technologies under development, penetration rate for re-implants and appropriate weighted average cost of capital rate to discount the future cash flows. In the case of BrachySil, a product candidate in Phase II clinical trials, other estimates included cost and duration of later stage clinical trials, timing of regulatory approval, probability of a collaboration agreement with a third party, etc. Details of the impairment loss calculations are provided in Note 10.

Accounting for business combinations

We account for business combinations using the purchase method of accounting and accordingly, the assets and liabilities of the acquired entity are recorded at their estimated fair values at the date of acquisition. Cost is measured as the fair value of the assets given, shares issued or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition. The excess of the cost of acquisition over the fair value of the identifiable net assets acquired is recorded as goodwill.

In applying the purchase method to our 30 December 2005 acquisition of CDS, it was necessary for us to make various estimates and assumptions concerning the valuation of the consideration given by us and the fair values of the assets and liabilities of CDS. These included the following considerations:

•

We determined that the closing price on the ASX provided the best estimate of fair value for our shares at a single point in time (A$0.71 at 30 December 2005, the date of exchange) since that market was the primary market at that time for our shares and the ASX had significantly greater trading volume in our shares than the NASDAQ Global Market or any other market on which our shares were then traded.

•

We determined that the issue of 1,211,180 nonvested ordinary shares in connection with employee retention was not in exchange for existing awards held by CDS employees and, accordingly, the entire fair value of these nonvested shares were considered unearned compensation to be expensed over the future service (vesting) period and not part of the purchase consideration.

•

We made a judgment that the value of 8,991,930 nonvested ordinary shares issued in exchange for nonvested CDS common shares outstanding should not be discounted from the fair value per share determined for the vested ordinary shares on the basis that (1) the holders had the same rights as normal holders of ordinary shares and (2) the Company’s estimate was that all the underlying shares would vest.

•	We applied assumptions related to determining the fair value of share-based payments to the issuance of 1,724,460 vested share options in exchange for the outstanding vested CDS options.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

•

We estimated the value of identifiable intangibles of CDS (Vitrasert, Retisert and Medidur) utilizing the discounted value of projected cash flows. Management reviewed the estimate future cash flows and the discount rates used to calculate a present value. The patents supporting Vitrasert were given no value based upon the judgment that the incidence of the disease to which the application of this technology relates has significantly reduced due to advancements in the treatment of AIDS. Projected cash flows for Medidur were adjusted downwards after applying an estimated probability of successful commercialization in light of that product’s then current stage of development. As a result, the value ascribed to patents is primarily associated with Retisert, and the value attributed to in-process research and development is primarily related to Medidur.

•

We reviewed the sales and leaseback transaction that CDS had entered into in relation to its premises, which resulted in a gain that had previously been accounted for by CDS as deferred revenue subject to amortization over the subsequent lease period. Based upon our analysis of the lease transaction, we concluded that the lease was an operating lease and that the transaction was established at fair value, and therefore the fair value of the deferred liability at the date of the acquisition was determined to be zero.

Intangible assets acquired in a business combination

All potential intangible assets acquired in a business combination are identified and recognized separately from goodwill, where they satisfy the definition of an intangible asset and their fair value can be measured reliably.

We determined that the portion of the CDS purchase price allocation assigned to Medidur meets the definition of in-process research and development, or IPR&D, as the product was in Phase III clinical trials and had not been approved by the FDA. Although the product candidate may have significant future importance, we consider that Medidur for DME does not have alternative future use other than the technological indications for which it is in development. Under AASB 3 and AASB 138, IPR&D is recognized as an asset separate from goodwill and, since the asset is not commercially available for use, the IPR&D will not be subject to amortization, but rather tested at least annually for impairment under A-IFRS.

The portion of the purchase price allocation assigned to Retisert, which was a commercially available product approved for sale by the FDA at the date of the CDS acquisition, is subject to amortization over the estimated useful life of the intangible asset. We evaluated several pertinent factors to determine an appropriate useful life. These included:

•	the Retisert for Uveitis patents will be further commercialized as we advance other development programs using these patents for similar drug delivery devices for other eye diseases;

•	the acquired intellectual property is not related to another asset or asset group that could limit its life;

•	the acquired patents have a legal expiration of 12 to 15 years from the date of acquisition and we are unaware of any regulatory or contractual provisions that would limits its life;

•	the potential for product obsolescence as a result of competition and the financial limitations on our product development capabilities; and

•	the minimal expected costs of ongoing patent maintenance.

On the basis of these and other considerations, our judgment was that the acquired patents have an estimated useful life of 12 years from the date of acquisition.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Goodwill

Goodwill arising on consolidation consists of the excess of the cost of the acquisition over our interest in the fair value of the identifiable assets and liabilities of a subsidiary at the date of acquisition. The excess of the A$116.9 million purchase price over the A$86.5 million of fair value of the assets and liabilities of CDS acquired at December 30, 2005, or A$30.4 million, was recorded as goodwill and is subject to testing for impairment on at least an annual basis. In applying impairment testing, our judgment was that the Company is the single cash-generating unit. In making this determination we considered that (1) we operate in one business segment, the biotechnology sector; and (2) our executive management assesses operating performance and reviews financial statements predominantly at the consolidated level.

Share-based payments

Equity-settled share-based payments granted after 7 November 2002 that were unvested as of 1 January 2005 are measured at fair value at the date of grant (or the measurement date in the case of share-based payments granted to non-employees). Fair value is measured by use of the Black-Scholes option pricing model in most instances. Where conditions of the options make use of the Black-Scholes method inappropriate, such as where employee options have long lives, and are exercisable during the period between vesting date and the end of the option’s life and the exercise date cannot be reliably estimated, the entity will use another more appropriate option valuation method, such as the Binomial method. The expected life used in the Binomial model is adjusted, based on management’s best estimate, for the effects of exercise restrictions and behavioral considerations.

The fair value of the equity-settled share-based payments is expensed over the vesting period, based on our estimate of shares that will eventually vest.

Key sources of estimation uncertainty

The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year:

Useful lives of property and intangibles

As described in Notes 1(n) and 1(q), the Company reviews the estimated useful lives of its tangible and intangible assets at the end of each annual reporting period. During the year ended 30 June 2007, the Company revised its estimate of the remaining useful life of the patents and licenses of its pSiMedica subsidiary from 6 years to 10.5 years. The effect of this change in estimate was an extension of the period of time for which future cash flows were taken into account in the evaluation of the recoverability of the intangible asset and the prospective estimate of amortization expense to be charged to income in the future based upon the new carrying value at 30 June 2007.

Going concern basis

The financial report has been prepared on a going concern basis of accounting, which contemplates the continuity of normal business activity, realisation of assets and settlement of liabilities in the normal course of business.

At 30 June 2007, the Group had current assets of A$6,708,000 and current liabilities of A$21,328,000, resulting in net current liabilities of A$14,620,000. For the year ended 30 June 2007, the Group incurred a negative operating cash flow of A$25,018,000 and a net loss for the period of A$122,258,000, which included A$94,443,000 of impairment write-downs of certain of its intangible assets.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

In July 2007, the Company issued 14,402,000 American Depositary Shares (ADSs) (equivalent to 144,020,000 ordinary shares) to U.S. investors in a registered direct share offering and 20,547,945 ordinary shares to an Australian investor for aggregate gross proceeds of approximately US$20.6 million (A$24.0 million) less share issue costs of approximately US$2.6 million (A$3.0 million).

At 30 June 2007, the Company had no outstanding debt, having redeemed in full the remaining balances of its convertible promissory notes. All of the registration statements required to be filed in connection with the potential resale of the ADSs issued or issuable to those security holders were filed and declared effective by the Securities and Exchange Commission (SEC). So long as the Company timely files all financial statements required to maintain the effectiveness of these registration statements, no further registration rights penalties will accrue to the benefit of the security holders.

At 30 June 2007, the Company had limited sources of ongoing revenues and its current product candidates were not expected to begin generating cash inflows for at least three years. Accordingly, the Company expects that it will need to raise additional sources of equity and/or debt capital in future periods.

Having regard to these matters, the Directors are of the opinion that the going concern basis upon which the financial report is prepared continues to be appropriate for the following reasons:

(i)	Between 30 June 2007 and the date of this report, the Company has raised approximately A$21.0 million (US$18.0 million), net of issue costs, through the completion of a registered share offering in the U.S. and the simultaneous sale of ordinary shares and warrants, as further described in Note 22.

(ii)	The Company has completed the restructuring of its operations which commenced in December 2006, resulting in a reduction of monthly fixed overheads and other non-discretionary expenditures and the elimination of all debt. As a result, the Directors currently believe that existing cash balances are sufficient to fund operations through at least 30 June 2008.

(iii)	The recent collaboration entered into with Pfizer is currently expected to provide the Company with research and development funding of approximately US$2.0 million annually commencing in January 2008.

(iv)	The Directors believe that the Company has the capacity, and track record, to raise additional working capital through the sale of equity or debt to third parties, or a combination thereof.

The Directors are of the opinion that the basis upon which the financial statements are prepared is appropriate in the circumstances. However, in the event that the Company is unable to raise additional capital from time to time as required, there would be significant uncertainty as to the ability of the Company to continue as a going concern. Should pSivida and the Group not continue as going concerns and pay their debts as and when they fall due, they may be unable to realise their assets, and discharge their liabilities in the normal course of business and at the amounts stated in the financial statements.

These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that may be necessary should pSivida and the Group be unable to continue as going concerns.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Significant accounting policies

The following significant accounting policies have been adopted in the preparation and presentation of the financial report:

(a)	Basis of consolidation

The consolidated financial statements incorporate the financial statements of pSivida and entities controlled by pSivida (its subsidiaries), which as also noted above are herein referred to as the “Company”, the “Group”, “we” or “us” in these financial statements. Control is achieved where pSivida has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

The results of subsidiaries acquired or disposed of during the year are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal, as appropriate.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with those used by other members of the Group.

All intra-group transactions, balances, income and expenses are eliminated in full on consolidation. In the separate financial statements of pSivida, intra-group transactions (common control transactions) are generally accounted for by reference to the existing (consolidated) book value of the items. Where the transaction value of common control transactions differ from their consolidated book value, the difference is recognised as a contribution by or distribution to equity participants by the transacting entities.

(b)	Borrowings

Borrowings are recorded initially at fair value, net of transaction costs.

Subsequent to initial recognition, borrowings are measured at amortised cost with any difference between the initial recognised amount and the redemption value being recognised in profit and loss over the period of the borrowing.

(c)	Business combinations

Acquisitions of subsidiaries and businesses are accounted for using the purchase method. The cost of the business combination is measured as the aggregate of the fair values (at the date of exchange) of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree, plus any costs directly attributable to the business combination. The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under AASB 3 ‘Business Combinations’ are recognised at their fair values at the acquisition date.

Goodwill arising on acquisition is recognised as an asset and initially measured at cost, being the excess of the cost of the business combination over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities recognised. If, after reassessment, the Group’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities exceeds the cost of the business combination, the excess is recognised immediately in profit or loss.

(d)	Cash and cash equivalents

Cash comprises cash on hand and demand deposits. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

(f)	Employee benefits

A provision is recognised for benefits accruing to employees for services rendered up to the reporting date in respect of wages and salaries, annual leave, sick leave and long service leave when it is probable that settlement will be required and they are capable of being measured reliably.

Provisions arising in respect of employee benefits expected to be settled within twelve months of the reporting date are measured at their nominal amounts using the remuneration rates expected to apply at the time of settlement. All other employee benefit liabilities are measured as the present value of the estimated future cash outflows to be made by the Group in respect of services provided by employees up to the reporting date.

Any contributions made to defined contribution superannuation plans by entities within the Group are expensed when incurred.

(g)	Financial assets

Receivables

Trade and other receivables are recorded at amortised cost less impairment.

Impairment of financial assets

Financial assets, other than those at fair value through profit or loss, are assessed for indicators of impairment at each balance sheet date. Financial assets are impaired where there is objective evidence that as a result of one or more events that occurred after the initial recognition of the financial asset the estimated future cash flows of the investment have been impacted. For financial assets carried at amortised cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables where the carrying amount is reduced through the use of an allowance account. When a trade receivable is uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognised in profit or loss. If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed through profit or loss to the extent the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortised cost would have been had the impairment not been recognised.

(h)	Financial instruments issued by the Company

Debt and equity instruments

Debt and equity instruments are classified as either liabilities or as equity in accordance with the substance of the contractual arrangement. Options issued in connection with capital raising transactions that are denominated in a currency other than the issuer’s functional currency are treated as a derivative liability, reflecting the variable amount of functional currency to be received upon potential exercise. After initial recognition, subsequent changes in the fair value of the derivative liability are charged or credited to the income statement in the period.

Compound instruments

The component parts of compound instruments, such as convertible debt with detachable warrants, are classified separately as liabilities and equity in accordance with the substance of the contractual arrangement. At the date of issue, the fair value

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

of the liability component is estimated using the prevailing market interest rate for a similar non-convertible debt. The equity component initially brought to account is determined by deducting the amount of the liability component from the amount of the compound instrument as a whole.

The Company reviews the terms of compound instruments to determine whether there are embedded derivatives, such as a holder’s conversion option, that may be required to be bifurcated and accounted for separately as a derivative financial instrument. Bifurcated embedded derivatives are recorded at fair value on the balance sheet and classified as an asset or liability, as appropriate. After initial recognition, subsequent changes in the fair value of the embedded derivative are charged or credited to the income statement in the period.

Transaction costs on the issue of equity instruments

Transaction costs arising on the issue of equity instruments are recognised directly in equity as a reduction of the proceeds of the equity instruments to which the costs relate. Transaction costs are the costs that are incurred directly in connection with the issue of those equity instruments and which would not have been incurred had those instruments not been issued.

Transaction costs and discount on the issue of debt instruments

Transaction costs relating to the issuance of debt and the debt discount from the face amount of the debt (such as amounts allocated to bifurcated embedded derivatives and detachable warrants) are set off against the debt liability and amortised using the effective interest method over the expected life of the instrument. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or where appropriate, a shorter period.

Interest and dividends

Interest and dividends are classified as expenses or as distributions of profit consistent with the balance sheet classification of the related debt or equity instruments or component parts of compound instruments.

Financial guarantee contract liabilities

Financial guarantee contract liabilities are measured initially at their fair values and subsequently at the higher of the amount recognised as a provision and the amount initially recognised less cumulative amortisation in accordance with the revenue recognition policies.

(i)	Foreign currency

Functional and presentation currency

The functional currency of each entity is measured using the currency of the primary economic environment in which that entity operates. Entities within the Group use the following functional currencies:

Entity	Functional currency
pSivida Limited (parent)	United States dollar (US$)
pSiMedica Limited	British pound (£)
pSivida Inc	United States dollar (US$)
pSiOncology Pte Ltd	Singapore dollar (S$)
AION Diagnostics Limited	Australian dollar ($ or A$)
pSiNutria Limited	British pound (£)

The parent entity changed its functional currency from A$ to US$ on acquisition of pSivida Inc (formerly Control Delivery Systems Inc (CDS)) effective 1 January 2006 as it was determined that the United States was the primary economic environment in which the parent entity operates as of that date.

The consolidated financial statements are presented in A$ which is the parent entity’s presentation currency.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Foreign currency transactions

In preparing the financial statements of the individual entities, transactions denominated in currencies other than the entity’s functional currency (foreign currencies) are recorded at the rate of exchange prevailing on the dates of the transactions. At each balance sheet date, monetary items denominated in foreign currencies are retranslated at the exchange rate prevailing at that date.

Exchange differences are recognised in profit and loss in the period in which they arise.

Foreign operations

On consolidation, the assets and liabilities of the Group’s operations whose functional currency differs from the presentation currency are translated at exchange rates prevailing at the reporting date. Income and expense items are translated at the average exchange rates for the period unless exchange rates fluctuate significantly. Exchange differences arising, if any, are recognised in the foreign currency translation reserve, and recognised in profit or loss on disposal of the foreign operation.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity on or after the date of transition to A-IFRS are treated as assets and liabilities of the foreign entity and translated at exchange rates prevailing at the reporting date.

(j)	Goods and services tax (GST)

Revenues, expenses and assets are recognised net of the amount of GST, except:

•	where the amount of GST incurred is not recoverable from the taxation authority, it is recognised as part of the cost of acquisition of an asset or as part of an item of expense; or

•	for receivables and payables, which are recognised inclusive of GST.

The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables.

Cash flows are included in the cash flow statement on a gross basis. The GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the taxation authority is classified as operating cash flows.

(k)	Goodwill

Goodwill acquired in a business combination is initially measured at its cost, being the excess of the cost of the business combination over the acquirer’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities recognised. Goodwill is subsequently measured at its cost less any impairment losses.

For the purpose of impairment testing, management has defined the Group as the single CGU on the basis that (i) the Group operates in one business segment, the biotechnology sector and (ii) assessment of operating performance and financial statement review is predominantly done at the Group level. The CGU to which goodwill has been allocated is tested for impairment annually or more frequently if events or changes in circumstances indicate that goodwill might be impaired.

If the recoverable amount of the CGU is less than the carrying amount of the CGU, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the CGU and then to the other assets of the CGU pro-rata on the basis of the carrying amount of each asset in the CGU. An impairment loss recognised for goodwill is recognised immediately in profit or loss and is not reversed in a subsequent period.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

On disposal of an operation within a CGU, the attributable amount of goodwill is included in the determination of the profit or loss on disposal of the operation.

(l)	Impairment of other tangible and intangible assets (excluding goodwill)

At each reporting date, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the CGU to which the asset belongs.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment annually and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or CGU) is estimated to be less than its carrying amount, the carrying amount of the asset (CGU) is reduced to its recoverable amount. An impairment loss is recognised in profit or loss immediately.

Where an impairment loss subsequently reverses, the carrying amount of the asset CGU is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset CGU in prior years. A reversal of an impairment loss is recognised in profit and loss immediately, unless the relevant asset is carried at fair value, in which case the impairment loss is treated as a revaluation increase.

(m)	Income tax

Current tax

Current tax is calculated by reference to the amount of income taxes payable or recoverable in respect of the taxable profit or tax loss for the period. It is calculated using tax rates and tax laws that have been enacted or substantively enacted by reporting date. Current tax for current and prior periods is recognised as a liability (or asset) to the extent that it is unpaid (or refundable).

Deferred tax

Deferred tax is accounted for using the comprehensive balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax base of those items.

In principle, deferred tax liabilities are recognised for all taxable temporary differences. Deferred tax assets are recognised to the extent that it is more likely than not that sufficient taxable amounts will be available against which deductible temporary differences or unused tax losses and tax offsets can be utilised. However, deferred tax assets and liabilities are not recognised if the temporary differences giving rise to them arise from the initial recognition of assets and liabilities (other than as a result of a business combination) which affects neither taxable income nor accounting profit. Furthermore, a deferred tax liability is not recognised in relation to temporary differences arising from goodwill.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period(s) when the asset and liability giving rise to them are realised or settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by reporting date. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets relating to carry forward tax losses are recognised where it is more likely than not that taxable profit will be available against which the carry forward tax losses can be utilised.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Current and deferred tax for the period

Current and deferred tax is recognised as an expense or as income in the income statement, except when it relates to items credited or debited directly to equity, in which case the deferred tax is also recognised directly in equity, or where it arises from the initial accounting for a business combination, in which case it is taken into account in the determination of goodwill.

(n)	Intangible assets

Intangible assets acquired in a business combination

All potential intangible assets acquired in a business combination are identified and recognised separately from goodwill where they satisfy the definition of an intangible asset and their fair value can be measured reliably.

Patents and intellectual property

Acquired patents and intellectual property are recorded at cost less accumulated amortisation and impairment. Amortisation is calculated on a straight line basis so as to write off the cost of the asset over its estimated useful life, commencing on the date the asset is available for use. The expected useful life is reviewed at the end of each annual reporting period.

In-process research and development

In-process research and development (IPR&D) projects acquired in a business combination are recorded at cost, subject to any impairment write-downs. Amortisation is charged over the estimated useful life once a project included in IPR&D has been successfully developed and is available for use. No amortisation has been charged in the periods presented.

Research and development costs

Expenditure on research activities is recognised as an expense in the period in which it is incurred. Where no internally-generated intangible asset can be recognised, development expenditure is recognised as an expense in the period in which it is incurred.

An intangible asset arising from development (or from the development phase of an internal project) is recognised if, and only if, all of the following are demonstrated:

•	the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•	the intention to complete the intangible asset and use or sell it;

•	the ability to use or sell the intangible asset;

•	how the intangible asset will generate probable future economic benefits;

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

•	the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

•	the ability to measure reliably the expenditure attributable to the intangible asset during its development.

(o)	Investments

All non-current investments represent investments in subsidiaries and are carried at the lower of cost and recoverable amounts. The carrying amount of non-current investments is reviewed by the Directors at each reporting date.

(p)	Leases

Leases are classified at their inception as either operating or finance leases based on the economic substance of the agreement so as to reflect the risks and benefits incidental to ownership.

Operating Leases

For operating leases, where the lessor effectively retains substantially all of the risks and benefits of ownership of the leased item, lease payments are recognised as an expense on a straight-line basis over the lease term.

Contingent rentals are recognised as an expense in the financial year in which they are incurred.

The cost of improvements to or on leasehold property is capitalised, disclosed as leasehold improvements, and depreciated over the unexpired period of the lease or the estimated useful lives of the improvements, whichever is the shorter.

(q)	Property, plant and equipment

Property, plant and equipment and leasehold improvements are stated at cost less accumulated depreciation and impairment. Cost includes expenditure that is directly attributable to the acquisition of the item. In the event that settlement of all or part of the purchase consideration is deferred, cost is determined by discounting the amounts payable in the future to their present value as at the date of acquisition.

Depreciation is provided on property, plant and equipment. Depreciation is calculated on a straight-line basis so as to write off the net cost of each asset over its expected useful life to its estimated residual value. Leasehold improvements are depreciated over the period of the lease or estimated useful life, whichever is the shorter, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each annual reporting period.

The following estimated useful lives are used in the calculation of depreciation:

Leasehold improvements                         Lease term

Plant and equipment                                 3 years

The gain or loss arising on disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in profit or loss.

(r)	Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at reporting date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

A provision for dividends is not recognised as a liability unless the dividends are declared, determined or publicly recommended on or before the reporting date.

(s)	Revenue recognition

Revenue is recognised to the extent that it is probable that the economic benefits will flow to the entity and the revenue can be reliably measured. The following specific recognition criteria must also be met before revenue is recognised:

Royalties

Royalty revenue is generally recognised on an accrual basis in accordance with the substance of the relevant agreement. Non-refundable royalties received in advance for which the Company has no obligation to perform future services are recognised when received.

Collaborative research and development

Collaborative research and development revenue comprises amounts received for research and development activities under the consolidated group’s collaboration agreements. For contracts with specifically defined milestones, revenues from milestone payments related to agreements under which the consolidated group has no continuing performance obligations are recognised upon achievement of the related milestone which represents the culmination of the earnings process. Revenues from milestone payments related to research collaboration agreements under which the consolidated group has continuing performance obligations are recognised as revenue upon achievement of the milestone only if all of the following conditions are met: (i) the milestone payments are non-refundable; (ii) substantive effort is involved in achieving the milestone; and (iii) the amount of the milestone is reasonable in relation to the effort expended or the risk associated with achievement of the milestone. If any of these conditions are not met, the milestone payments are deferred and recognised as revenue when the collaborating party confirms that the performance obligations have been met.

Interest

Interest revenue is recognised on a time-proportionate basis that takes into account the effective yield on the financial asset.

Dividends

Dividend revenue is recognised on a receivable basis.

(t)	Share-based payments

Equity-settled share-based payments granted after 7 November 2002 that were unvested as of 1 January 2005 are measured at the fair value of the equity instrument at the grant date. Fair value is measured by use of the Black-Scholes option pricing model in most instances. The expected life used in the Black-Scholes model is adjusted, based on management’s best estimate, for the effects of exercise restrictions and behavioural considerations. Further details on how the fair value of equity-settled share-based transactions has been determined can be found in Note 15.

Equity-settled share-based payments for transactions with parties other than employees and directors are measured at the fair value of the goods and services received, except where fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the services.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of shares that will eventually vest.

(u)	Trade and other payables

Trade payables and other accounts payable are recognised when the Group becomes obliged to make future payments resulting from the purchase of goods and services.

(v)	Comparative information

Where necessary, comparatives have been reclassified and repositioned for consistency with current year disclosures.

(w)	AASB accounting standards issued but not yet in effect

Standards and Interpretations in issue not yet adopted

At the date of authorisation of the financial report, a number of Standards and Interpretations including those Standards and Interpretations issued by the IASB / IFRIC where an Australian equivalent has not been made by the AASB, were in issue but not yet effective.

Initial application of the following Standards will not affect any of the amounts recognised in the financial report, but will change the disclosures presently made in relation to the Group’s and the parent entity’s financial report:

Standard	Effective for annual reporting periods beginning on or after	Expected to be initially applied in the financial year ending
• AASB 7 ‘Financial Instruments: Disclosures’ and consequential amendments to other accounting standards resulting from its issue	1 January 2007	30 June 2008
• AASB 101 ‘Presentation of Financial Statements’ – revised standard	1 January 2007	30 June 2008
• AASB 2007-7 ‘Amendments to Australian Accounting Standards’	1 July 2007	30 June 2008
• AASB 8 ‘Operating Segments’	1 January 2009	30 June 2010
• IAS 1 (Revised) ‘Presentation of Financial Statements’	1 January 2009	30 June 2010

Initial application of the following Standards and Interpretations is not expected to have any material impact to the financial report of the Group and the parent entity:

Standard/Interpretation	Effective for annual reporting periods beginning on or after	Expected to be initially applied in the financial year ending
• AASB Interpretation 10 ‘Interim Financial Reporting and Impairment’	1 November 2006	30 June 2008
• AASB Interpretation 11 ‘AASB 2 – Group and Treasury Share Transactions’	1 March 2007	30 June 2008
• AASB 2007-1 ‘Amendments to Australian Accounting Standards arising from AASB Interpretation 11’	1 March 2007	30 June 2008
• AASB Interpretation 12 ‘Service Concession Arrangements’	1 January 2008	30 June 2009
• AASB 2007-4 ‘Amendments to Australian Accounting Standards arising from ED 151 and Other Amendments’	1 July 2007	30 June 2008
• AASB Interpretation 13 ‘Customer Loyalty Programmes’	1 July 2008	30 June 2009
• AASB 123 ‘Borrowing Costs’ – revised standard	1 January 2009	30 June 2010
• AASB 2007-6 ‘Amendments to Australian Accounting Standards arising from AASB 123’	1 January 2009	30 June 2010

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

AASB Interpretation 10

AASB 134 ‘Interim Financial Reporting’ requires an entity to apply the same accounting policies in its interim financial report as are applied in its annual financial report. It also states that measurements for interim reporting purposes are made on a year-to-date basis so that the frequency of reporting does not affect an entity’s annual reports. AASB Interpretation 10 clarifies that an entity cannot reverse an impairment loss recognised in a previous interim period in relation to goodwill or either an investment in an equity instrument or in a financial asset carried at cost.

This approach is consistent with impairment reversal prohibitions in AASB 136 ‘Impairment of Assets’ and AASB 139 ‘Financial Instruments: Recognition and Measurement’.

AASB Interpretation 10 is required to be applied prospectively from the date at which the entity first applied AASB 136 (ie. 1 July 2004) and AASB 139 (ie. 1 July 2005), for goodwill and investments in either equity instruments or financial assets carried at cost, respectively.

AASB Interpretation 11 and AASB 2007-1

AASB Interpretation 11 clarifies the application of AASB 2 ‘Share-based Payment’ to certain share-based payment arrangements involving the entity’s own equity instruments and to arrangements involving equity instruments of the entity’s parent. AASB 2007-1 amends AASB 2 to insert transitional provisions of IFRS 2 ‘Share-based Payment’ that had previously been set out in AASB 1 ‘First-time Adoption of Australian Equivalents to International Financial Reporting Standards’.

AASB Interpretation 11 and AASB 2007-1 are required to be applied retrospectively.

AASB 2007-4

AASB 2007-4 makes amendments to a number of Australian Accounting Standards to introduce various accounting policy options, delete various disclosures presently required and make a number of editorial amendments.

Whilst a large number of Accounting Standards are amended by AASB 2007-4, key accounting policy options introduced by AASB 2007-4 relate to:

•	the measurement and presentation of government grants;

•	the accounting for jointly controlled entities using the proportionate consolidation method

•	the presentation of the cash flow statement.

The Group does not intend to change any of its current accounting policies on adoption of AASB 2007-4; accordingly, there will no financial impact to the financial report. However, in the Company’s financial report for the financial year ending 30 June 2008, certain information may no longer be disclosed, or may be disclosed in an alternative manner, due to amendments made by AASB 2007-4 to the disclosure requirements of various Accounting Standards.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

AASB 123 (revised) and AASB 2007-6

AASB 123 (July 2004) permits an entity to either expense or capitalise borrowing costs that are directly attributable to the acquisition, construction or production of qualifying assets. Under AASB 123 (revised), entities are no longer permitted to choose between alternate treatments and must capitalise borrowing costs relating to qualifying assets. AASB 2007-6 makes amendments to various Accounting Standards arising from the issue of AASB 123 (revised).

AASB 123 (revised) is generally to be applied prospectively to borrowing costs relating to qualifying assets for which the commencement date for capitalisation is on or after 1 January 2009. Accordingly, no restatements will be required in respect of transactions prior to the date of adoption.

2.	Loss from operations

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
(a) Revenue

Revenues:
Royalties	1,338	461	—	—
Collaborative research and development	933	863	—	—
Other revenue	11	69	—	—

	2,282	1,393	—	—

Other income:
Interest from bank deposits	354	574	234	499
Interest - controlled entities	—	—	132	28
Gain on disposal of property, plant and equipment	—	6	—	—

	354	580	366	527

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
(b) Finance costs (income)

Interest and finance costs:
Interest expense	2,290	1,073	1,581	1,006
Amortisation of debt discount and issue cost components of convertible notes	5,619	2,973	5,619	2,973
Registration rights penalties	2,893	498	2,893	498

	10,802	4,544	10,093	4,477

Change in fair value of derivatives:
Conversion option derivative in connection with convertible note transactions	(5,938)	(3,408)	(5,938)	(3,408)
Derivative liability in connection with options issued to investors	(8,610)	—	(8,610)	—

	(14,548)	(3,408)	(14,548)	(3,408)

Refer to Notes 12 and 13 for further information related to borrowings and other financial liabilities.

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
(c) Loss before income tax

Loss before income tax includes the following expenses:

Depreciation of non-current assets	272	127	47	44
Research and development costs immediately expensed:
depreciation of non-current assets	1,999	2,273	—	—
amortisation of intangible assets	8,010	9,316
other research and development expenses	13,611	15,031	—	—

	23,620	26,620	—	—

Operating lease rental payments	939	520	91	60

Allowance for non-recovery of related party receivables	—	—	—	6,634

Employee benefit expense
equity settled share-based payments	777	1,987	(58)	1,831
defined contribution plans	426	420	69	80
other employee benefits	7,423	7,059	1,276	2,042

	8,626	9,466	1,287	3,953

Loss before income tax is arrived at after charging the following losses:
Loss on disposal of property, plant and equipment	26	—	—	—

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

3.	Income tax

(a)	Income tax recognised in profit or loss

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Deferred tax benefit relating to the origination and reversal of temporary differences	(27,746)	(9,520)	—	—

Total tax benefit	(27,746)	(9,520)	—	—

The prima facie income tax benefit or pre-tax accounting loss from operations reconciles to the income tax benefit in the financial statements as follows:

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Loss from operations	(150,004)	(37,686)	(109,322)	(14,881)

Income tax benefit calculated at 30% (2006: 30%)	(45,001)	(11,306)	(32,797)	(4,464)

Effect of expenses that are not deductible in determining taxable loss	18,684	4,876	37,284	3,982
Non-deductible share-based payments	275	586	275	539
Effect of tax concessions (research and development and other allowances)	(171)	—	—	—
Change in fair value of embedded derivatives	(4,364)	(1,022)	(4,364)	—
Effect of unused tax losses and tax offsets not recognised in prior years as deferred tax assets	9,949	(1,431)	70	—
Utilisation of prior year tax losses not previously recognised	(14)	(48)	(14)	(48)
Movements in other temporary differences not recognised as deferred tax balances	(361)	(156)	(454)	(9)
Foreign exchange movements during the period	(94)	(607)	—	—
Effect of different tax rates of subsidiaries operating in other jurisdictions	(6,649)	(412)	—	—

Income tax benefit	(27,746)	(9,520)	—	—

The tax rate used in the above reconciliation is the corporate tax rate of 30% payable by Australian corporate entities on taxable profits under Australian tax law. There has been no change in the corporate tax rate when compared with the previous reporting period.

(b)	Current tax assets and liabilities

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Income tax payable	—	—	—	—

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

(c)	Deferred tax balances

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Deferred tax assets comprise:
Tax losses - revenue	13,755	26,146	—	—
Temporary differences
Research and development accruals	1,692	1,065	—	—
Other	213	1,293	—	—

	15,660	28,504	—	—

Deferred tax liabilities comprise:
Patents	(6,406)	(47,116)	—	—
Capitalised research and development costs	(11,760)	(13,939)	—	—

	(18,166)	(61,055)	—	—

Net deferred tax liability	(2,506)	(32,551)	—	—

Unrecognised deferred tax assets:

The following deferred tax assets have not been brought to accounts as assets:

Tax losses - revenue	22,000	1,441	760	770
Capital raising costs	585	77	585	77

	22,585	1,518	1,345	847

(d)	Movements in deferred tax balances

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Opening balance	(32,551)	(10,123)	—	—
Profit and loss credit	27,746	9,520	—	—
Acquired as part of business combination	—	(32,506)	—	—
Foreign exchange movements during the period	2,299	558	—	—

Closing balance - net deferred tax liability	(2,506)	(32,551)	—	—

The Company has elected not to consolidate its Australian subsidiaries under the tax consolidation regime.

(e)	Tax Loss Carry Forwards

The parent company and various operating subsidiaries have tax loss carry forwards in their individual tax jurisdictions. At 30 June, 2007 the Company had US federal net operating loss carry forwards of approximately US$45,876,000 (A$54,048,000) which expire at various dates between 2022 and 2027. The utilisation of these carry forward losses is limited by the Internal Revenue Code as a result of changes in the Company ownership. At 30 June, 2007 the Company had state net operating loss carry forwards in the US of approximately US$45,515,000 (A$53,622,000) which expire at various dates between 2007 and 2014. Additionally the company has loss carry forwards in the following tax jurisdictions which have no expiration dates (i) Australia A$2,483,000, (ii) UK £15,728,000 (A$ 37,129,000) and Singapore S$8,819,405 (A$ 6,782,000).

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

4.	Dividends paid or provided for on ordinary shares

No dividend has been declared or paid during the current financial year or the prior financial year.

The Group does not have any franking credits available for current or future years as the Group is not in a tax paying position.

5.	Trade and other receivables

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Current
Note receivable, including accrued interest (i)	1,798	—	1,798	—
Other receivables (ii)	1,159	1,001	48	53
Amounts receivable from subsidiaries (iii)	—	—	15,856	6,754
Allowance for non-recovery (iv)	—	—	(4,387)	(6,754)

	2,957	1,001	13,315	53

(i)	The note receivable in the principal amount of US$1,500,000 ($A1,767,000) is due on 12 April 2008 in connection with the sale of AION Diagnostics, Inc. (AION). Interest accrues at the rate of 8% per annum, compounded monthly, payable at maturity.
(ii)	Other receivables consists primarily of accrued royalties receivable ($A352,000) and amounts refundable for goods & services tax (GST) and value added tax (VAT) ($A546,000). The tax amounts are non-interest bearing and have repayment terms applicable under the relevant government authorities.
(iii)	Amounts receivable from controlled entities are unsecured and are repayable on demand. No interest was receivable on the balance as at 30 June 2007. As at 30 June 2006 interest was receivable at 8% per annum on A$1,423,000 of this balance, which was liquidated in connection with the sale of AION (refer to Notes 18(e) and 27).
(iv)	An allowance for non-recovery was recognised on the amounts receivable from subsidiaries at 30 June 2006. The allowance for non-recovery related to AION of US$1,207,000 (A$1,624,000) was reversed as part of pSivida Limited’s gain on the sale of its AION subsidiary in April 2007 (refer to Note 27).

6.	Other assets

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Current
Prepayments	605	632	23	13

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

7.	Other financial assets

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Non-current
Shares in subsidiaries	—	—	104,984	212,959

Subsidiaries are accounted for in the consolidated accounts as set out in Note 1(a).

Subsidiaries

	Country of incorporation	2007	2006	2007	2006
		%	%	$’000	$’000
Parent entity
pSivida Limited	Australia

Subsidiaries
pSiMedica Limited (iii)	UK	100	100	4,708	93,681
pSivida Inc	USA	100	100	100,276	116,578
pSiOncology Pte Ltd (i)	Singapore	100	100	—	—
AION Diagnostics Limited (i)(ii)	Australia	—	100	—	1,200
AION Diagnostics Inc (ii)	USA	—	100	—	—
pSivida UK Limited (i)	UK	100	100	—	—
pSiNutria Limited (iii)	Australia	100	100	—	1,500
pSiNutria UK Limited (i)	UK	100	100	—	—

				104,984	212,959

(i)	These subsidiaries are not directly held by pSivida Limited.
(ii)	These subsidiaries were disposed of during the period (refer to Note 27).
(iii)	Investments in these subsidiaries were adjusted to estimated recoverable amounts based upon impairment review at 30 June 2007 (refer to Note 10).

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

8.	Property, plant and equipment

	Consolidated
	Plant and equipment	Leasehold improvements	Construction in progress	Total
	$’000	$’000	$’000	$’000
Gross carrying amount
Balance at 1 July 2005	2,439	156	1,829	4,424
Additions	649	393	513	1,555
Disposals	(42)	(4)	—	(46)
Acquisitions through business combinations	609	15	—	624
Transfers between asset categories	2,349	—	(2,349)	—
Net foreign currency exchange differences	243	10	7	260

Balance at 1 July 2006	6,247	570	—	6,817

Additions	77	20	—	97
Disposals	(114)	(13)	—	(127)
Disposals through sale of subsidiary	(82)	(215)	—	(297)
Net foreign currency exchange differences	(835)	(40)	—	(875)

Balance at 30 June 2007	5,293	322	—	5,615

Accumulated depreciation
Balance at 1 July 2005	(1,120)	(30)	—	(1,150)
Disposals	25	1	—	26
Depreciation expense	(2,297)	(103)	—	(2,400)
Net foreign currency exchange differences	(148)	(5)	—	(153)

Balance at 1 July 2006	(3,540)	(137)	—	(3,677)

Disposals	88	12	—	100
Depreciation expense	(2,095)	(176)	—	(2,271)
Disposals through sale of subsidiary	31	43	—	74
Net foreign currency exchange differences	743	19	—	762

Balance at 30 June 2007	(4,773)	(239)	—	(5,012)

Net book value
As at 30 June 2006	2,707	433	—	3,140

As at 30 June 2007	520	83	—	603

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

	pSivida Limited
	Plant and equipment	Leasehold improvements	Construction in progress	Total
	$’000	$’000	$’000	$’000
Gross carrying amount
Balance at 1 July 2005	162	21	—	183
Additions	21	5	—	26
Net foreign currency exchange differences	—	—	—	—

Balance at 1 July 2006	183	26	—	209

Additions	5	—	—	5
Net foreign currency exchange differences	(25)	(3)	—	(28)

Balance at 30 June 2007	163	23	—	186

Accumulated depreciation
Balance at 1 July 2005	(96)	(12)	—	(108)
Depreciation expense	(38)	(6)	—	(44)

Balance at 1 July 2006	(134)	(18)	—	(152)

Disposals	—	—	—	—
Depreciation expense	(43)	(4)	—	(47)
Net foreign currency exchange differences	22	2	—	24

Balance at 30 June 2007	(155)	(20)	—	(175)

Net book value
As at 30 June 2006	49	8	—	57

As at 30 June 2007	8	3	—	11

9.	Goodwill

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Gross carrying amount
Balance at beginning of year	53,159	23,306	—	—
Additional amounts recognised from business combinations	—	30,406	—	—
Effects of foreign currency exchange differences	(5,402)	(553)	—	—

Balance at end of year	47,757	53,159	—	—

Accumulated impairment losses
Balance at beginning of year	—	—	—	—
Impairment losses for the year	—	—	—	—
Effects of foreign currency exchange differences	—	—	—	—

Balance at end of year	—	—	—	—

Net book value
At the end of the year	47,757	53,159	—	—

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Allocation of goodwill and in-process research and development to cash-generating units

Goodwill has been allocated for impairment testing purposes to a single CGU based on the primary reporting segment. At this time, Retisert is the only cash-generating product owned by the Company with sales of the product occurring in the US as a result of the marketing of the product undertaken by Bausch & Lomb. The Company receives sales-based royalties from Bausch and Lomb, subject to the terms of an advance royalty agreement entered into with pSivida Inc (formerly CDS) in June 2005.

The recoverable amount of the CGU is determined based on a fair value less cost to sell calculation which uses cash flow projections based on the expectations and forecasts of management covering a 10.5 year period (the remaining estimated useful life) and applying a discount rate in reference to a weighted average cost of capital for the Company of approximately 17.5%. Management considers the estimated useful life to be a reasonable period to consider based on the nature of the industry and the often long product development cycles prior to commercialisation. Cash flows have been estimated based on current numbers of patients diagnosed with the condition which the Group’s products are developed to treat, with growth rates based on generally expected trends, ranging between zero percentage increases and up to 4% per annum. Management considers such growth rates to be reasonable. Market penetration rates have been developed based on currently available sales results and on management’s future expectations and range from between 0.4% to 12%. Management considers the market penetration rates applied to be reasonable based on the unmet need of the conditions for which the Group’s products are being developed to treat. Development costs have been estimated based on historical costs and on management’s development plans currently in place, with general and administrative costs assumed to grow at the rate of 5% per annum after a period of three years for which detailed cost budgets have been prepared by management. Management believes that any reasonably possible change in the key assumptions upon which the recoverable amount is based would not cause the carrying amount to exceed its recoverable amount.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

10.	Other intangible assets

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Patents and licences
Gross carrying amount at beginning of year	143,831	58,056	—	—
Acquisitions through business combinations	—	88,460	—	—
Net foreign currency exchange differences	(15,159)	(2,685)	—	—

Gross carrying amount at end of year	128,672	143,831	—	—

Accumulated amortisation and impairment at beginning of year	(17,964)	(8,400)	—	—
Amortisation expense (i)	(8,010)	(9,316)	—	—
Asset impairment write-downs	(92,365)	—	—	—
Net foreign currency exchange differences	6,750	(248)	—	—

Accumulated amortisation and impairment at end of year	(111,589)	(17,964)	—	—

Net book value at end of year	17,083	125,867	—	—

In-process research and development
Gross carrying amount at beginning of year	36,240	1,705	—	—
Acquisitions through business combinations	—	34,282	—	—
Asset impairment write-down	(2,078)	—
Net foreign currency exchange differences	(4,759)	253	—	—

Gross carrying amount at end of year	29,403	36,240	—	—

Accumulated amortisation and impairment at beginning of year	—	—	—	—
Amortisation expense (i)	—	—	—	—
Net foreign currency exchange differences	—	—	—	—

Accumulated amortisation and impairment at end of year	—	—	—	—

Net book value at end of year	29,403	36,240	—	—

Total net book value at end of year	46,486	162,107	—	—

(i)	Amortisation expense is included in the line item ‘research and development - other’ in the income statement.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Significant intangible assets

The net book value of the Group’s intangible assets by product and/or product candidate at 30 June 2007 and 2006 is summarised as follows:

	Consolidated		Estimated Useful Life at 30 June 2007
	2007	2006	(Years)
	$’000	$’000
Closing net book value by intangible asset

Patents and licences
Retisert	12,375	84,540	10.5
BrachySil	4,708	41,327	10.5

	17,083	125,867

In-process research and development
Medidur for DME	29,403	34,183	n/a
BrachySil	—	2,057	n/a

	29,403	36,240

Total	46,486	162,107

In connection with an exclusive worldwide collaborative research and license agreement entered into with Pfizer, Inc. in April 2007, the Company granted Pfizer a security interest (i) in certain patents owned by the Company and (ii) in certain other patents owned by third parties and licensed exclusively to the Company.

The ultimate recoupment of costs carried forward for patents, licences and in-process research and development is dependent on the Company’s successful development and commercial exploitation of its technology.

Impairment of intangible assets

In December 2006, in response to a need to conserve cash, we implemented certain cost reduction measures. One impact of these measures was a delay in the time period during which we believed certain BrachySil™ product candidates, for the treatments of liver and pancreatic cancer, would be approved and begin generating sales. Additionally, during December 2006, our assessment of the probable level of future sales by our exclusive licensee of the Retisert® product decreased as a result of information provided by a third party. In accordance with AASB 136, “Impairment of Assets” (AASB 136), these events were indicators of potential asset impairment that required us to compare the carrying value of each of the respective intangible assets, including goodwill, to their estimated recoverable amounts.

AASB 136 defines the recoverable amount as the higher of “fair value less costs to sell” and “value in use”. We evaluated the recoverable amounts of the above intangible assets as the “fair value less costs to sell”. Based upon the extended period of time expected before the commencement of cash inflows of our product candidates, we determined that this measurement approach would result in larger recoverable amounts than could be expected by using the “value in use” measurement criteria. We estimated costs to sell at 5% of asset fair value on the basis that for assets of an intangible nature the primary cost would be a commission for brokering a sale.

We estimated the future net after-tax cash flows, net of direct costs, of each intangible asset over its expected economic useful life from the measurement date. In preparing the estimated cash flows, various factors were taken into account, including:

(i)	discussions with our licensee and the likelihood that our next generation Medidur™ for DME product technology would, if approved, impact future levels of Retisert® sales;

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

(ii)	progress of ongoing clinical trials and the estimated period of time until completion and potential regulatory approvals;

(iii)	known or anticipated competitive products; and

(iv)	projected market size, assumed market penetration and growth rates.

We then determined nominal after-tax discount rates that we believed would be appropriate to value the estimated after-tax net cash flows of the individual intangible assets. In our assessment of an appropriate cost of equity for the Company, we applied a risk-free rate of return of 4.7%, a beta of approximately 2.1% and an estimated market risk premium (the additional return that investors historically expect for holding a well-diversified portfolio of risky assets) of 6%. Additional premiums were then applied to take account of perceived risk profiles and market prospects attributable to each of the intangible assets.

The results of our impairment analysis at 31 December 2006 are summarized in the following table:

Intangible Asset	Asset Classification	Discount Rate Used	Recoverable Amount	Asset Carrying Value 31-Dec-06	Impairment Write-down
			$’000	$’000	$’000
Retisert	Patents	22.5%	23,870	74,772	(50,902)
Medidur for DME	IPR&D	27.5%	152,174	31,619	—
BrachySil	Patents	37.5%	7,692	38,064	(30,372)
BrachySil	IPR&D	37.5%	—	2,078	(2,078)
Goodwill (note 1)	Goodwill	17.5%	302,025	85,766	—

					(83,352)

note	1 - asset carrying value equals consolidated net assets after the impairment write-downs of the individual intangibles

At 30 June 2007, as required annually pursuant to AASB 136, we conducted a further review of the recoverability of our intangible assets. During the fourth quarter, a combination of factors, including (i) difficulty in patient recruitment for the BrachySil liver trial; (ii) management perception of the more favorable economic potential of the pancreatic cancer product candidate; and (iii) our desire to conserve cash resources, resulted in management’s decision to place the liver cancer trial on long-term hold. In addition, in July 2007 we received formal confirmation of our prior understanding from industry sources that Bausch and Lomb had withdrawn its European application, originally filed in September 2006, for authorisation to market Retisert. On the basis of these specific circumstances, we further evaluated the recoverable amounts of the above intangible assets utilising the same methodology that had been applied in December 2006, including the same discount rates and cost of equity for the Company.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

The results of our further impairment analysis are summarised in the following table:

Intangible Asset	Asset Classification	Discount Rate Used	Recoverable Amount	Asset Carrying Value 30-Jun-07	Impairment Write-down
			$’000	$’000	$’000
Retisert	Patents	22.5%	12,375	21,188	(8,813)
Medidur for DME	IPR&D	27.5%	141,507	29,403	—
BrachySil	Patents	37.5%	4,708	6,986	(2,278)
Goodwill (note 1)	Goodwill	17.5%	316,364	77,720	—

					(11,091)

note	1 - asset carrying value equals consolidated net assets after the impairment write-downs of the individual intangibles

11.	Trade and other payables

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Current
Trade payables	1,552	1,656	115	607
Accrued liabilities	2,104	2,562	663	765
Amounts payable to development partner	5,047	3,194	—	—
Amounts payable to directors and their related parties	8	3	8	—
Amounts payable to subsidiaries	—	—	1,160	—

	8,711	7,415	1,946	1,372

12.	Borrowings

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Current
At amortised cost
Convertible note	—	11,220	—	11,220

Non-current
At amortised cost
Convertible note	—	3,940	—	3,940

During the year ended 30 June 2007, the Company incurred a loss on extinguishment of debt in connection with (i) the subordinated convertible note issued in November 2005 to Sandell Asset Management (“Sandell”), as amended, and (ii) the subordinated convertible note issued in September 2006 to other institutional investors, herein referred to as “Absolute”. The debt extinguishments consisted of the transactions summarized in the following table, which are more fully described below:

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Sandell Note:
14 September 2006 amendment	11,564	—	11,564	—
29 December 2006 amendment	4,010	—	4,010	—
15 May 2007 redemption	12,214	—	12,214	—

	27,788	—	27,788	—

Absolute Notes:
14 June 2007 redemption	372	—	372	—

	28,160	—	28,160	—

Sandell Convertible Note

In November 2005, we issued a US$15.0 million (A$20.5 million) subordinated convertible note to Sandell with a term of three years and interest at 8% payable quarterly. The note was convertible into pSivida ADSs at an initial conversion price of US$7.10 per ADS (A$0.95 per ordinary share), subject to adjustments as defined. Warrants to purchase 633,803 ADSs at an exercise price of US$7.20 per ADS were issued in connection with the transaction. The facility was determined to be a hybrid financial instrument consisting of a loan host contract and a compound embedded derivative. The convertible note was valued by an independent expert using a Binomial Tree Model, with the initial carrying value of the note equal to the gross proceeds reduced by the values assigned to the conversion option derivative, the issued warrants and debt issue costs.

On 14 September 2006, we closed an agreement revising the terms of the Sandell note (the Amended Note). The Amended Note continued to have a three-year term and to bear 8% interest payable quarterly in arrears in cash or, under certain conditions, at our option, in the form of our NASDAQ-listed ADSs. The terms of the Amended Note included an adjusted conversion price of US$2.00 per ADS, subject to further adjustment based upon certain events or circumstances, including, without limitation, if 108% of the average market price of our ADSs for the ten trading days prior to 30 April 2007 was lower than the then current conversion price. The investor’s conditional redemption rights under the original note were replaced by unilateral redemption rights for up to 50% of the Amended Note principal at 31 July 2007 and 31 January 2008. In connection with the amendment, we repaid US$2.5 million (A$3.3 million) of the outstanding note principal and agreed to pay US$1.0 million (A$1.3 million) in related penalties, which were paid on 14 September 2006. Sandell retained its existing warrants to purchase 633,803 ADSs, exercisable for six years at an adjusted exercise price of US$7.17 per ADS. Sandell extended the deadline for the registration statement required by the registration rights agreement to be declared effective by the SEC through 15 October 2006, with increased penalties if that deadline were missed. Our registration statement was declared effective on 29 September 2006. We were also released from restrictions on future fundraising transactions contained in the original note documentation. We also granted to Sandell (i) Series A warrants to purchase 5.7 million ADSs exercisable for five years with an exercise price of US$1.80 per ADS; (ii) a security interest in our current royalties, subject to release of that security upon any disposition by us of the royalty stream; and (iii) a guarantee by our U.S. subsidiary, pSivida Inc.

The present value of the future cash flows of the Amended Note, including the US$1.0 million of cash fees paid and the value of the Series A warrants granted, was determined to be substantially different compared to the future cash flows under the original note terms, both discounted using the effective interest rate determined under

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

the original note. We recorded a loss on extinguishment of debt of US$9.1 million (A$11.6 million), which represented the difference between the carrying amount of the original debt instrument and the consideration paid, including the value of the Series A warrants. The Amended Note, embedded derivative and the Series A warrants were valued using a Binomial Tree Model.

On 17 October 2006, we signed a letter agreement with Sandell further revising the terms of the Amended Note. Pursuant to that letter agreement, we were released until 30 March 2007 from the requirement to maintain a net cash balance in excess of 30% of the outstanding principal amount of the Amended Note and instead the net cash balance required to be held by us through that date was reduced to US$1.5 million (A$2.1 million). Sandell further waived any default that would otherwise have resulted from the unavailability of our resale prospectus until we filed with the SEC our 2006 audited financial statements reconciled to US GAAP. We filed those financial statements on 31 October 2006, thus satisfying the condition in the agreement. In exchange for the foregoing, we agreed to make (i) a one-time payment to Sandell of US$800,000 (A$1.1 million) on 28 December 2006 in satisfaction of registration rights penalties through the date of the letter agreement; and (ii) three payments of US$150,000 (A$205,000) on 31 January 2007, 28 February 2007 and 30 March 2007.

The present value of the future cash flows of the Amended Note, as further modified, was determined not to be substantially different compared to the future cash flows of the original Amended Note, both discounted using the effective interest rate as determined under the Amended Note dated 14 September 2006. Accordingly, the US$450,000 (A$615,000) of cash fees and the transaction costs directly related to the letter agreement reduced the carrying amount of the Amended Note, subject to amortisation over the remaining term at an adjusted effective interest rate.

In November 2006, Sandell exercised their right to convert US$245,000 of the note principal and associated unpaid interest into 122,500 ADSs.

On 29 December 2006, we entered into a second amendment agreement with Sandell revising the Amended Note (the “Second Amended Note”), pursuant to which Sandell agreed, subject to closing, to a general forbearance with respect to any defaults through 31 March 2007 or such earlier date as defined in the amendment agreement, including the following:

•	Sandell agreed to allow us to transfer or grant security interests in certain of our assets which would be necessary if we were to complete a pending transaction;

•

Sandell agreed to forego the cash interest payment due on 2 January 2007 in favour of adding approximately US$306,000 (A$388,000) to the outstanding principal amount of the convertible note, which amount represented the value of the ADSs which we would have issued to satisfy the payment had we met certain conditions allowing us to pay the interest with ADSs;

•	Sandell agreed to defer our scheduled payment of US$800,000 (A$1.1 million);

•	Sandell agreed to forgive US$770,000 (A$973,000) of pending registration delay penalties;

•	Sandell agreed to amend the debt covenants to release us from the obligation to satisfy a minimum cash balance test of 30% of the outstanding note principal; and

•

Sandell agreed that we would have until ten days after 31 March 2007 or such earlier date to file a registration statement with respect to securities issuable on exercise of Sandell’s Series A warrants.

In return for the foregoing, we issued to Sandell Series C warrants to purchase 1.5 million ADSs over five years with an exercise price of US$2.00 per ADS and agreed, upon receipt of required approvals, including shareholder approval, and satisfaction of other closing conditions, as defined, to issue additional Series D warrants to purchase 4.0 million ADSs over five years with an exercise price of US$2.00.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

The present value of the future cash flows of the Second Amended Note, including the value of the Series C warrants issued, were determined to be substantially different compared to the future cash flows of the Amended Note, both discounted using the effective interest rate as determined under the original Amended Note. We recorded a loss on extinguishment of debt of US$3.2 million (A$4.0 million), which represented the difference between the carrying amount of the Amended Note instrument and the consideration paid, including the value of the Series C warrants.

On 22 February 2007, as a result of the terms of a fund raise transaction (see Note 15), the note conversion price was adjusted from US$2.00 per ADS to US$1.62 per ADS. In March and April 2007, Sandell exercised their right to convert US$900,000 of the note principal and associated unpaid interest into 555,557 ADSs.

On 30 March 2007, we paid the US$800,000 penalty payment that had been previously deferred pursuant to the 29 December 2006 second amendment agreement.

On 15 May 2007, the Company and Sandell amended the second amendment agreement and completed the transactions contemplated thereby pursuant to which we: (i) redeemed the remaining principal balance and accrued interest of the convertible note by a single payment of US$13.7 million (A$16.5 million) which also represented an excess payment made in consideration of our ability to redeem earlier than the terms of the note permitted; (ii) issued the previously agreed warrants to purchase 4.0 million ADSs with an exercise price of US$2.00 per ADS; and (iii) issued additional warrants to purchase 4.0 million ADSs with an exercise price of US$1.57 per ADS, 1.0 million ADSs with an exercise price of US$1.95 per ADS and 2,341,347 ADSs with an exercise price of US$1.21 per ADS, in each case with a term of five years. In connection with the final redemption of the Sandell note, we recorded a loss on extinguishment of debt of US$9.6 million (A$12.2 million), which represented the difference between the carrying amount of the Amended Note instrument and the consideration paid, including the value of the additional warrants issued, reduced by (i) the portion of the consideration allocated to the equity component of convertible note instrument at the date of the transaction and (ii) the value of the conversion option derivative re-measured immediately prior to the redemption. On 24 May 2007, we filed a registration statement to register the shares issuable upon exercise by Sandell of an aggregate of 18,541,347 warrants over ADSs that were issued in connection with the various Sandell amendment agreements. The SEC declared the registration statement effective on 11 June 2007 and, under the terms of the registration rights agreement, as amended, all pending registration delay penalties were permanently waived.

Absolute Convertible Notes

On 26 September 2006, we issued new subordinated convertible promissory notes to institutional investors (collectively referred to herein as Absolute) in the principal amount of US$6.5 million (A$8.5 million) with a term of three years and interest at 8% per annum payable quarterly. The notes were initially convertible into ADSs at a conversion price of US$2.00 per ADS, subject to adjustment based on certain events or circumstances, including if 108% of the average market price of our ADSs for the ten trading days prior to 30 April 2007 was lower than the then current conversion price. We also issued warrants to Absolute with a term of five years which entitle the investors to purchase 2,925,001 ADSs at US$2.00 per ADS. We also entered into a registration rights agreement pursuant to which we agreed to file a registration statement covering the resale of the ADSs underlying the notes and the warrants as soon as practicable and to have the registration statement declared effective on or before 1 January 2007. The convertible notes were valued by an independent expert using a Binomial Tree Model, with the initial carrying value equal to the gross proceeds reduced by the value assigned to the conversion option derivative and debt issue costs. Applying the residual value method, no value was assigned to the issued warrants.

In November 2006, one of the note holders exercised their right to convert US$290,000 of note principal and associated unpaid interest into 145,000 ADSs. As a result of the

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

price at which shares and options were issued in a private placement transaction on 22 February 2007 (see Note 15), the note conversion price was adjusted to US$1.62 per ADS. In April 2007, certain note holders exercised their right to convert US$5,409,000 of note principal and associated unpaid interest into 3,338,920 ADSs. As a result of the exercise price of certain warrants issued to Sandell on 15 May 2007, the note conversion price was further adjusted to US$1.21 per ADS.

We filed the required registration statement on 6 March 2007 and it was declared effective by the SEC on 9 March 2007. We paid US$147,000 (A$186,000) of registration delay penalties to the investors through the effective date.

We could redeem the notes at any time by payment of 108% of the face value and could force conversion if the price of our ADSs remained above two times the conversion price for a period of 25 days. On 15 May 2007, we issued to the note holders notice of our irrevocable election to redeem the remaining principal balance of the notes, pursuant to which we paid the holders US$885,000 (A$1.1 million) on 14 June 2007. In connection with the final redemption of the notes, we recorded a loss on extinguishment of debt of US$292,000 (A$371,000), which represented the difference between the carrying amount of the notes and the consideration paid, less the value of the conversion option derivative re-measured immediately prior to the redemption.

13.	Other financial liabilities

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Current
Conversion option derivatives - at fair value:
In connection with convertible notes (i)	—	2,465	—	2,465
In connection with options issued to investors (ii)	10,444	—	10,444	—

	10,444	2,465	10,444	2,465

(i)	The conversion option derivative arose in connection with the subordinated convertible promissory note issued to Sandell in November 2005, as subsequently amended, and in connection with the Absolute subordinated convertible notes issued in September 2006. The facility agreements contained a number of options such that they created hybrid financial instruments that consisted of a loan host contract and a compound embedded derivative. In accordance with the stated accounting policy, this embedded derivative is recognised separately from the host debt instrument. The value of the derivative embedded in the loan changes over time and is revalued on a marked to market basis through profit and loss. The derivatives were valued using the Binomial Tree Method. The net change in the value of the conversion option derivatives from date of issuance of the convertible notes through until immediately prior to the final redemptions of the convertible notes resulted in income recognised of A$5.9 million and A$3.4 million during the years ended 30 June 2007 and 2006, respectively. The fair value of the conversion option derivatives immediately prior to the redemption of each of the Sandell and Absolute notes, which totaled A$4.0 million, was written off as part of the calculation of the loss on extinguishment of debt (refer to Note 12).
(ii)	In connection with several capital raising transactions during the year ended 30 June 2007, the Company issued to investors ordinary shares together with detachable options to purchase additional ordinary shares over a specified time period. These options were denominated in A$, which was different to pSivida’s US$ functional currency. To the extent that the potential exercise of such options

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

would result in a variable amount of proceeds in the issuer’s functional currency the fair value of the options was recorded as a derivative liability, with a corresponding reduction in share capital, subject to revaluation of the liability on a marked to market basis through profit and loss. The fair value of the options was determined using a Binomial Tree Model. The grant date valuations of the options issued in the capital raising transactions totalled A$19.7 million (refer to Note 15(b)). The net reduction in the fair value of these derivative liabilities through 30 June 2007 resulted in income recognized of A$8.6 million and an increase in the foreign currency translation reserve of approximately A$700,000.

14.	Provisions

		Consolidated		pSivida Limited
		2007	2006	2007	2006
	Note	$’000	$’000	$’000	$’000
Provision for employee entitlements
Balance at beginning of year		193	30	50	30
Net arising/(utilised) during the year		(25)	2	(44)	20
Acquisitions through business combination		—	161	—	—

Balance at end of year		168	193	6	50

Current	20	168	193	6	50

15.	Issued capital

(a)	Issued capital

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Issued capital
Ordinary shares, fully paid	244,040	230,377	244,040	230,377

The concepts of authorised capital and par value do not exist under the Corporations Act 2001 and therefore the Company does not have a limited amount of authorised capital and issued shares do not have a par value.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

(b)	Movements in share capital

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	Number	Number
	‘000	‘000	$’000	$’000
Balance at beginning of year	397,036	219,312	230,377	107,884

Issued during year:
Shares issued to investors (i)	127,755	17,166	32,407	11,946
Proceeds allocated to derivative liabilities in connection with options issued to investors (i)	—	—	(19,745)	—
Share and rights issue costs	—	—	(1,674)	(2,126)
Conversion of convertible notes, net of unearned discount and issue costs (ii)	41,620	—	1,712	—
Options exercised	—	39	—	27
Shares issued as consideration of acquisition (iii)	—	161,048	—	111,975
Forfeiture of non-vested stock (iii)	(460)	(529)	(327)	(291)
Amortisation of non-vested stock (iii)	—	—	1,290	962

Balance at end of year	565,951	397,036	244,040	230,377

(i)	In December 2006, the Company issued 14,330,768 ordinary shares at A$0.26 per share in a private placement transaction for gross proceeds of A$3.7 million. Each share was purchased with two attaching options exercisable for four years at A$0.26 per share.

In February 2007, the Company issued 50,044,132 ordinary shares at A$0.23 per share in a private placement transaction for gross proceeds of A$11.5 million. Each share was purchased with two attaching options exercisable for four years at A$0.23 per share.

In April 2007, the Company issued 40,896,705 ordinary shares at A$0.27 in a private placement transaction for gross proceeds of A$11.0 million. Each two shares were purchased with one attaching option exercisable for four years at A$0.27 per share.

In April 2007, pursuant to the terms of a Collaborative Research and License Agreement between the Company and Pfizer, Inc., Pfizer invested US$5.0 million (A$6.1 million) for the purchase of 22,483,748 ordinary shares at A$0.27 per share.

The options issued in connection with the above share issues are included in Note 15(c).

To the extent that options issued to investors in the above capital raising transactions were denominated in A$, which was different to pSivida’s US$ functional currency, the fair value of the options was recorded as a derivative liability, subject to revaluation at subsequent reporting dates (see Note 13).

(ii)	During the year ended 30 June 2007, holders of the Sandell and Absolute convertible notes converted a total of US$6,844,000 of note principal and associated unpaid interest into 4,161,977 ADSs (41,619,770 ordinary shares) at the applicable note conversion prices (see Note 12). For each conversion, an amount of unearned debt discount and issue costs was charged to share capital such that the effective interest rate remained constant.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

(iii)	Non-vested stock was issued to employees of pSivida Inc as part of the acquisition of CDS in December 2005. Refer to Note 26 for further detail. The vesting of the non-vested stock is subject to the following terms:

•	Stock vests on dates ranging from January 2007 to May 2008; and

•	Non-vested stock is forfeited on cessation of employment.

The component of the value of non-vested stock issued to pSivida Inc employees at the time of the acquisition that related to unearned compensation is being amortised over the remaining vesting period of the stock.

(c)	Share options

2007 year

pSivida Limited	Exercise price		Expiry date	Balance at beginning of year	Granted during year	Exercised during year	Expired during year	Forfeited during year	Balance at end of year
				Number	Number #	Number #	Number #	Number	Number
Unlisted options *		$0.61	31/12/07	4,375,000	—	—	—	—	4,375,000
Unlisted options		$1.09	5/8/08	2,050,000	—	—	—	—	2,050,000
Unlisted options *		$1.18	5/8/09	8,934,672	—	—	—	(715,668)	8,219,004
Unlisted options *		$1.02	22/4/10	200,000	—	—	—	—	200,000
Unlisted options *		$0.80	31/12/08	115,000	—	—	—	—	115,000
Unlisted options *		$0.80	31/3/10	2,831,500	—	—	—	(1,367,000)	1,464,500
Unlisted warrants over ADSs	US$	12.50	9/9/08	1,330,000	—	—	—	—	1,330,000
Unlisted options *		$0.80	31/3/10	900,000	—	—	—	—	900,000
Unlisted warrants over ADSs	US$	7.20	16/11/11	6,338,030	—	—	—	—	6,338,030
Unlisted options *		$0.92	30/9/10	400,000	—	—	—	—	400,000
Unlisted options over ADSs	US$	32.19	9/7/06	38,760	—	—	(38,760)	—	—
Unlisted options over ADSs	US$	28.89	19/4/07	38,760	—	—	(38,760)	—	—
Unlisted options over ADSs	US$	1.77	18/9/07	704,560	—	—	—	—	704,560
Unlisted options over ADSs	US$	28.89	31/10/07	70,460	—	—	—	—	70,460
Unlisted options over ADSs	US$	28.89	15/4/08	58,140	—	—	—	—	58,140
Unlisted options over ADSs	US$	0.003	14/5/09	20	—	—	—	—	20
Unlisted options over ADSs	US$	2.27	25/8/09	352,280	—	—	—	—	352,280
Unlisted options over ADSs	US$	3.41	12/11/09	352,280	—	—	—	—	352,280
Unlisted options *		$0.92	30/9/10	1,850,000	—	—	—	—	1,850,000
Unlisted warrants over ADSs	US$	1.80	14/9/11	—	57,000,000	—	—	—	57,000,000
Unlisted warrants over ADSs	US$	2.00	26/9/11	—	29,250,010	—	—	—	29,250,010
Unlisted warrants over ADSs	US$	2.00	26/9/11	—	5,000,000	—	—	—	5,000,000
Unlisted options *		$0.325	30/9/11	—	1,150,000	—	—	—	1,150,000
Unlisted warrants over ADSs	US$	2.00	29/12/11	—	15,000,000	—	—	—	15,000,000
Unlisted options		$0.26	31/12/10	—	28,661,537	—	—	—	28,661,537
Unlisted options		$0.23	22/2/11	—	100,088,264	—	—	—	100,088,264
Unlisted options		$0.2695	5/4/11	—	20,448,353	—	—	—	20,448,353
Unlisted warrants over ADSs	US$	2.00	15/5/12	—	40,000,000	—	—	—	40,000,000
Unlisted warrants over ADSs	US$	1.57	15/5/12	—	40,000,000	—	—	—	40,000,000
Unlisted warrants over ADSs	US$	1.95	15/5/12		10,000,000	—	—	—	10,000,000
Unlisted warrants over ADSs	US$	1.21	15/5/12	—	23,413,470	—	—	—	23,413,470

				30,939,462	370,011,634	—	(77,520)	(2,082,668)	398,790,908

*	Options issued pursuant to the Company’s Employee Share Option Plan (ESOP).
#	Numbers of options and warrants over ADSs have been converted to equivalent values over ordinary shares to allow comparability with options over ordinary shares.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

AION Diagnostics Consolidated Group	Exercise price	Expiry date	Balance at beginning of period #	Granted during period #	Exercised during period #	Expired during period #	Forfeited during period #	Balance at date of disposal #
			Number	Number	Number	Number	Number	Number
Unlisted options *	$0.00	3/2/08	1,199,000	—	(1,052,500)	—	(146,500)	—

*	Options issued pursuant to the Company’s Employee Share Option Plan (ESOP).
#	Option details have been shown for the period of ownership of AION by the Group from 1 July 2006 to 12 April 2007, the date of disposal of AION Diagnostics

2006 year

pSivida Limited	Exercise price		Expiry date	Balance at beginning of year	Granted during year	Exercised during year	Expired during year	Forfeited during year	Balance at end of year
				Number	Number #	Number #	Number #	Number	Number
Unlisted options *		$0.61	31/12/07	4,375,000	—	—	—	—	4,375,000
Unlisted options		$1.09	5/8/08	2,050,000	—	—	—	—	2,050,000
Unlisted options *		$1.18	5/8/09	9,044,713	—	—	—	(110,041)	8,934,672
Unlisted options *		$1.02	22/4/10	200,000	—	—	—	—	200,000
Unlisted options *		$0.80	31/12/08	115,000	—	—	—	—	115,000
Unlisted options *		$0.80	31/3/10	3,177,000	—	—	—	(345,500)	2,831,500
Unlisted warrants over ADSs	US$	12.50	9/9/08	—	1,330,000	—	—	—	1,330,000
Unlisted options *		$0.80	31/3/10	—	900,000	—	—	—	900,000
Unlisted warrants over ADSs	US$	7.20	16/11/11	—	6,338,030	—	—	—	6,338,030
Unlisted options *		$0.92	30/9/10	—	400,000	—	—	—	400,000
Unlisted options over ADSs	US$	32.19	12/6/06	—	70,460	—	(70,460)	—	—
Unlisted options over ADSs	US$	32.19	9/7/06	—	38,760	—	—	—	38,760
Unlisted options over ADSs	US$	28.89	19/4/07	—	38,760	—	—	—	38,760
Unlisted options over ADSs	US$	1.77	18/9/07	—	704,560	—	—	—	704,560
Unlisted options over ADSs	US$	28.89	31/10/07	—	70,460	—	—	—	70,460
Unlisted options over ADSs	US$	28.89	15/4/08	—	58,140	—	—	—	58,140
Unlisted options over ADSs	US$	0.003	14/5/09	—	38,760	(38,740)	—	—	20
Unlisted options over ADSs	US$	2.27	25/8/09	—	352,280	—	—	—	352,280
Unlisted options over ADSs	US$	3.41	12/11/09	—	352,280	—	—	—	352,280
Unlisted options *		$0.92	30/9/10	—	1,850,000	—	—	—	1,850,000

				18,961,713	12,542,490	(38,740)	(70,460)	(455,541)	30,939,462

*	Options issued pursuant to the Company’s Employee Share Option Plan (ESOP).
#	Numbers of options and warrants over ADSs have been converted to equivalent values over ordinary shares to allow comparability with options over ordinary shares.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

AION Diagnostics Consolidated Group	Exercise price	Expiry date	Balance at beginning of year	Granted during year	Exercised during year	Expired during year	Cancelled during year	Balance at end of year
			Number	Number	Number	Number	Number	Number
Unlisted options *	$0.00	3/2/08	1,200,000	—	(1,000)	—	(261,000)	938,000
Unlisted options *	$0.00	3/2/08	—	261,000	—	—	—	261,000

			1,200,000	261,000	(1,000)	—	(261,000)	1,199,000

*	Options issued pursuant to the Company’s Employee Share Option Plan (ESOP).

Valuation assumptions

For share options granted to employees during the financial year, fair value at grant date was determined using the Black-Scholes option pricing model (refer to Note 1(t)). For share options issued to investors and for warrants issued in connection with convertible note transactions, fair value was determined by an independent valuation specialist using the Binomial Tree Method, The following weighted average inputs to the models were used:

	Employee		Investor Options		Note Holder Warrants
Number of options over shares		1,150,000		149,198,154		—
Number of options over ADSs		—		—		21,939,348
Fair value	A$	0.162	A$	0.132	US$	1.184
Share price at grant date	A$	0.295	A$	0.245	US$	1.939
Exercise price	A$	0.325	A$	0.241	US$	1.788
Expected volatility		65.0%		65.0%		65.0%
Option life		4.49 years		4.00 years		5.00 years
Expected dividends		—		—		—
Risk-free rate		5.89%		6.04%		4.62%

The Company has considered the stage of development, the relocation of the Company to the US, the individuals to whom options have been awarded and historical exercises when estimating the expected early exercise of the options issued.

In determining a reasonable expected rate of volatility to be applied in determining the value of options issued by the Company, the Company considered historical volatility and the expectation that the volatility rate will remain constant around current levels as the Company continues to mature in the Australian biotech market, whilst gaining greater exposure to the US market.

(d)	Terms and conditions of issued capital

Ordinary shares

Ordinary shares have the right to receive dividends as declared and, in the event of winding up the Company, to participate in the proceeds from the sale of all surplus assets in proportion to the number of and amounts paid up on shares held.

Ordinary shares entitle their holder to one vote, either in person or by proxy, at a meeting of the Company.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

(e)	Registration rights agreements

During each of the years ended 30 June 2007 and 2006, the Company entered into registration rights agreements with purchasers of its equity securities. These registration rights agreements required the Company to register with the SEC the resale of ADSs issued to such persons. The Company’s obligations to register ADSs in such transactions were subject to various deadlines, and the Company’s failure to meet certain of these deadlines resulted in monetary compensation against the Company. Predominantly related to our convertible note financing transactions we incurred registration rights penalties totalling US$2,274,000 (A$2,893,000) and US$370,000 (A$498,000) for the years ended 30 June 2007 and 2006, respectively, all of which have been paid at 30 June 2007. These amounts are included in interest and finance costs in the income statement. In connection with the convertible note transactions, all required registration statements were filed and declared effective by the SEC during the year ended 30 June 2007. The Company has ongoing obligations to maintain the effectiveness of these registration statements through the timely filing of the Company’s financial statements with the SEC. Failure to maintain the effectiveness of the registrations would result in potential future monetary penalties.

16.	Reserves

			Consolidated		pSivida Limited
			2007	2006	2007	2006
			$’000	$’000	$’000	$’000
Foreign currency translation reserve	(a	)	(16,658)	(3,024)	(29,318)	(381)
Option premium reserve	(b	)	28,098	2,687	28,098	2,687
Employee equity-settled benefits reserve	(c	)	1,426	1,921	1,426	1,594

			12,866	1,584	206	3,900

(a)	Foreign currency translation reserve

The foreign currency translation reserve is used to record exchange differences arising from the translation of the financial statements of foreign operations. The balance in relation to the parent entity has arisen due to the difference in functional currency and presentation currency of the parent entity (refer to Note 1(i)).

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Foreign currency translation reserve
Balance at beginning of year	(3,024)	(350)	(381)	—
Exchange differences arising on translation of foreign operations	(13,634)	(2,674)	—	—
Exchange differences arising on translation from functional currency to presentation currency	—	—	(28,937)	(381)

Balance at end of year	(16,658)	(3,024)	(29,318)	(381)

(b)	Option premium reserve

The option premium reserve is used to recognise the value of options and warrants issued of a capital nature. The investor options issued in connection with share issues were recognized as derivative liabilities (see Note 13).

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Option premium reserve
Balance at beginning of year	2,687	293	2,687	293
Warrants issued in connection with convertible note	27,117	1,706	27,117	1,706
Increase on issue of options and warrants	—	715	—	715
Extinguishment of convertible note	(1,706)	—	(1,706)	—
Exercise of options	—	(27)	—	(27)

Balance at end of year	28,098	2,687	28,098	2,687

(c)	Employee equity-settled benefits reserve

The employee equity-settled benefits reserve is used to recognise the value of options issued to employees and consultants.

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Employee equity-settled benefits reserve
Balance at beginning of year	1,921	632	1,594	461
Share-based compensation attributable to options and warrants issued	136	1,289	115	1,133
Share-based compensation attributable to option revaluations	(325)	—	(283)	—
Exercise of options in subsidiary	(306)	—	—	—

Balance at end of year	1,426	1,921	1,426	1,594

17.	Accumulated losses

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Balance at beginning of year	(56,928)	(28,762)	(28,042)	(13,161)
Net loss for the year	(122,258)	(28,166)	(109,322)	(14,881)

Balance at end of year	(179,186)	(56,928)	(137,364)	(28,042)

18.	Notes to the statement of cash flows

(a)	Reconciliation of cash and cash equivalents

For the purposes of the cash flow statement, cash and cash equivalents includes cash on hand and in banks and investments in money market instruments.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Cash and Cash equivalents	3,146	15,447	945	12,200

Under the terms of the convertible note transaction entered into in November 2005, the Company was required to hold a net cash balance in excess of 30% of the amount of the note outstanding as of 30 June 2006. Accordingly, A$6,164,000 of cash was restricted as of 30 June 2006. As of 30 June 2007 the convertible notes were fully redeemed and no cash balances were restricted.

(b)	Reconciliation of loss for the period to net cash flows used in operating activities

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Loss for the year	(122,258)	(28,166)	(109,322)	(14,881)
Depreciation	2,271	2,400	47	44
Amortisation	8,010	9,316	—	—
Impairment of intangible assets	94,443	—	—
Impairment of investments	—	—	81,688	—
(Gain) / loss on sale of subsidiary	(2,936)	—	375
Loss / (gain) on disposal of property, plant and equipment	26	(6)	—	—
Share-based compensation expense	773	1,953	(62)	1,797
Interest income accrued	—	—	(132)	(28)
Interest Paid	404	—	404	—
Finance costs	8,512	3,471	8,512	3,471
Deferred income tax benefit	(27,746)	(9,520)	—	—
Change in fair value of derivatives	(14,548)	(3,408)	(14,548)	(3,408)
Loss on extinguishment of debt	28,160	—	28,160	—
Allocation of compensation expense	—	—	229	—
Allowance for non-recovery	—	—	—	6,634
Foreign currency gain	(302)	(725)	(297)	(730)
(Increase) / decrease in assets
Trade and other receivables	(2,251)	279	(1,944)	50
Prepayments	(58)	(17)	(13)	163
Increase / (decrease) in liabilities
Trade and other creditors	2,480	2,684	(426)	762
Provisions	2	3	(40)	20

Net cash flows used in operating activities	(25,018)	(21,736)	(7,369)	(6,106)

(c)	Non-cash financing and investing activities

In December 2005 the Company issued the following securities to former Control Delivery Systems Inc (CDS) shareholders as part consideration for the acquisition of CDS (now pSivida Inc). Refer to Note 26 for further information:

•	150,844,680 shares at a value of A$0.71 each;

•	8,991,930 non-vested shares at a value of A$0.71 each; and

•	1,724,460 options valued using the Black-Scholes model.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

(d)	Business acquired

During the financial year ended 30 June 2006, 100% of the issued capital of Control Delivery Systems Inc was acquired. Refer to Note 26 for further information.

	Consolidated
	2007	2006
	$’000	$’000
Net cash paid for acquisition of subsidiary
Cash consideration	—	114
Direct acquisition costs paid	—	4,147
Less: cash and cash equivalent balances acquired	—	(228)

	—	4,033

(e)	Business disposed

During the financial year, pSivida Limited disposed of its entire interest in AION Diagnostics Inc and its wholly owned subsidiary AION Diagnostics Limited. Refer to Note 27 for further information.

19.	Leases

Operating leases

Operating leases relate to leases on building office space and certain items of office equipment. These leases have an average life of between 1 and 5 years. There are no restrictions placed upon the lessee by entering into these leases. The Group does not have an option to purchase the leased assets at the expiry of the lease period.

Future minimum rentals payable under non-cancellable operating leases as at 30 June 2007 are as follows:

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Not longer than one year	486	893	58	109
Longer than one year and not longer than five years	86	1,470	—	36

	572	2,363	58	145

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

20.	Employee entitlements

The aggregate employee entitlements liability recognised and included in the financial statements is as follows:

	Note	Consolidated		pSivida Limited
		2007	2006	2007	2006
		$’000	$’000	$’000	$’000
Provision for employee entitlements (current)	14	168	193	6	50

		2007	2006	2007	2006
		Number	Number	Number	Number
Number of employees at end of year		26	55	4	8

Superannuation

Under government regulations in Australia the Company is legally required to contribute 9% of employees’ gross income to an approved superannuation fund. Employees are entitled to contribute additional amounts to the fund at their own discretion. The Company makes the required contribution to each employee’s nominated Superannuation Fund. Contributions by the Group of up to 9% of employees’ wages and salaries in Australia totalled A$104,000 (2006: A$131,000)

The Group does not operate any schemes of a defined benefit nature.

United Kingdom subsidiary, pSiMedica Limited, operates a defined contribution pension scheme. The pension cost charge for the year under the defined contribution scheme was £77,000 (A$189,000) (2006: £97,000 (A$229,000)).

United States subsidiary, pSivida Inc., operated a defined contribution 401(k) retirement plan pursuant to which the Company matches employee contributions up to 5% of wage compensation. The charge for the year was US$105,000 (A$133,000) (2006: US$45,000 (A$60,000)).

Employee share option plan (ESOP) for pSivida Limited

An employee share option plan has been established where directors and employees of the Group are issued with options over the ordinary shares of pSivida Limited. Shareholders re-approved the plan at the Annual General Meeting (AGM) held on 17 November 2004. The options, issued for nil consideration, are issued in accordance with guidelines established by the directors of pSivida Limited.

Each employee share option converts into one ordinary share of pSivida Limited on exercise. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry.

Further information in relation to share options is discussed in Note 15 (c).

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

		2007		2006
		Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
			$		$
Balance at beginning of financial year	a	19,606,172	0.950	16,911,713	0.960
Granted	b	1,150,000	0.325	3,150,000	0.890
Exercised	c	—	—	—	—
Forfeited	d	(2,082,668)	0.930	(455,541)	0.890

Balance at end of financial year	e	18,673,504	0.910	19,606,172	0.950

Exercisable at end of financial year		16,836,004	0.950	17,831,172	0.870

Options outstanding at 30 June 2007 have a range of exercise prices from A$0.325 to A$1.18 (2006: A$0.61 to A$1.18) and have a weighted average remaining life of approximately 761 days (2006: 1,097 days).

Share-based payments expense related to options issued to employees and consultants was A$773,000 and A$1,953,000 for the years ended 30 June 2007 and 2006, respectively.

(a)	Balance at beginning of financial year

Options – series 2007	Number	Grant date	Vesting date		Expiry date	Exercise price
						$
Issued 21 October 2003	250,000	21/10/03	21/10/03		31/12/07	$0.61
Issued 21 October 2003	250,000	21/10/03	21/7/04		31/12/07	$0.61
Issued 21 October 2003	2,325,000	21/10/03	21/4/04		31/12/07	$0.61
Issued 21 October 2003	350,000	21/10/03	21/1/04		31/12/07	$0.61
Issued 21 October 2003	400,000	21/10/03	21/10/03		31/12/07	$0.61
Issued 21 October 2003	400,000	21/10/03	21/10/04		31/12/07	$0.61
Issued 21 October 2003	400,000	21/10/03	21/10/05		31/12/07	$0.61
Issued 5 August 2004	175,000	5/8/04	5/8/04		5/8/09	$1.18
Issued 5 August 2004	30,000	5/8/04	5/8/05		5/8/09	$1.18
Issued 5 August 2004	8,729,672	5/8/04	5/8/04		5/8/09	$1.18
Issued 22 April 2005	200,000	22/4/05	n/a	(1)	22/4/10	$1.02
Issued 22 April 2005	115,000	22/4/05	22/4/05		31/12/08	$0.80
Issued 22 April 2005	50,000	22/4/05	22/4/06		31/3/10	$0.80
Issued 22 April 2005	1,981,500	22/4/05	22/4/06		31/3/10	$0.80
Issued 22 April 2005	400,000	22/4/05	22/4/07		31/3/10	$0.80
Issued 22 April 2005	400,000	22/4/05	22/4/08		31/3/10	$0.80
Issued 15 November 2005	900,000	15/11/05	22/4/06		31/3/10	$0.80
Issued 16 November 2005	400,000	16/11/05	16/11/06		30/9/10	$0.92
Issued 30 December 2005	875,000	30/12/05	30/12/05		30/9/10	$0.92
Issued 30 December 2005	487,500	30/12/05	30/12/06		30/9/10	$0.92
Issued 30 December 2005	487,500	30/12/05	30/12/07		30/9/10	$0.92

	19,606,172

Options – series 2006	Number	Grant date	Vesting date		Expiry date	Exercise price
						$
Issued 21 October 2003	250,000	21/10/03	21/10/03		31/12/07	$0.61
Issued 21 October 2003	250,000	21/10/03	21/7/04		31/12/07	$0.61
Issued 21 October 2003	2,325,000	21/10/03	21/4/04		31/12/07	$0.61
Issued 21 October 2003	350,000	21/10/03	21/1/04		31/12/07	$0.61
Issued 21 October 2003	400,000	21/10/03	21/10/03		31/12/07	$0.61
Issued 21 October 2003	400,000	21/10/03	21/10/04		31/12/07	$0.61
Issued 21 October 2003	400,000	21/10/03	21/10/05		31/12/07	$0.61
Issued 5 August 2004	175,000	5/8/04	5/8/04		5/8/09	$1.18
Issued 5 August 2004	40,000	5/8/04	5/8/05		5/8/09	$1.18
Issued 5 August 2004	8,829,713	5/8/04	5/8/04		5/8/09	$1.18
Issued 22 April 2005	200,000	22/4/05	n/a	(1)	22/4/10	$1.02
Issued 22 April 2005	115,000	22/4/05	22/4/05		31/12/08	$0.80
Issued 22 April 2005	50,000	22/4/05	22/4/06		31/3/10	$0.80
Issued 22 April 2005	450,000	22/4/05	22/4/05		31/3/10	$0.80
Issued 22 April 2005	2,227,000	22/4/05	22/4/06		31/3/10	$0.80
Issued 22 April 2005	450,000	22/4/05	22/4/07		31/3/10	$0.80

	16,911,713

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

(b)	Granted during financial year

Options – series 2007	Number	Grant date	Vesting date	Expiry date	Exercise price
					$
Issued 18 October 2006	383,332	18/10/06	18/10/07	30/9/11	$0.325
Issued 18 October 2006	383,332	18/10/06	18/10/08	30/9/11	$0.325
Issued 18 October 2006	383,336	18/10/06	18/10/09	30/9/11	$0.325

	1,150,000

Options – series 2006	Number	Grant date	Vesting date	Expiry date	Exercise price
					$
Issued 15 November 2005	900,000	15/11/05	22/4/06	31/3/10	$0.80
Issued 16 November 2005	400,000	16/11/05	16/11/06	30/9/10	$0.92
Issued 30 December 2005	875,000	30/12/05	30/12/05	30/9/10	$0.92
Issued 30 December 2005	487,500	30/12/05	30/12/06	30/9/10	$0.92
Issued 30 December 2005	487,500	30/12/05	30/12/07	30/9/10	$0.92

	3,150,000

(c)	Exercised during financial year

No ESOP options were exercised during the 2007 or 2006 years.

(d)	Forfeited during financial year

Options – series 2007	Number	Grant date	Vesting date	Expiry date	Exercise price
					$
Issued 5 August 2004	(715,668)	5/8/04	5/8/04	5/8/09	$1.18
Issued 22 April 2005	(567,000)	22/4/05	22/4/06	31/3/10	$0.80
Issued 22 April 2005	(400,000)	22/4/05	22/4/07	31/3/10	$0.80
Issued 22 April 2005	(400,000)	22/4/05	22/4/08	31/3/10	$0.80

	(2,082,668)

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Options – series 2006	Number	Grant date	Vesting date		Expiry date	Exercise price
						$
Issued 5 August 2004	(100,041)	5/8/04	5/8/04		5/8/09	$1.18
Issued 5 August 2004	(10,000)	5/8/04	5/8/05		5/8/09	$1.18
Issued 22 April 2005	(245,500)	22/4/05	22/4/06		31/3/10	$0.80
Issued 22 April 2005	(50,000)	22/4/05	22/4/07		31/3/10	$0.80
Issued 22 April 2005	(50,000)	22/4/05	22/4/08		31/3/10	$0.80

	(455,541)

(e) Balance at end of financial year

Options – series 2007	Number	Grant date	Vesting date		Expiry date	Exercise price
						$
Issued 21 October 2003	250,000	21/10/03	21/10/03		31/12/07	$0.61
Issued 21 October 2003	250,000	21/10/03	21/7/04		31/12/07	$0.61
Issued 21 October 2003	2,325,000	21/10/03	21/4/04		31/12/07	$0.61
Issued 21 October 2003	350,000	21/10/03	21/1/04		31/12/07	$0.61
Issued 21 October 2003	400,000	21/10/03	21/10/03		31/12/07	$0.61
Issued 21 October 2003	400,000	21/10/03	21/10/04		31/12/07	$0.61
Issued 21 October 2003	400,000	21/10/03	21/10/05		31/12/07	$0.61
Issued 5 August 2004	175,000	5/8/04	5/8/04		5/8/09	$1.18
Issued 5 August 2004	30,000	5/8/04	5/8/05		5/8/09	$1.18
Issued 5 August 2004	8,014,004	5/8/04	5/8/04		5/8/09	$1.18
Issued 22 April 2005	200,000	22/4/05	n/a	(1)	22/4/10	$1.02
Issued 22 April 2005	115,000	22/4/05	22/4/05		31/12/08	$0.80
Issued 22 April 2005	50,000	22/4/05	22/4/06		31/3/10	$0.80
Issued 22 April 2005	1,414,500	22/4/05	22/4/06		31/3/10	$0.80
Issued 15 November 2005	900,000	15/11/05	22/4/06		31/3/10	$0.80
Issued 16 November 2005	400,000	16/11/05	16/11/06		30/9/10	$0.92
Issued 30 December 2005	875,000	30/12/05	30/12/05		30/9/10	$0.92
Issued 30 December 2005	487,500	30/12/05	30/12/06		30/9/10	$0.92
Issued 30 December 2005	487,500	30/12/05	30/12/07		30/9/10	$0.92
Issued 18 October 2006	383,332	18/10/06	18/10/07		30/9/11	$0.325
Issued 18 October 2006	383,332	18/10/06	18/10/08		30/9/11	$0.325
Issued 18 October 2006	383,336	18/10/06	18/10/09		30/9/11	$0.325

	18,673,504

Options – series 2006	Number	Grant date	Vesting date		Expiry date	Exercise price
						$
Issued 21 October 2003	250,000	21/10/03	21/10/03		31/12/07	$0.61
Issued 21 October 2003	250,000	21/10/03	21/7/04		31/12/07	$0.61
Issued 21 October 2003	2,325,000	21/10/03	21/4/04		31/12/07	$0.61
Issued 21 October 2003	350,000	21/10/03	21/1/04		31/12/07	$0.61
Issued 21 October 2003	400,000	21/10/03	21/10/03		31/12/07	$0.61
Issued 21 October 2003	400,000	21/10/03	21/10/04		31/12/07	$0.61
Issued 21 October 2003	400,000	21/10/03	21/10/05		31/12/07	$0.61
Issued 5 August 2004	175,000	5/8/04	5/8/04		5/8/09	$1.18
Issued 5 August 2004	30,000	5/8/04	5/8/05		5/8/09	$1.18
Issued 5 August 2004	8,729,672	5/8/04	5/8/04		5/8/09	$1.18
Issued 22 April 2005	200,000	22/4/05	n/a	(1)	22/4/10	$1.02
Issued 22 April 2005	115,000	22/4/05	22/4/05		31/12/08	$0.80
Issued 22 April 2005	50,000	22/4/05	22/4/06		31/3/10	$0.80
Issued 22 April 2005	1,981,500	22/4/05	22/4/06		31/3/10	$0.80
Issued 22 April 2005	400,000	22/4/05	22/4/07		31/3/10	$0.80
Issued 22 April 2005	400,000	22/4/05	22/4/08		31/3/10	$0.80
Issued 15 November 2005	900,000	15/11/05	22/4/06		31/3/10	$0.80
Issued 16 November 2005	400,000	16/11/05	16/11/06		30/9/10	$0.92
Issued 30 December 2005	875,000	30/12/05	30/12/05		30/9/10	$0.92
Issued 30 December 2005	487,500	30/12/05	30/12/06		30/9/10	$0.92
Issued 30 December 2005	487,500	30/12/05	30/12/07		30/9/10	$0.92

	19,606,172

(1)	Vesting date is subject to performance criteria.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Employee share option plan (ESOP) for AION Diagnostics Consolidated Group

An employee share option plan was established where directors and employees of the company are issued with options over the ordinary shares in the AION Diagnostics Consolidated Group. The options, issued for nil consideration, were issued in accordance with guidelines established by the directors of AION Diagnostics Consolidated Group.

Each employee share option was convertible into one ordinary share in the AION Diagnostics Consolidated Group on exercise. No amounts were paid or payable by the recipient on receipt of the option. The options carried neither rights to dividends nor voting rights. Options were exercisable at any time from the date of vesting to the date of their expiry.

In April 2007, the Company sold its share interest in AION Diagnostics (see Note 27).

AION Diagnostics Consolidated Group	2007	2007	2006	2006
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
		$		$
Balance at beginning of financial year	1,199,000	0.00	1,200,000	0.00
Granted during financial year	—	—	261,000	0.00
Exercised during financial year	(1,052,500)	0.00	(1,000)	0.00
Forfeited during financial year	(146,500)	0.00	—	—
Cancelled during financial year	—	—	(261,000)	0.00

Balance at end of financial year	—	—	1,199,000	0.00

Exercisable at end of financial year	—	—	479,524	0.00

Options – series 2006	Number	Grant date	Vesting date	Expiry date	Exercise price
					$
Issued 3 February 2005	719,476	3/2/05	30/9/06	3/2/08	$0.00
Issued 3 February 2005	479,524	3/2/05	13/10/05	3/2/08	$0.00

	1,199,000

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

21.	Contingent liabilities

The Group had no contingent liabilities as at 30 June 2007.

22.	Subsequent events

In July 2007, the Company completed a registered direct share offering of 14,402,000 units at a price of US$1.25 (A$1.46) for gross proceeds of US$18.0 million (A$21.0 million). Each unit consisted of (i) one ADS, representing ten ordinary shares; and (ii) one warrant to purchase 0.40 ADS, with a warrant exercise price of US$1.65 (A$1.93). Of the total offering, 5,200,000 units were purchased by Pfizer in accordance with the terms of the Collaborative Research and License Agreement dated 3 April 2007. In addition, the Company simultaneously completed a sale of ordinary shares and warrants to an Australian investor at the equivalent price of A$0.146 (US$0.125) per unit under the same terms and conditions noted above. This sale of 20,547,945 units resulted in additional gross proceeds of A$3.0 million (approximately US$2.6 million). Share issue costs totalled approximately US$2.6 million (A$3.0 million).

On 3 August 2007, the Company announced the appointment of Dr. Katherine Woodthorpe as an Australian-based Non-Executive Director. Dr. Woodthorpe has more than 25 years experience in the technology and commercialization industry and currently serves as the Chief Executive of the Australian Private Equity and Venture Capital Association (AVCAL).

On 13 August 2007, we announced the completion of the recruitment phase of our Phase IIa clinical study of BrachySil for the treatment of inoperable pancreatic cancer in the United Kingdom and Singapore.

On 22 August 2007, the Company and Alimera Sciences jointly announced the commencement of enrolment in the first human pharmacokinetic (PK) study of fluocinolone acetonide (FA), designed to support the existing Medidur for DME Phase III clinical trial by providing PK correlation data from DME patients. In addition, the parties announced that enrollment in the Phase III trial has exceeded 750 patients out of a planned total of 900 patients.

On 27 August 2007, the Company announced that it was no longer a “foreign private issuer” (FPI) as defined under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the Exchange Act). Following the closing of its July 2007 registered direct offering discussed above, and based on an analysis of its current stockholders in accordance with the applicable rules, the Company has concluded that more than 50% of its outstanding voting securities are currently directly or indirectly owned by residents of the U.S. Consequently, pSivida is no longer an FPI and is subject to all of the reporting requirements of the Exchange Act and other rules applicable to a U.S. domestic issuer effective for the first quarter of its fiscal year ending 30 June 2008.

23.	Loss per share

Basic loss per share amounts are calculated by dividing net loss for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

Diluted per share amounts are calculated by dividing the net loss attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on the conversion of all the dilutive potential ordinary shares into ordinary shares.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

All options and warrants on issue do not have the effect to dilute the loss per share. Therefore, they have been excluded from the calculation of diluted loss per share for the years ended 30 June 2007 and 2006.

The following reflects the income and share data used in the basic and diluted loss per share computations:

	Consolidated
	2007	2006
	$’000	$’000
Net loss for the year	(122,258)	(28,166)

Weighted average number of ordinary shares for basic loss per share	447,982	305,883
Effect of dilution (i)	—	—

Weighted average number of ordinary shares for diluted loss per share	447,982	305,883

	2007	2006
	cents	cents
Basic and diluted loss per share	(27.29)	(9.21)

(i)	This calculation does not include instruments that could potentially dilute basic loss per share in the future as these instruments were anti-dilutive in the periods presented. A summary of such instruments is as follows:

	At 30 June 2007		At 30 June 2006
Convertible securities	Number of securities	Potential ordinary shares	Number of securities	Potential ordinary shares
Options over ordinary shares	169,921,658	169,921,658	21,656,172	21,656,172
Options over ADSs	153,774	1,537,740	161,524	1,615,260
Warrants over ADSs	22,733,151	227,331,510	766,803	7,668,030
Convertible note	—	—	2,112,676	21,126,760

		398,790,908		52,066,222

Potential ordinary share transactions occurring after reporting date

In connection with a share offering in July 2007 (refer to Note 22), the Company issued warrants over ADSs to U.S. investors and placement agents and issued warrants over ordinary shares to an Australian investor, which resulted in the following additional potential ordinary shares:

Equity securities	Number of securities	Potential ordinary shares
Warrants over ADSs	6,048,840	60,488,400
Warrants over ordinary shares	8,219,178	8,219,178

		68,707,578

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

There have been no other transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of completion of these financial statements.

24.	Director, executive and other related party disclosures

(a)	Equity interests in related parties

Details of subsidiaries are disclosed in Note 7 to the financial statements.

(b)	Details of key management personnel

The directors of pSivida Limited during the year were:

•	Dr Paul Ashton – Managing Director (appointed 24 January 2007, director prior thereto)

•	Dr David Mazzo – Non-Executive Chairman (appointed 24 January 2007, director prior thereto)

•	Mr Michael Rogers – Non-Executive Director

•	Mr Stephen Lake – Non-Executive Director (resigned 3 August 2007)

•	Dr Roger Aston – Non-Executive Director (re-appointed 20 December 2006, resigned 1 May 2007)

•	Dr Roger Brimblecombe – Executive Chairman (appointed 31 July 2006 and resigned 24 January 2007, director prior thereto)

•	Ms Heather Zampatti – Non-Executive Director (resigned 28 August 2006)

•	Mr Gavin Rezos – Managing Director (resigned 31 July 2006)

Other key management personnel of the Group during the year were:

•	Prof Leigh Canham – Chief Scientific Officer, pSiMedica Limited

•	Ms Lori Freedman – Company Secretary, Vice President of Corporate Affairs, General Counsel

•	Mr Michael Soja – Vice President, Finance and Chief Financial Officer

•	Mr Aaron Finlay – Company Secretary, Former Chief Financial Officer

•	Dr. Mark Parry-Billings – Director, Europe, pSiMedica Limited (resigned 31 March 2007)

(c)	Compensation of key management personnel

(i)	Compensation policy

The Remuneration Committee of the Board of Directors (the Board) is responsible for determining and reviewing compensation arrangements for the directors and executive officers. The Remuneration Committee will assess the appropriateness of the nature and amount of compensation of such officers on a periodic basis by reference to relevant employment market conditions with the overall objective of ensuring maximum stakeholder benefit from the retention of a high quality Board and executive team. Such officers are paid their base compensation in cash only.

To assist in achieving these objectives, the Remuneration Committee will link the nature and amount of executive Directors’ and officers’ compensation to the Company’s financial and operational performance.

Remuneration paid to the Company’s directors and executives is also determined with reference to the market level of remuneration for other listed biotechnology companies in Australia, the UK and the U.S. This assessment is undertaken with reference to advice and comment provided by various search executive firms operating in the sector. Consideration of the Company’s predominantly research and development stage of development is taken into account in this review.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Executive officers are those directly accountable for the operational management and strategic direction of the Group.

Fixed remuneration

Fixed remuneration consists of a base remuneration package, which includes directors’ fees (in the case of directors), salaries, consulting fees and employer contributions to superannuation funds.

Fixed remuneration levels for Directors and executive officers are reviewed annually by the Remuneration Committee through a process that considers the employee’s personal development, achievement of key performance objectives for the year, industry benchmarks wherever possible and consumer price index (CPI) data. Recommendations for remuneration levels are given by the Remuneration Committee to the Board for approval.

Total remuneration for non-executive directors is determined by resolution of shareholders. The Remuneration Committee determines actual payments to directors and reviews their remuneration annually, based on independent external advice, relativities and the duties and accountabilities of the directors. The maximum available aggregate remuneration approved for non-executive directors is A$280,000. Non-executive directors do not receive any other retirement benefits other than a superannuation guarantee contribution required by government regulation for payments made directly to Australian resident directors, which is currently 9% of their fees.

Non-executive directors may provide specific consulting advice to the Company upon direction from the Board. Remuneration for this work is made at market rates.

Performance-linked remuneration

All employees may receive bonuses and/or share options based on achievement of specific goals related to either individual performance or the performance of the Company as a whole, or both, as determined by the directors based on a range of factors. These factors include traditional financial considerations such as operating performance, cash consumption, deals concluded, increases in the market capitalisation of the Company and successful capital raisings and also industry-specific factors relating to the advancement of the Company’s research and development activities and intellectual property portfolio, collaborations and relationships with scientific institutions, third parties and internal employees.

Stock options are awarded under the Employee Share Option Plan to the Company’s directors and executives and are determined on the individuals’ performance against milestones, the level of involvement in achieving the corporate milestones and goals and to an extent the relativity between executives. Non-executive directors do participate in the Company’s Employee Share Option Plan, given the Company’s size and stage of development and the necessity to attract the highest calibre of professionals to the role, whilst maintaining the Company’s cash reserves.

Elements of director and executive compensation

Compensation packages contain the following key elements:

(a)	Short-term benefits – salary / fees, bonuses and other benefits;

(b)	Post-employment benefits – including superannuation; and

(c)	Share-based payments - share options granted under the Employee Share Option Plan as disclosed in Note 20 to the financial statements.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

(ii)	Key management personnel compensation

The aggregate compensation of the key management personnel of the Group is set out below:

	Consolidated		pSivida Limited
	2007	2006	2007	2006
	$	$	$	$
Short-term	2,476,132	3,142,567	920,351	1,921,006
Post-employment	131,574	161,141	39,488	55,767
Other long-term	—	—	—	—
Termination benefit	—	—	—	—
Share-based payment	(189,294)	943,333	22,885	619,457

	2,418,412	4,247,041	982,724	2,596,230

The compensation of each member of the key management personnel of the Group for the year ended 30 June 2007 is as follows:

	Short-term Benefits			Post- Employment	Share- based Payments		Proportion Related to Performance
	Salary and Fees	Bonus	Other Benefits	Super- annuation	Options *	Total
	$	$	$	$	$	$	%
Directors
Dr P Ashton (ii) (iii)	399,216	32,869	9,755	16,782	(34,118)	424,504	-0.3%
Dr D Mazzo	71,983	—	—	—	19,972	91,955	—
Mr M Rogers	62,347	—	—	—	19,972	82,319	—
Mr S Lake	30,726	—	—	—	—	30,726	—
Dr R Aston	23,185	—	—	—	—	23,185	—
Dr R Brimblecombe	105,050	—	—	—	—	105,050	—
Ms H Zampatti	5,500	—	—	495	—	5,995	—
Mr G Rezos	80,500	—	—	2,625	—	83,125	—

	778,507	32,869	9,755	19,902	5,826	846,859

Group Executives
Prof L Canham	207,714	—	3,147	23,725	—	234,586	—
Mr A Finlay	310,856	—	9,284	27,977	—	348,117	—
Ms L Freedman (i) (ii) (iii)	346,724	70,374	24,588	17,336	1,372	460,394	15.6%
Mr M Soja (i) (ii) (iii)	346,724	69,017	24,588	13,869	1,372	455,570	15.5%
Dr M Parry-Billings (iv)	239,704		2,281	28,765	(197,864)	72,886	—

	1,451,722	139,391	63,888	111,672	(195,120)	1,571,553

Totals	2,230,229	172,260	73,643	131,574	(189,294)	2,418,412

*	These options had no intrinsic value at the date of issue.
(i)	A total of 1,150,000 options were issued to employees in October 2006, of which 250,000 options were issued to each of Ms Freedman and Mr Soja. The options are exercisable at A$0.325, being a 10% premium to the closing share price on the day of issue of the options. The options vest in three tranches one, two and three years after issue and expire on 30 September 2011.

No options were issued to directors during the period.

(ii)	Bonuses were paid to these executives to compensate them for the tax consequences of the vesting of shares issued to them in exchange for equity interests held by them in CDS at the 30 December 2005 acquisition date.
(iii)	Share-based payments include credits attributable to the revaluation of prior year options granted with undefined performance conditions.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

(iv)	The share-based payment credit reflects the forfeiture of unvested options outstanding at the date of resignation.

The compensation for each member of the key management personnel of the Group for the year ended 30 June 2006 is as follows:

	Short-term Benefits			Post- Employment	Share- based Payments		Proportion Related to Performance
	Salary and Fees	Bonus	Other Benefits	Super- annuation	Options *	Total
	$	$	$	$	$	$	%
Directors
Dr R Brimblecombe (ii)	223,218	—	—	—	101,898	325,116	31.3%
Mr G Rezos (i) (ii)	467,437	257,000	6,366	14,648	306,681	1,052,132	53.6%
Dr P Ashton (ii)	184,159	—	4,776	5,542	48,195	242,672	19.9%
Mr S Lake	25,000	—	—	—	—	25,000
Dr D Mazzo (ii)	32,102	—	—	—	32,852	64,954	—
Mr M Rogers (ii)	37,213	—	—	—	32,852	70,065	—
Ms H Zampatti	15,613	—	—	1,405	—	17,018	—
Dr R Aston (i)	304,121	26,600	—	4,560	—	335,281	7.9%
Ms A Ledger	15,806	—	—	1,423	—	17,229	—

	1,304,669	283,600	11,142	27,578	522,478	2,149,467

Group Executives
Dr M Parry-Billings	303,059	—	7,703	36,367	144,238	491,367	29.4%
Mr A Finlay (i) (ii)	253,215	60,000	8,380	28,189	96,979	446,763	35.1%
Dr A Kluczewska	250,000	—	4,774	—	49,603	304,377	16.3%
Prof L Canham	197,476	—	6,389	22,498	28,083	254,446	11.0%
Mr S Connor	182,444	—	8,608	21,893	32,033	244,978	13.1%
Dr J Ogden	171,449	—	5,233	20,574	24,133	221,389	10.9%
Ms L Freedman (ii)	40,099	—	2,114	2,021	22,893	67,127	34.1%
Mr M Soja (ii)	40,099	—	2,114	2,021	22,893	67,127	34.1%

	1,437,841	60,000	45,315	133,563	420,855	2,097,574

Totals	2,742,510	343,600	56,457	161,141	943,333	4,247,041

*	These options had no intrinsic value at the date of issue.
(i)	Bonuses were paid in October 2005 to executive directors and staff as short term incentives following the achievement of key milestones following a recommendation from the Company’s Remuneration Committee. No other bonuses have been paid by the Company up to the date of issuing this report.
(ii)	In November 2005, a total of 900,000 options were issued consisting of 600,000 to Mr Rezos and 300,000 options to Mr Brimblecombe. The options are exercisable at A$0.80, being a 10% premium to the share price at the time that the options were announced (subject to shareholder approval) in April 2005. The options are subject to varying vesting conditions and expire on 31 March 2010.

In November 2005, a total of 400,000 options were issued, consisting of 200,000 options to each of Dr Mazzo and Mr Rezos. The options are exercisable at A$0.92, being a 10% premium to the 10 day weighted average share price prior to the date of the Notice of Meeting to approve the grant of the options. The options are subject to varying vesting conditions and expire on 30 September 2010.

In December 2005, a total of 1,850,000 options were issued, consisting of 600,000 to Mr Rezos, 200,000 to Mr Finlay, 75,000 to Mr Brimblecombe, 500,000 to Dr Ashton, 237,500 to Ms Freedman and 237,500 to Mr Soja. The options are exercisable at A$0.92, being a 10% premium to the 10 day weighted average share price prior to the date of the Notice of Meeting to approve the grant of the options. The options are subject to varying vesting and performance conditions and expire on 30 September 2010. Of these options issued to directors and employees the following have performance conditions as detailed below:

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Dr P Ashton	500,000	Subject to 250,000 vesting in 12 months and 250,000 vesting in 24 months from the date of grant. The Company has the right to require additional performance conditions to be met in relation to the vesting of these options as advised by management and applied by the Board and Remuneration Committee. On 8 December 2006, the Board removed performance conditions related to the options scheduled to vest in December 2006.

Ms L Freedman	237,500	Subject to 118,750 vesting in 12 months and 118,750 vesting in 24 months from the date of grant. The Company has the right to require additional performance conditions to be met in relation to the vesting of these options as advised by management and applied by the Board and Remuneration Committee. On 8 December 2006, the Board removed performance conditions related to the options scheduled to vest in December 2006.

Mr M Soja	237,500	Subject to 118,750 vesting in 12 months and 118,750 vesting in 24 months from the date of grant. The Company has the right to require additional performance conditions to be met in relation to the vesting of these options as advised by management and applied by the Board and Remuneration Committee. On 8 December 2006, the Board removed performance conditions related to the options scheduled to vest in December 2006.

(d)	Contracts for services of directors and key management personnel

The Company has entered into standard appointment agreements with directors other than Dr Ashton as noted below. These agreements provide for an indefinite period of appointment subject to reappointment requirements at annual general meetings under the terms of the constitution. The appointment may be terminated pursuant to the Corporations Act and the Company’s Constitution, in certain prescribed circumstances (e.g. bankruptcy, conviction of an offence, unsound mind). The director may resign by notice in writing at any time.

The Company has entered into consulting contracts with certain directors or their related entities for an indefinite period which may be terminated by either party on three months’ written notice or summary notice in the event of a breach in the terms of the agreement, the consultant is found guilty of any criminal act, misconduct or negligence or becomes insolvent. There are no termination benefits other than what applicable statute dictates.

On 1 January 2006 Dr Ashton entered into an employment contract with the company for an indefinite period. Under the terms of the employment the employee is eligible for an annual cash bonus and entitled to be granted 500,000 options over the Company’s ordinary stock subject to 250,000 vesting in 12 months and 250,000 vesting in 24 months from the date of grant, subject to vesting conditions, with the term and exercise price to be determined by the Board. Termination may be by either party providing a notice period of 2 weeks. If termination is made by the Company without cause or by

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

the employee for good cause, the employee is entitled to a lump sum equal to 100% of annual salary, 100% of prior year cash bonus received and medical benefits for a period of 1 year.

The Company has standard employment agreements with its employees covering levels of remuneration and other employment benefits such as annual leave, superannuation or pension contributions, review periods, and confidentiality provisions. The Company will be subject to statutorily imposed severance payments in the event of termination of employment and any bonuses and/or award of options to convert into ordinary shares are made at the Company’s discretion.

The employment contracts the Company has in place with UK-based executive Prof Canham provides for standard employment terms with a six month notice period, 12% defined superannuation contributions and medical cover.

The employment contracts the Company has in place with Australian-based executive Mr Finlay provides for standard employment terms, providing for 9% superannuation contributions and a 3 month notice period. On 28 February 2006 the Company amended the employment contract with Mr Finlay to provide a minimum two year term of service where there is a requirement for the Company to maintain an office or have an Australian resident Company Secretary.

On 16 May 2006 Ms Freedman and Mr Soja entered into new employment contracts with the Company for an indefinite period. Under the terms of the employment the employee is eligible for an annual cash bonus and entitled to be granted 250,000 options over the Company’s ordinary stock subject to vesting conditions, with the term and exercise price to be determined by the Board. Termination may be by either party providing a notice period of 2 weeks. If termination is made by the Company without cause or by the employee for good cause and occurs prior to 31 December 2007 the employee is entitled to a lump sum equal to 200% of annual salary plus 100% of prior year cash bonus received and medical benefits for a period of 2 years. If termination is made by the Company without cause or by the employee for good cause and occurs after 31 December 2007, the employee is entitled to a lump sum equal to 100% of annual salary, 100% of prior year cash bonus received and medical benefits for a period of 1 year.

(e)	Compensation options: granted and vested during the year

During the financial year options were granted as equity compensation benefits to certain directors and executives as disclosed below. The options were issued free of charge. Each option entitles the holder to subscribe for one fully paid ordinary share in the entity at the exercise price stated below. The options may only be exercised after the vesting date stated below, and expire on the dates shown below. Vesting of the options is dependent on the achievement of certain key performance criteria where indicated. The key performance criteria to be met are in respect of certain employee performance targets.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Share options issued by pSivida Limited

			Terms and conditions for each grant
	Vested	Granted	Grant date	Value per option at grant date **		Value of underlying share at grant date		Exercise price per share		Vesting date	Expiry date
	Number	Number		$		$		$
2007
Directors
Dr P Ashton	250,000	—	30 Dec05		$0.250		$0.71		$0.92	30 Dec 06	30 Sep 10
Dr D Mazzo	200,000	—	16 Nov05		$0.264		$0.725		$0.92	16 Nov 06	30 Sep 10
Mr M Rogers	200,000	—	16 Nov05		$0.264		$0.725		$0.92	16 Nov 06	30 Sep 10

Total	650,000	—

Other key management personnel
Ms L Freedman	118,750	—	30 Dec05		$0.250		$0.71		$0.92	30 Dec 06	30 Sep 10
	—	83,333	18 Oct06		$0.163		$0.295		$0.325	18 Oct 07	30 Sep 11
		83,333	18 Oct06		$0.165		$0.295		$0.325	18 Oct 08	30 Sep 11
		83,334	18 Oct06		$0.166		$0.295		$0.325	18 Oct 09	30 Sep 11
Mr M Soja	118,750	—	30 Dec05		$0.250		$0.71		$0.92	30 Dec 06	30 Sep 10
	—	83,333	18 Oct06		$0.163		$0.295		$0.325	18 Oct 07	30 Sep 11
		83,333	18 Oct06		$0.165		$0.295		$0.325	18 Oct 08	30 Sep 11
		83,334	18 Oct06		$0.166		$0.295		$0.325	18 Oct 09	30 Sep 11

Total	237,500	500,000

2006
Directors

Dr R Brimblecombe	300,000 75,000	300,000 75,000	15 Nov05 30 Dec05	$ $	0.283 0.229	$ $	0.745 0.71	$ $	0.80 0.92	22 Apr 06 30 Dec 05	31 Mar 10 30 Sep 10
Mr G Rezos	600,000 600,000	600,000 600,000	15 Nov05 30 Dec05	$ $	0.283 0.229	$ $	0.745 0.71	$ $	0.80 0.92	22 Apr 06 30 Dec 05	31 Mar 10 30 Sep 10
Dr D Mazzo	—	200,000	16 Nov05		$0.264		$0.725		$0.92	16 Nov 06	30 Sep 10
Mr M Rogers	—	200,000	16 Nov05		$0.264		$0.725		$0.92	16 Nov 06	30 Sep 10
Dr P Ashton	— —	* 250,000 * 250,000	30 Dec05 30 Dec05	$ $	0.250 0.270	$ $	0.71 0.71	$ $	0.92 0.92	30 Dec 06 30 Dec 07	30 Sep 10 30 Sep 10

Total	1,575,000	2,475,000

Other key management personnel
Dr M Parry-Billings	320,000	—	22 Apr05		$0.316		$0.75		$0.80	22 Apr 06	31 Mar 10
Mr A Finlay	200,000 200,000	— 200,000	22 Apr05 30 Dec05	$ $	0.316 0.229	$ $	0.75 0.71	$ $	0.80 0.92	22 Apr 06 30 Dec 06	31 Mar 10 30 Sep 10
Dr A Kluczewska	400,000 125,000	— —	21 Oct03 22 Apr05	$ $	0.287 0.316	$ $	0.58 0.75	$ $	0.61 0.80	31 Dec 05 22 Apr 06	31 Dec 07 31 Mar 10
Prof L Canham	112,500	—	22 Apr05		$0.316		$0.75		$0.80	22 Apr 06	31 Mar 10
Mr S Connor	125,000	—	22 Apr05		$0.316		$0.75		$0.80	22 Apr 06	31 Mar 10
Dr J Ogden	100,000	—	22 Apr05		$0.316		$0.75		$0.80	22 Apr 06	31 Mar 10
Ms L Freedman	— —	* 118,750 * 118,750	30 Dec05 30 Dec05	$ $	0.250 0.270	$ $	0.71 0.71	$ $	0.92 0.92	30 Dec 06 30 Dec 07	30 Sep 10 30 Sep 10
Mr M Soja	— —	* 118,750 * 118,750	30 Dec05 30 Dec05	$ $	0.250 0.270	$ $	0.71 0.71	$ $	0.92 0.92	30 Dec 06 30 Dec 07	30 Sep 10 30 Sep 10

Total	1,582,500	675,000

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Share options issued by AION Diagnostics Limited

The 2007 disclosures cover the period 1 July 2006 to the date of disposal of AION Diagnostics on 12 April 2007.

			Terms and conditions for each grant
	Vested	Granted	Grant date	Value per option at grant date **	Value of underlying share at grant date	Exercise price per share	Vesting date	Expiry date
	Number	Number		$	$	$
2007
Directors
Mr G Rezos	—	—

Total		—

Other key management personnel
Mr A Finlay	108,760	—	13 Oct 05	$0.29	$0.29	$0.00	6 Feb 07	3 Feb 08
Prof L Canham	110,840	—	13 Oct 05	$0.29	$0.29	$0.00	6 Feb 07	3 Feb 08

Total	219,600	—

2006
Directors
Mr G Rezos	152,500	—	13 Oct 05	$0.29	$0.29	$0.00	13 Oct 05	3 Feb 08

Total	152,500	—

Other key management personnel
Mr A Finlay	—	* 10,000	13 Oct 05	$0.29	$0.29	$0.00	—	3 Feb 08
Dr A Kluczewska	297,024	* 100,000	13 Oct 05	$0.29	$0.29	$0.00	—	3 Feb 08
Prof L Canham	—	* 45,000	13 Oct 05	$0.29	$0.29	$0.00	—	3 Feb 08

Total	297,024	155,000

*	Vesting of these options is subject to performance conditions.
**	Options have been valued using the Black-Scholes option valuation model, which takes into account time value and the volatility of the stock price.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

(f)	Shares issued on exercise of compensation options

No compensation options were exercised by directors or key management personnel during the current or prior year.

(g)	Share and option holdings of key management personnel

Fully paid ordinary shares of pSivida Limited

	Balance at beginning of year	Granted as compensation	Received on exercise of options	Net other change	Balance at end of year
	Number	Number	Number	Number	Number
2007
Directors
Dr R Brimblecombe **	613,200	—	—	—	613,200
Mr G Rezos **	11,490,282	—	—	—	11,490,282
Mr S Lake	—	—	—	—	—
Dr D Mazzo	20,000	—	—	—	20,000
Mr M Rogers	—	—	—	—	—
Dr P Ashton	17,664,080	—	—	(460,400)	17,203,680
Ms H Zampatti **	170,179	—	—	—	170,179
Dr R Aston * **	7,093,586	—	—	—	7,093,586

Total	37,051,327	—	—	(460,400)	36,590,927

Other key management personnel
Prof L Canham	3,730,000	—	—	—	3,730,000
Mr M Soja	3,060,460	—	—	(300,000)	2,760,460
Ms L Freedman	2,786,320	—	—	(194,000)	2,592,320
Mr A Finlay	15,000	—	—	—	15,000
Dr M Parry-Billings	—	—	—	—	—

Total	9,591,780	—	—	(494,000)	9,097,780

2006
Directors
Dr R Brimblecombe	445,067	—	—	168,133	613,200
Mr G Rezos	11,319,282	—	—	171,000	11,490,282
Mr S Lake	—	—	—	—	—
Dr D Mazzo *	—	—	—	20,000	20,000
Mr M Rogers *	—	—	—	—	—
Dr P Ashton *	17,664,080	—	—	—	17,664,080
Ms H Zampatti *	—			170,179	170,179
Ms A Ledger **	1,900,000	—	—	—	1,900,000
Dr R Aston **	7,093,586	—	—	—	7,093,586

Total	38,422,015	—	—	529,312	38,951,327

Other key management personnel
Dr M Parry-Billings	—	—	—	—	—
Prof L Canham	3,909,579	—	—	(179,579)	3,730,000
Dr A Kluczewska	—	—	—	—	—
Mr M Soja *	3,060,460	—	—	—	3,060,460
Ms L Freedman *	2,786,320	—	—	—	2,786,320
Mr A Finlay	—	—	—	15,000	15,000
Dr J Ogden	—	—	—	—	—
Mr S Connor	189,000	—	—	—	189,000

Total	9,945,359	—	—	(164,579)	9,780,780

*	Opening balance at date of appointment
**	Closing balance at date of resignation

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Share options issued by pSivida Limited

	Balance at beginning of period	Granted as compensation	Exercised	Net other change	Balance at end of period	Balance vested and exercisable at end of period	Options vested during year
	Number	Number	Number	Number	Number	Number	Number
2007
Directors
Dr R Brimblecombe **	1,324,111	—	—	—	1,324,111	1,324,111	—
Mr G Rezos **	5,171,030	—	—	—	5,171,030	5,171,030	—
Mr S Lake	242,061	—	—	—	242,061	242,061	—
Dr D Mazzo	200,000	—	—	—	200,000	200,000	200,000
Mr M Rogers	200,000	—	—	—	200,000	200,000	200,000
Dr P Ashton	1,380,700	—	—	—	1,380,700	1,130,700	250,000
Ms H Zampatti **	—	—	—	—	—	—	—
Dr R Aston * **	1,549,111	—	—	—	1,549,111	1,549,111	—

Total	10,067,013	—	—	—	10,067,013	9,817,013	650,000

Other key management personnel
Mr A Finlay	1,100,000	—	—	—	1,100,000	1,100,000	—
Prof L Canham	851,789	—	—	—	851,789	851,789
Ms L Freedman	237,500	250,000	—	—	487,500	118,750	118,750
Mr M Soja	237,500	250,000	—	—	487,500	118,750	118,750
Dr M Parry-Billings	1,120,000	—	—	(1,120,000)	—

Total	3,546,789	500,000	—	(1,120,000)	2,926,789	2,189,289	237,500

2006
Directors
Dr R Brimblecombe	949,111	375,000	—	—	1,324,111	1,324,111	375,000
Mr G Rezos	3,971,030	1,200,000	—	—	5,171,030	5,171,030	1,200,000
Mr S Lake	242,061	—	—	—	242,061	242,061	—
Dr D Mazzo *	—	200,000	—	—	200,000	—	—
Mr M Rogers *	—	200,000	—	—	200,000	—	—
Dr P Ashton *	—	500,000	—	880,700	1,380,700	880,700	—
Ms H Zampatti *	—	—	—	—	—	—	—
Ms A Ledger **	200,000	—	—	—	200,000	200,000	—
Dr R Aston **	1,549,111	—	—	—	1,549,111	1,549,111	—

Total	6,911,313	2,475,000	—	880,700	10,267,013	9,367,013	1,575,000

Other key management personnel
Dr M Parry-Billings	1,200,000	—	—	(80,000)	1,120,000	720,000	320,000
Mr A Finlay	900,000	200,000	—	—	1,100,000	1,100,000	400,000
Dr A Kluczewska	1,425,000	—	—	—	1,425,000	1,425,000	525,000
Prof L Canham	864,289	—	—	(12,500)	851,789	851,789	112,500
Mr S Connor	444,645	—	—	—	444,645	444,645	125,000
Dr J Ogden	554,708	—	—	(25,000)	529,708	529,708	100,000
Ms L Freedman	—	237,500	—	—	237,500	—	—
Mr M Soja	—	237,500	—	—	237,500	—	—

Total	5,388,642	675,000	—	(117,500)	5,946,142	5,071,142	1,582,500

*	Opening balance at date of appointment
**	Closing balance at date of resignation

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Share	options issued by AION Diagnostics Consolidated Group

2007 disclosures cover the period 1 July 2006 to the date of disposal of AION Diagnostics on 12 April 2007

	Balance at beginning of period	Granted as compen- sation	Exer- cised	Net other change	Balance at end of period	Balance vested and exercis- able at end of period	Options vested during year
	Number	Number	Number	Number	Number	Number	Number
2007
Directors
Dr R Brimblecombe	—	—	—	—	—	—	—
Mr G Rezos	250,000	—	(153,500)	(96,500)	—	—	—
Mr S Lake	—	—	—	—	—	—	—
Dr D Mazzo *	—	—	—	—	—	—	—
Mr M Rogers *	—	—	—	—	—	—	—
Dr P Ashton *	—	—	—	—	—	—	—
Ms H Zampatti *	—	—	—	—	—	—	—
Dr R Aston **	—	—	—	—	—	—	—

Total	250,000	—	(153,500)	(96,500)	—	—	—

Other key management personnel
Dr M Parry-Billings	—	—	—	—	—	—	—
Mr A Finlay	108,760	—	(108,760)	—	—	—	108,760
Prof L Canham	110,840	—	(110,840)	—	—	—	110,840
Ms L Freedman	—	—	—	—	—	—	—
Mr M Soja	—	—	—	—	—	—	—

Total	219,600	—	(219,600)	—	—	—	219,600

2006
Directors
Dr R Brimblecombe	—	—	—	—	—	—	—
Mr G Rezos	250,000	—	—	—	250,000	152,500	152,500
Mr S Lake	—	—	—	—	—	—	—
Dr D Mazzo *	—	—	—	—	—	—	—
Mr M Rogers *	—	—	—	—	—	—	—
Dr P Ashton *	—	—	—	—	—	—	—
Ms H Zampatti *	—	—	—	—	—	—	—
Ms A Ledger **	—	—	—	—	—	—	—
Dr R Aston **	250,000	—	—	(250,000)	—	—	—

Total	500,000	—	—	(250,000)	250,000	152,500	152,500

Other key management personnel
Dr M Parry-Billings	—	—	—	—	—	—	—
Mr A Finlay	98,760	10,000	—	—	108,760	—	—
Dr A Kluczewska	395,040	100,000	—	—	495,040	297,024	297,024
Prof L Canham	65,840	45,000	—	—	110,840	—	—
Mr S Connor	—	—	—	—	—	—	—
Dr J Ogden	—	—	—	—	—	—	—
Ms L Freedman	—	—	—	—	—	—	—
Mr M Soja	—	—	—	—	—	—	—

Total	559,640	155,000	—	—	714,640	297,024	297,024

*	Opening balance at date of appointment
**	Closing balance at date of resignation

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Due to a reorganisation within the AION Diagnostics consolidated group during the 30th June 2006 financial year the options originally issued by AION Diagnostics Limited were cancelled and reissued by AION Diagnostics Inc.

(h)	Other transactions and balances with key management personnel and related parties

All transactions with key management personnel and related parties are made on normal commercial terms and conditions except where indicated.

Consultancy fees and other payments of A$23,000 (2006: A$273,000) were paid to Newtonmore Biosciences Pty Ltd, a company controlled by Dr R Aston. The portion of this amount relating to services performed by Dr Aston has been included in directors’ compensation above.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Consultancy fees and other payments of A$380,000 (2006: A$562,000) were paid to Viaticus Capital Pty Ltd, a company controlled by Mr G Rezos. Of these amounts, A$51,000 (2006: A$562,000) have been included in directors’ compensation above, reflecting Mr Rezos’ service as managing director through 31 July 2006.

Consultancy fees and other payments of A$250,000 were paid in 2006 to Integrin Consulting Pty Ltd, a company controlled by Dr A Kluczewska, and have been included in executives’ compensation above. A further amount of A$147,000 was paid in 2006 to Integrin Consulting Pty Ltd for office staff costs.

During the period 1 July 2006 to the Group’s disposal of AION Diagnostics on 12 April 2007, an amount of A$210,000 (2006: A$53,000) was paid to Mirimar Property Partners Pty Ltd, of which Dr A Kluczewska and Mr G Rezos are partners, for the lease of Mirimar Building office space.

An amount of A$114,000 (2006: A$118,000) was paid to Albion Capital Partners, of which Mr G Rezos is a partner, for sublease of BGC Centre office space. An amount of A$2,000 (2006: A$111,000) was paid to Albion Capital Partners for financial analyst and controller services.

Dr Ashton previously held academic positions at the University of Kentucky Research Foundation (UKRF) and pursuant to agreements between him and UKRF, a portion of the royalties paid by pSivida Inc to UKRF in connection with the Vitrasert product are paid as sub-royalties to Dr Ashton. These payments totalled approximately A$8,000 in 2007 and A$3,000 in 2006 (for the period from the 30 December 2005 date of acquisition of CDS).

Amounts owing to directors and their related parties at 30 June 2007 were A$8,000 (2006: A$3,000). These are included in current payables in Note 11.

An amount of £2,000 (A$4,000) (2006: £54,000 (A$128,000)) was paid or payable to QinetiQ Limited, a shareholder of pSivida Limited and former shareholder of pSiMedica Limited, for the use of laboratory facilities and for patent filing and administration.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

25.	Auditor’s remuneration

	Consolidated		pSivida Limited
	Years Ended June 30,		Years Ended June 30,
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Amounts paid or due and payable to Deloitte
Touche Tohmatsu Australia for:
Audit or review of the financial report of the entity and any other entity of the Group, including
A-IFRS and US statutory filings	970	668	970	668
Taxation services	4	12	4	12

	974	680	974	680

Amounts paid or due and payable to related practices of Deloitte Tohmatsu Australia for:
Audit or review of the financial report of subsidiaries, including A-IFRS and US statutory filings	1,219	819	478	675
Taxation services	35	41	—	—

	1,254	860	478	675

	2,228	1,540	1,452	1,355

Amounts paid or due and payable to other audit firms for:
Audit or review of the financial report of subsidiaries, including A-IFRS and US statutory filings	51	28	51	—
Taxation services	20	4	—	—
Corporate finance services	119	84	119	84

	190	116	170	84

The auditor of pSivida Limited is Deloitte Touche Tohmatsu.

26.	Acquisitions of businesses

Names of businesses acquired	Principal activity	Date of acquisition	Proportion of shares acquired (%)	Cost of acquisition $
2006
Control Delivery Systems Inc (CDS)	Design and develop drug delivery products	30/12/05	100%	116,878,675

The acquisition was an integral part of pSivida’s on-going US growth strategy, creating a global bio-nanotech company specialising in drug delivery, with revenues from existing products and generating long-term value through its diversified late-stage product portfolio. CDS’ portfolio of products and product candidates included two approved and marketed products, one Phase III product and other early-stage product candidates. This combination also provided pSivida with an operating base in the Boston biotech hub, enhancing its overall visibility as well as access to the US scientific and investment communities and brought additional development and regulatory expertise to pSivida’s management team. On completion of the acquisition, CDS was renamed pSivida Inc.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Cost of acquisition comprised of:	$’000
• Cash	114
• 150,844,680 ordinary fully paid shares of pSivida, represented by 15,084,468 American Depositary Shares (ADSs) A$0.71 per share, represented by US$5.169 per ADS	107,100
• 8,991,930 non-vested ordinary shares of pSivida, represented by 899,193 non-vested ADSs A$0.71 per share, represented by US$5.169 per ADS	6,385
• Less: Unearned compensation	(1,509)
• 1,724,460 share options in pSivida, represented by 172,446 options over ADSs	642
• Direct acquisition costs	4,147

116,879

The fair value of the ordinary fully paid shares was based on the ASX published price at the date of exchange. The ASX closing price of pSivida ordinary shares on the 30 December 2005 was A$0.71 per ordinary share.

The fair value of the non-vested ordinary shares has been valued at the same amount per share as the vested ordinary shares. However, the fair value is reduced by an amount of unearned compensation, being the portion of the fair value at the date of exchange related to the future service (vesting) period of the non-vested ordinary shares.

The fair value of the share options has been calculated using the Black-Scholes model.

Included in the net loss for the year ended 30 June 2006 was a loss of A$5,937,000 attributable to the acquired business of CDS (now pSivida Inc). The revenue of the combined entity for the year ended 30 June 2006 would have been A$2,037,000 and the loss after income tax would have been A$36,785,000 had the acquisition of CDS been effected at the beginning of the period rather than on 30 December 2005.

	Control Delivery Systems Inc (CDS)
Net assets acquired	Book value	Fair value adjustment	Fair value on acquisition
	$’000	$’000	$’000
Current assets:
Cash	228	—	228
Trade and other receivables	546	—	546
Other current assets	283	—	283
Non-current assets:
Property, plant and equipment	624	—	624
Deferred tax assets	—	16,591	16,591
In-process R & D	—	34,282	34,282
Patents	—	88,460	88,460
Current liabilities:
Trade and other payables	(3,457)	—	(3,457)
Deferred revenue	(1,826)	—	(1,826)
Provisions	(161)	—	(161)
Non-current liabilities:
Deferred tax liability	—	(49,097)	(49,097)

	(3,763)	90,236	86,473
Goodwill on acquisition			30,406

			116,879

The Group paid a premium for the acquiree as it believed the acquisition would introduce additional synergies to its existing operations.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

Further details of the businesses acquired during the previous financial year are disclosed in Note 18(d).

27.	Sale of Subsidiary

On 12 April 2007, the Company sold its entire interest in AION Diagnostics Inc and its wholly owned subsidiary, AION Diagnostics Limited, to GEM Global Yield Fund, a portfolio management company. Total consideration included cash payments totalling US$1.85 million (A$2.28 million) and a US$1.5 million (A$1.8 million) promissory note due in April 2008. Interest on the note accrues at an annual rate of 8% compounded monthly and due at maturity. The Company recorded a gain on sale of subsidiary of US$3.7 million (A$4.8 million). In addition, the Company granted an exclusive license for non-electronic imaging diagnostic applications of its BioSilicon technology to AION in exchange for sales-based royalties on all commercialized products.

Details of the disposal are as follows:

	Consolidated
	2007	2006
	$’000	$’000
Consideration
Cash and cash equivalents	2,264	—
Note receivable (note 5)	1,815	—

	4,079	—

Book value of net assets sold
Current assets
Cash and cash equivalents	77	—
Trade and other receivables	51	—
Other	5
Non-current assets
Property, plant and equipment	223	—
Current liabilities
Trade and other payables	(430)	—
Inter-company loans	(532)	—

Net liabilities disposed	(606)	—
Gain on disposal	4,844
Foreign exchange loss	(159)

	4,079	—

	Consolidated
	2007	2006
	$’000	$’000
Net cash inflow on disposal
Cash consideration received	2,264	—
Less: cash and cash equivalent balances disposed of	(77)	—

	2,187	—

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

28.	Segment information

(a)	Business segment – primary segment

The Group operates in only one business segment, being the biotechnology sector.

(b)	Geographic segment – secondary segment

	Segment revenues		Segment assets		Acquisition of segment assets
	2007	2006	2007	2006	2007	2006
	$’000	$’000	$’000	$’000	$’000	$’000
United States	2,168	1,324	71,026	151,192	74	153,631
United Kingdom	107	69	27,693	69,300	17	953
Australia	—	—	2,825	12,793	6	319
Singapore	7	—	10	2,201	—	19

Consolidated	2,282	1,393	101,554	235,486	97	154,922

29.	Financial instruments

(a)	Financial risk management objectives

The Group’s principal financial instruments, other than derivatives, comprise convertible note borrowings, cash and short-term deposits. The main purpose of these financial instruments is to raise finance for the Group’s operations. The Group has various other financial assets and liabilities such as trade receivables and trade payables, which arise directly from operations.

The Group does not enter into or trade financial instruments, including derivative financial instruments, for speculative purposes.

The Group’s activities expose it primarily to the financial risks of changes in foreign currency exchange rates and interest rates. The Board reviews and agrees policies for managing each of these risks.

(b)	Significant accounting policies

Details of significant accounting policies and methods adopted, including criteria for recognition, the basis for measurement and the basis on which income and expenses are recognised, in respect of each class of financial asset, financial liability and equity instrument are disclosed in Note 1 to the financial statements.

(c)	Foreign currency risk management

As the group undertakes certain transactions denominated in foreign currencies, exposures to exchange rate fluctuations arise. Exchange rate exposures are managed within approved policy parameters and are not material to the financial statements. Refer to Note 2(b) for quantum of exchange differences arising. No hedging transactions have been undertaken.

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

(d)	Interest rate risk management

The following table sets out the carrying amount, by maturity, of the financial instruments exposed to interest rate risk:

			Floating Interest Rate	Fixed interest rate			Non- interest bearing	Total	Weighted average interest rate
				Less than 1 year	1-5 years	More than 5 years
	Notes		$’000	$’000	$’000	$’000	$’000	$’000%
2007
Financial assets
Cash and cash equivalents	18	(a)	2,598	—	—	—	548	3,146	4.11%
Trade and other receivables	5		1,798	—	—	—	1,159	2,957	4.90%

			4,396	—	—	—	1,707	6,103

Financial liabilities
Trade creditors and accruals	11		—	—	—	—	8,711	8,711	—
Other financial liabilities	13		—	—	—	—	10,444	10,444	—

			—	—	—	—	19,155	19,155

				Fixed interest rate			Non- interest bearing	Total	Weighted average interest rate
			Floating Interest Rate	Less than 1 year	1-5 years	More than 5 years
	Notes		$’000	$’000	$’000	$’000	$’000	$’000%
2006
Financial assets
Cash and cash equivalents	18	(a)	15,028	—	—	—	419	15,447	3.93%
Trade and other receivables	5		—	—	—	—	1,001	1,001	—

			15,028	—	—	—	1,420	16,448

Financial liabilities
Trade creditors and accruals	11		—	—	—	—	7,415	7,415	—
Borrowings	12		—	11,220	3,940	—	—	15,160	8.00%
Other financial liabilities	13		—	—	—	—	2,465	2,465	—

			—	11,220	3,940	—	9,880	25,040

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2007

(e)	Credit risk management

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group. The Group has adopted a policy of dealing with creditworthy counterparties and obtaining sufficient collateral where appropriate, as a means of mitigating the risk of financial loss from default.

The Group’s maximum exposure to credit risk for each class of recognised financial asset is the carrying amount, net of any provisions for doubtful debts, of those assets as indicated in the balance sheet.

(f)	Fair value of financial instruments

The directors consider that the carrying amount of financial assets and financial liabilities recorded in the financial statements approximates their fair values (2006: net fair values). With regard to the convertible notes, the directors believe that at 30 June 2006 there was no significant difference between the carrying value and fair value because the instrument takes into account the risk profile and liquidity of the Company at this stage in its development. As at 30 June 2007, all convertible notes had been redeemed.

DIRECTORS’ DECLARATION

The directors declare that:

(a)	in the directors’ opinion, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due and payable;

(b)	in the directors’ opinion, the attached financial statements and notes thereto are in accordance with the Corporations Act 2001, including compliance with accounting standards and giving a true and fair view of the financial position and performance of the Company and the Group; and

(c)	the directors have been given the declarations required by s 295A of the Corporations Act 2001.

Signed in accordance with a resolution of the directors made pursuant to s 295(5) of the Corporations Act 2001.

On behalf of the directors

/s/ Paul Ashton
Dr P Ashton
Managing Director

Watertown, Massachusetts, United States

28 September 2007

Deloitte Touche Tohmatsu ABN 74 490 121 060

Woodside Plaza Level 14 240 St Georges Terrace Perth WA 6000 GPO Box A46 Perth WA 6837 Australia

DX 206
Tel: +61 (0) 8 9365 7000 Fax: +61 (0) 8 9365 7001 www.deloitte.com.au

Independent auditor’s report to the members of pSivida Limited

We have audited the accompanying financial report of pSivida Limited, which comprises the balance sheet as at 30 June 2007, and the income statement, cash flow statement and statement of changes in equity for the year ended on that date, a summary of significant accounting policies, other explanatory notes and the directors’ declaration of the consolidated entity comprising the company and the entities it controlled at the year’s end or from time to time during the financial year as set out on pages 27 to 99.

Directors’ Responsibility for the Financial Report

The directors of the company are responsible for the preparation and fair presentation of the financial report in accordance with Australian Accounting Standards (including the Australian Accounting Interpretations) and the Corporations Act 2001. This responsibility includes establishing and maintaining internal control relevant to the preparation and fair presentation of the financial report that is free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. In Note 1, the directors also state, in accordance with Accounting Standard AASB 101 Presentation of Financial Statements, that compliance with the Australian equivalents to International Financial Reporting Standards ensures that the consolidated financial statements, comply with International Financial Reporting Standards.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial report based on our audit. We conducted our audit in accordance with Australian Auditing Standards. These Auditing Standards require that we comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial report.

Member of
Deloitte Touche Tohmatsu

Liability limited by a scheme approved under Professional Standards Legislation.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Auditor’s Independence Declaration

In conducting our audit, we have complied with the independence requirements of the Corporations Act 2001.

Auditor’s Opinion

In our opinion:

(a)	the financial report of pSivida Limited is in accordance with the Corporations Act 2001, including:

(i)	giving a true and fair view of the company’s and consolidated entity’s financial position as at 30 June 2007 and of their performance for the year ended on that date; and

(ii)	complying with Australian Accounting Standards (including the Australian Accounting Interpretations) and the Corporations Regulations 2001; and

(b) the consolidated financial statements and notes also comply with International Financial Reporting Standards as disclosed in Note 1.

Material Uncertainty Regarding Continuation as a Going Concern

Without qualifying our opinion, we draw attention to Note 1, ‘Going Concern’ in the financial report which indicates that the consolidated entity incurred a net loss of $122,258,000 during the year ended 30 June 2007 and, as of that date, the consolidated entity’s current liabilities exceeded its current assets by $14,620,000. These conditions, along with other matters as set forth in Note 1, indicate the existence of a material uncertainty which may cast significant doubt about the company and consolidated entity’s ability to continue as going concerns and whether they will realise their assets and extinguish their liabilities in the normal course of business and at the amounts stated in the financial report.

/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU

/s/ Peter Rupp
Peter Rupp
Partner
Chartered Accountants Perth, 28 September 2007